As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-118921

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AXTIVE CORPORATION

(Name of Small Business Issuer in its Charter)

Delaware	7379	13-3778895
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5001 LBJ Freeway, Suite 275

Dallas, Texas 75244

(972) 560-6328

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

G. C. Beachum III

5001 LBJ Freeway, Suite 275

Dallas, Texas 75244

(972) 560-6328

(Name, Address and Telephone Number of Agent For Service)

With copy to:

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201-4761

(214) 999-4544

Attn: Randall G. Ray

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Axtive Corporation

57,440,628 Shares

Common Stock

This prospectus relates to the resale by some of our shareholders of 57,440,628 shares of our common stock.

We will not receive any of the proceeds from the resale of shares offered by the selling shareholders under this prospectus.

Our common stock is traded on the NASD OTC Bulletin Board under the symbol “AXTC.OB.” On October 6, 2004, the last reported sale price of our common stock was $0.65 per share.

This investment involves risks. See “ Risk Factors” beginning on page 2.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements may discuss future expectations, contain projections of results of operations or financial condition of Axtive or state other forward-looking information. When used in this prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions that we believe to be reasonable. Risks and uncertainties include the following:

•	the availability of capital resources, including the cost and availability of financing, to finance our operations, including debt payments, and contemplated growth;

•	our ability to effectively integrate our operations and achieve our operational and growth objectives;

•	the Company’s indebtedness;

•	the competitive nature of the IT and related businesses;

•	customer demand and business and economic cycles;

•	changes in national or international politics and economics; and

•	changes in capital and financial markets.

Important factors that could cause our actual results to be materially different from the forward-looking statements are also discussed under the caption “Risk Factors” and throughout this prospectus.

Before you invest in our common stock, you should be aware that the occurrence of any of the events described in this prospectus under “Risk Factors” and elsewhere in this prospectus could substantially harm our business, and that, upon the occurrence of any of these events, the market price of our common stock could decline and you could lose all or part of your investment.

ii

SUMMARY

The following summary highlights key information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Axtive,” the “Company,” “we,” “us,” and “our” refer to Axtive Corporation and its consolidated subsidiaries unless the context requires otherwise.

The Company

Axtive Corporation, formerly Edge Technology Group, Inc., was incorporated in Delaware in July 1994 and commenced operations in January 1995. We changed the name of our company to Axtive Corporation in October 2002 to better reflect our current business operations and business strategy.

Axtive is a publicly traded company (OTC: AXTC.OB). On December 23, 2003, the Company effected a 1-for-10 reverse share split of all of its common stock. Unless otherwise indicated in this prospectus, all share numbers reflect the 1-for-10 reverse share split for all periods presented.

Axtive’s business model is to acquire technology companies that deliver software products and related professional services to middle-market companies. We currently offer products and services that improve the utilization of business information for middle-market companies within the United States. We expect that current and prospective customers will benefit from integrated business application solutions that are delivered through portal technology or as traditional licensed products. We target companies for acquisition that have existing strategic relationships with Oracle, IBM or Microsoft, which allows us to expand our partnership opportunities as well as expand our resource capability. The technology companies targeted for acquisition are those that operate within the following business sectors and operating business units: (1) Information Technology (“IT”) Professional Services; (2) Business Application Software (“BAS”) comprised of six product groups; and (3) Application Services and Management.

Our acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider.

Initial development of our business model has involved the acquisition of IT Professional Services and Application Services and Management firms that have existing relationships with numerous middle-market customers. Nearly all operations are expected to continue within each operating business unit while a small corporate staff will interface with the capital markets, formulate and manage our overall strategic objectives and oversee all mergers and acquisitions.

We will continue to offer products and services that improve the utilization of business information for middle-market companies, initially within the United States. Subsequent acquisitions are expected to target companies that service or offer software products operating on Oracle, IBM or Microsoft database technologies that support the application service delivery channel and that have existing strategic relationships with Oracle, IBM or Microsoft, allowing us to take advantage of partnership opportunities available only to select parties.

Our principal executive offices are at 5001 LBJ Freeway, Suite 275, Dallas, Texas 75244, and our telephone number at that address is (972) 560-6328.

The Offering

This prospectus relates to the resale by some of our shareholders of up to 57,440,628 shares of our common stock. For a complete description of the transactions in which the selling shareholders received the shares covered by this prospectus, see “Recent Sales of Unregistered Securities.” The selling shareholders will determine when and how they will sell the common stock offered by this prospectus. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before investing in shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Some information in this prospectus may contain “forward-looking” statements that discuss future expectations of our financial condition and results of operation. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Risks Related to the Company

Our capital resources are limited and may not be sufficient to finance our operations and desired level of growth.

Our cash from operations may not be sufficient to finance our capital requirements and our desired level of growth. As of July 31, 2004, we had cash and cash equivalents of $0, a working capital deficit of approximately $6.8 million and approximately $8.5 million of total debt. We have past due amounts with respect to our debt to Merrill Lynch Business Financial Services, Inc. (“MLBFS”) and certain other of our settlement notes debt, as well as outstanding payroll tax and 401(k) obligations. We do not currently maintain a credit facility with any bank or financial institution. We believe that our ability to raise additional financing, either as debt or equity, is further hindered by our continuing operating losses, the low market price of our common stock and the lack of a listing for our stock on a national securities exchange or association.

We expect our liquidity to remain tight throughout the remainder of 2004 and for the six months ending June 30, 2005. We believe our current cash reserves, cash flows created by continuing purchases in 2004 as part of the February 2004 offering, and cash flows generated by our acquired companies may not be sufficient to meet the anticipated needs of the Company’s operations through the end of 2004 and the six months ending June 30, 2005. The Company’s inability to obtain adequate additional funding or generate revenue sufficient to offset the operating costs associated with executing our current business plan could have a material adverse effect on the Company’s ability to continue as a going concern.

We have experienced significant and continuing losses.

The Company has suffered recurring losses from operations and has an accumulated deficit of approximately $54.7 million at June 30, 2004. Of these amounts, approximately $33.5 million had accumulated through March 31, 2001, and is attributable to the Company’s former One-on-One golf video business. Another approximately $6.2 million reflects impairment charges and bad debts stemming from investments and loans made prior to the Company’s creation of its current business plan. For the year ended December 31, 2003, we incurred a net loss of approximately $4.8 million including impairment charges related to goodwill and intangibles of approximately $1.3 million. For the six months ended June 30, 2003, we incurred a net loss of approximately $5.3 million, including loss on extinguishment of debt of approximately $2.8 million and impairment of charges related to goodwill and intangible of approximately $0.3 million.

We believe we will continue to incur losses until we are able to generate sufficient revenues to offset the operating costs associated with executing our new business plan. These losses could limit our ability to grow and to raise new funds and could ultimately jeopardize our ability to remain in business.

We may not be able to carry out our acquisition strategy.

Our business strategy is focused upon making additional acquisitions of software-related technology companies. To be suitable for acquisition by us, these companies must be small enough to be affordable yet profitable. Acquisition candidates may be few in number and may attract offers from companies with greater financial resources than us. Acquisitions involve numerous risks, including, among others, loss of key personnel of the acquired company, difficulties associated with assimilating the personnel and operations of the acquired company, potential disruption of our ongoing business and the maintenance of uniform standards, controls, procedures and policies. While we believe our past acquisitions are compatible with our business plan, we have not experienced success with all of our past acquisitions.

Our acquisition strategy has been adversely affected by our continuing need for additional financing, which limits our ability to seek and complete acquisitions. Although we entered into the convertible acquisition facility with Laurus Master Fund, Ltd. in July 2004, which is described under “Recent Sales of Unregistered Securities,” our ability to access the facility is subject to approval by Laurus and other restrictions. We can provide no assurance that we will be able to locate suitable acquisition targets or that we will be able to complete additional acquisitions. Our business plan will succeed only if we are able to identify, acquire and manage additional acquisitions. There can be no assurance that we will be able to implement our business plan, and failure to effectively implement our business plan will have a material adverse effect on us.

Our current financial condition prevents us from financing an acquisition independently.

Our current financial condition will not allow us to finance additional acquisitions independently. We can offer no assurance that Axtive will be able to obtain financing on acceptable terms or at all in addition to the financing secured in connection with the issuance of our series A convertible preferred stock (“Series A Preferred Stock”) in April 2002 and May 2003, the private placement of our common stock in February 2004, and the convertible acquisition financing facility from Laurus entered into in July 2004, each of which is described under “Recent Sales of Unregistered Securities.” Our ability to access the Laurus facility is subject to approval by Laurus and other restrictions. If we cannot obtain additional financing, we will not be able to complete any future acquisitions and will consequently not be able to successfully implement our business plan.

We depend on major customers.

A small number of our customers account for a significant portion of our revenues. In 2003, our ten largest customers represented approximately 48% of our total revenues, and our largest customer accounting for approximately 12%. No other customer accounted for more than 7% of total revenues in 2003. Our typical customer assignments are short in duration due to the nature of our products and services. Our customers may cancel their contracts on short notice or may reduce their use of our products or services. In late 2003, we lost one major customer, and on April 1, 2004 Oracle Corporation terminated Thinkspark’s Oracle Approved Education Center Agreement. The revenue generated by these two losses totaled approximately 11% of our total revenues in 2003. If any additional significant customer terminates its relationship with us or substantially decreases its use of our products or services, it could have a material adverse effect on our business, financial condition and results of operations.

We depend on our officers and key personnel.

Our prospects depend on the personal efforts of Graham C. Beachum II, our Chairman of the Board and Chief Executive Officer, Graham C. “Scooter” Beachum III, our President and Chief Operating Officer, and other key personnel throughout Axtive and its operating companies to implement our acquisition and operating strategies. The loss of the services of these executives could have a material adverse effect on our business and prospects because of their knowledge and experience of, and contacts within, our industry.

Our success depends, to a significant extent, on the continued contributions, experience and knowledge of our senior management team and key technical and marketing personnel and the key personnel of our operating companies. Our success also depends upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. No assurance can be given that we will be able to successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to do so could have a material adverse effect on our business, results of operation and financial condition. Our ability to attract or retain qualified personnel is adversely affected by our continuing operating losses and need for additional financing.

If we fail to manage our growth and integrate our acquired businesses, our business will be adversely affected.

If the business strategy discussed in this prospectus results in significant growth of our operations, we will be required to implement and improve our operating and financial systems and controls, and expand, train and manage our employee base to manage this growth. To the extent that our management is unable to manage the growth and integration effectively, our business, results of operations and financial condition could be adversely affected. We have not been able to successfully grow or integrate all of our acquired companies, which has led to the termination of some of the acquired businesses. In addition, the integration of the acquired entities and their operations will require our management to make and implement a number of strategic operational decisions. The timing and manner of the implementation of these decisions could materially impact our business operations.

We must attract and retain qualified consultants.

Our future success depends, in part, on our ability to attract and retain adequately trained personnel who can address the changing and increasingly sophisticated technology needs of our customers. While the current employment conditions have lessened our risk somewhat in attracting high caliber consultants, there can be no assurance that such conditions will continue and we will be successful in attracting and retaining the personnel we require to conduct and expand our operations in the future. Our ability to attract or retain qualified personnel is adversely affected by our continuing operating losses and need for additional financing.

We do not rely on long-term contracts.

Although we have many long-standing relationships with our customers, our business depends upon those relationships remaining positive and our ability to develop new customers rather than upon long term contracts. If any significant customer terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our relationship with Oracle.

We have a significant relationship with Oracle as an implementation partner. In the event Oracle products become less desirable or competitive in the marketplace, the need for our implementation services would lessen and we could suffer a material adverse effect.

Our services are provided in the form of projects.

We provide and intend to continue to provide project services to our customers. Projects are distinguishable from the provision of other professional services by the level of responsibility we assume. In a typical project, we assume major responsibility for the management of the project and/or the design and implementation of specific deliverables based upon customer-defined requirements. As our project engagements become larger and more complex and often must be completed in increasingly shorter time frames, it becomes more difficult to manage the project, increasing the likelihood of mistakes. In addition, our projects often involve applications that are critical to our customer’s business. Our failure to timely and successfully complete a project and meet our customer’s expectations could have a material adverse effect on our business, results of operations or financial condition. Such adverse effects may include delayed or lost revenues, additional services being provided at no charge and a negative impact to our reputation. In addition, claims for damages may be brought against us, regardless of our responsibility, and our insurance may not be adequate to cover such claims. Our contracts generally limit our liability for damages that may arise in rendering our services. However, we cannot be sure these contractual provisions will successfully protect us from liability if we are sued. We sometimes undertake projects on a fixed-fee basis or cap the amount of fees we may bill on a time and materials basis. Any increased or unexpected costs or unanticipated delays could make such projects less profitable or unprofitable and could have a material adverse effect on our business, results of operations and financial condition.

The market for our services is competitive.

We operate in a competitive industry. We believe that we currently compete principally with IT professional services firms, technology vendors and internal information systems groups. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. There can be no assurance that we will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Our operating results may be difficult to predict.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly revenues or operating results generally include:

•	costs relating to the expansion of our business;

•	the extent and timing of business acquisitions;

•	our ability to obtain new and follow-on customer engagements;

•	the timing of assignments from customers;

•	our consultant utilization rate, including our ability to transition employees quickly from completed assignments to new engagements;

•	the seasonal nature of our business due to variations in holidays and vacation schedules;

•	the introduction of new services by us or our competitors;

•	price competition or price changes; and

•	our ability to manage costs and economic and financial conditions specific to our customers.

Quarterly sales and operating results can be difficult to forecast, even in the short term. Due to all of the foregoing factors, it is possible that our revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the price of our common stock would likely be materially adversely affected.

We may be subject to potential liabilities (known and unknown) for acts and omissions of our acquired companies.

Although the Company takes reasonable steps including, among others, conducting due diligence, obtaining indemnification protection from sellers, withholding of consideration to ensure compliance with representations and warrants of the selling shareholders, requiring audits from a recognized independent accounting firm and maintaining a protective legal structure, to protect itself, liabilities could arise that were unknown and obligations stemming from known liabilities could expand, either of which could have a material negative impact on the Company.

Risks Related to Our Common Stock

The shares eligible for future sale may further decrease the price of our Common Stock.

If our stockholders sell substantial amounts of their common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. As a result of the private placement of our common stock in February 2004 and the related conversion of our outstanding preferred stock into common stock, which is described under “Recent Sales of Unregistered Securities,” we have a substantial number of outstanding shares of common stock that are restricted securities. These shares are subject to demand and incidental registration rights, and 46,690,628 of these shares are registered to be sold as part of this prospectus. The sale of a substantial number of shares of our common stock may adversely affect the prevailing price of our common stock in the public market and may impair our ability to raise capital through the sale of our equity securities.

There are also a substantial number of outstanding options to purchase shares of our common stock. The exercise of any of these options would also have a dilutive effect on our stockholders. Furthermore, holders of options are more likely to exercise them at times when we could obtain additional equity capital on terms that are more favorable to us than those provided in the options. As a result, exercise of the options may adversely effect the terms of future financings and would require us to issue significant amounts of our common stock at the time of exercise.

Our common stock is not listed on any exchange or automated quotation system, which adversely affects its liquidity and market price.

Our common stock currently trades on the OTC Bulletin Board. The lack of a listing on one of the national securities exchanges or automated quotation systems adversely affects the liquidity and market price of our common stock.

Our common stock is subject to the “penny stock” rules, which may make it a less attractive investment.

Our common stock is currently subject to the “penny stock” rules. The SEC has adopted rules that define a “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for the purchaser, must have received the purchaser’s written consent to the transaction prior to the sale, must disclose the commissions payable to both the broker-dealer and the registered representative and must provide current quotations for the securities. Additionally, if the broker-dealer is selling the securities as a market maker, the broker-dealer must disclose that fact and that the broker-dealer is presumed to exercise control over the market. Finally, a monthly statement must be sent to the account holder disclosing recent price information and information on the limited market in the particular stock.

As a result of the additional suitability requirements, additional disclosure requirements and additional sales practices imposed by the penny stock rules, both the willingness and ability of a broker-dealer to sell our common stock and the ability of holders of our common stock to sell their securities in the secondary market may be adversely effected.

A small number of stockholders could exercise control over Axtive, which may raise conflicts of interest.

A small number of stockholders, some of which comprise an affiliated group, own a sufficient amount of our common stock to exercise significant control over our business and our policies and affairs and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, all in a manner that could conflict with the interests of other stockholders.

Our right to issue preferred stock and anti-takeover provisions under Delaware law could make a third party acquisition of us difficult.

Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us without the approval of our board of directors. Additionally, Delaware corporate law imposes certain restrictions on corporate control transactions that could make it more difficult for a third party to acquire us without the approval of our board of directors.

LEGAL PROCEEDINGS

Proceedings Against ThinkSpark

In October 2002, a former employee and shareholder filed a suit against ThinkSpark, certain of its subsidiaries, and certain of its directors and shareholders seeking damages in the amount of $612,000 for breach of a severance agreement. Effective with Axtive’s acquisition of ThinkSpark, ThinkSpark entered into a mutual release agreement with the former employee. In exchange for mutual releases of all claims, ThinkSpark agreed to issue to the former employee a promissory note in the amount of $169,000, a portion of which represented the merger consideration payable to the former employee and stockholder. The promissory note bears interest at 6% per year and is payable on a monthly basis amortized over 18 months. The former employee agreed to then abate his lawsuit and, upon payment in full of the promissory note, to dismiss all claims against ThinkSpark and the other defendants. As of June 30, 2004, the balance remaining due and outstanding was $133,000, including past due payments of $84,000, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. As no payments had been made on the promissory note since October 2003, the former employee attempted to seek a default judgment against the former ThinkSpark directors and stockholders named in the lawsuit, which was avoided as a result of answers filed by those individuals. In August 2004, the Company restructured the settlement obligation to reduce the amount due under the note to $50,000, due and payable in an initial payment and four monthly installments. Thinkspark made the first two payments on a timely basis and intends to pay the remaining three installments on a timely basis. The final installment is due on or before November 30, 2004. Additionally, the Company issued the former employee 100,000 shares of our common stock.

ThinkSpark was sued in state court in Cuyahoga County, Ohio, for breach of a November 1998 lease agreement for office space in Cleveland, Ohio, which has been vacated by ThinkSpark. The landlord obtained a judgment in March 2003 for approximately $203,000 plus 10% per year until paid and all costs, including collection costs. The landlord has sought to domesticate the judgment in state court in Texas and ThinkSpark has been served with post-judgment discovery. ThinkSpark has been in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $50,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability.”

In August 2003, ThinkSpark was sued in Greene County, Ohio for breach of a November 1998 lease agreement extension for office space in Dayton, Ohio, which has been vacated by ThinkSpark. In September 2003, the landlord obtained a judgment for $55,556 plus post-judgment interest of 10% per year until paid and all of the landlord’s costs in connection with the lawsuit. ThinkSpark has been in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $56,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability.”

Other Legal Proceedings

In February 2004, The Visionary Group, Inc., a now-defunct subsidiary of the Company, was notified by Debt Acquisition Company of America (“DACA”) that a bankruptcy claim totaling $48,000 that was sold for

$21,600 by The Visionary Group to DACA had been disallowed by the bankruptcy court and DACA was seeking return of the full $21,600. DACA has threatened legal action against The Visionary Group and the Company. The Visionary Group has notified DACA that The Visionary Group ceased business in December 2002 and has no assets or operations. We do not believe that this matter will have a material adverse effect on our financial condition or results of operations.

In July 2004, two of the Company’s subsidiaries, UDT Consulting, Inc. and Virtually There, Inc., received notification from the Trustee of DIC Creditors’ Trust that it seeks to obtain reimbursement of avoidable payments on behalf of the Estate of Daisytek, Incorporated. The Trustee claims that transfers in the amounts of approximately $51,000 and $33,000 which were made to UDT Consulting and Virtually There, respectively, were made within 90 days of Daisytek filing for protection under Chapter 11 of the US Bankruptcy Code and that these transfers constitute avoidable preference payments. We believe that we have strong defenses for both claims and, therefore, have not recorded a liability related to such claims. We believe the claims will have no material adverse effect on our financial condition or results of operations.

The Company is involved in other legal proceedings arising in the ordinary course of business and has several judgments totaling approximately $12,000 pending against it. As of June 30, 2004, the judgments are recorded in “Other liabilities” on the accompanying consolidated balance sheets. In June 2004, one previously recorded judgment for $34,000 was settled for $12,000; the gain is included in “(Gain)/loss on extinguishment of debt” on the accompanying consolidated statements of operations for the three and six months ended June 30, 3004. We do not expect the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows of the Company as a whole. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

Axtive and its subsidiaries are involved in other legal proceedings arising in the ordinary course of business. We believe that none of these other legal proceedings will have a material adverse effect on our financial condition or results of operations.

PROPERTIES

Our principal executive and administrative offices are presently located at 5001 LBJ Freeway, Suite 275, Dallas, Texas 75244. We lease our office space, and each of the office locations and property details are set forth in the following table:

Description	Address	Square Feet	Lease Expiration

Virtually There	411 West Seventh Street, Suite 200 Fort Worth, Texas 76102	2,962	Month-to-Month

ThinkSpark	5001 LBJ Freeway, Suite 275 Dallas, TX 75244	8,230	August 2007

	3305 Northland Dr., Suite 402 Austin, TX 78731	1,857	February 2006

	4100 NW Loop 410, Suite 103 San Antonio, TX 78229	1,992	October 2007

	1601 NW Expressway, Suite 850 Oklahoma City, OK 73118	5,028	February 2006

TERMINATING LEASES(1)

Houston, Texas		5,959	December 2006

Cleveland		6,219	December 2003

Dayton		3,138	January 2004

(1)	Terminating leases represent properties acquired as part of the ThinkSpark acquisition but are no longer needed. The Company is currently in negotiations with the respective landlords and intends to settle any remaining obligations at less than full value. One settlement totaling $55,000 has been agreed to by one landlord. Per the terms of the settlement, we made a $27,500 payment in March 2004, and in August 2004, we made an additional $5,000 payment; the balance of $22,500 was due in April 2004. The remaining obligations that have not yet been resolved under terminating leases could total approximately $268,000.

We believe our facilities are generally in good condition and are adequate for our current level of operations. We believe that suitable additional or alternative space will be available as needed.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Common Stock Price Range

Our common stock is quoted on the OTC Bulletin Board under the symbol “AXTC.OB.”

The following table shows, for the periods indicated, the range of high and low bid information for our common stock as reported by the OTC Bulletin Board. Any market for our common stock should be considered sporadic, illiquid and highly volatile. Prices reflect inter-dealer quotations, without adjustment for retail markup, markdowns or commissions, and may not represent actual transactions. Our common stock’s trading range during the periods indicated is as follows:

Year Ending December 31, 2002	High	Low
1st quarter	$10.00	$5.00
2nd quarter	$7.80	$3.50
3rd quarter	$5.10	$1.10
4th quarter	$4.00	$1.20

Year Ending December 31, 2003	High	Low
1st quarter	$2.70	$1.70
2nd quarter	$2.50	$1.00
3rd quarter	$2.50	$1.00
4th quarter	$3.00	$0.80

Year Ending December 31, 2004	High	Low
1st quarter	$1.35	$0.57
2nd quarter	$0.85	$0.40
3rd quarter	$0.45	$0.20
4th quarter (through October 15, 2004)	$0.65	$0.51

As of October 15, 2004 there were 43,426,280 shares of common stock issued and outstanding and 151 holders of record of our common stock.

Market Price

When the trading price of our common stock is below $5.00 per share, our common stock is considered to be a “penny stock” which is subject to rules promulgated by the SEC (Rules 15g-1 through 15g-9) under the Securities Exchange Act of 1934, as amended. These rules impose significant requirements on brokers under these circumstances, including: (1) delivering to customers the SEC’s standardized risk disclosure document; (2) providing to customers current bids and offers; (3) disclosing to customers the broker-dealers and sales representative compensation; and (4) providing to customers monthly account statements.

Dividends

We have not paid cash dividends on our common stock since the inception of the Company, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain our earnings, if any, to finance the further implementation of our business plan and for general corporate purposes. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions and other factors that our board of directors deems relevant. In addition, the payment of cash dividends on our shares of common stock is prohibited by the terms of our Series A Preferred Stock.

Holders of our Series A Preferred Stock were entitled to receive an 8% cumulative dividend payable, when and if declared by the board of directors, in cash or in additional shares of stock. As of December 31, 2003, undeclared dividends payable to holders of the Series A Preferred Stock totaled approximately $732,024. On February 26, 2004, all of our outstanding shares of Series A Preferred Stock, together with all accrued and unpaid dividends, were converted into shares of our common stock. See “Recent Sales of Unregistered Securities” and “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources.”

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

(as of December 31, 2003)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1996 Stock Incentive Plan)	85,000	23.10	0
Equity compensation plans approved by security holders (2002 Stock Incentive Plan)	1,309,550	3.44	3,690,450
Equity compensation plans not approved by security holders	240,000	8.55	N/A
Total	1,634,550	5.48	3,690,450

1996 Employee Stock Option Plan

In April 1996, we adopted the 1996 Stock Option Plan, which was amended most recently in August 2000. The 1996 Plan provides for the granting to directors, officers, key employees and consultants of up to 50,000 shares of common stock in a year. Grants of options may be incentive stock options or non-qualified stock options and will be at such exercise prices, in such amounts, and upon such terms and conditions, as determined by the board of directors or the compensation committee of the board of directors. The term of any option may not exceed ten years. In August 2000, the 1996 Plan was amended to increase the number of shares reserved for issuance to 100,000 shares of our outstanding common stock.

During 2000 and 2001, stock option grants were made by the board of directors that would cause the number of options issued under the 1996 Plan to exceed the number authorized under the plan. As described below, such grants were transferred to the 2002 Stock Incentive Plan and were approved by the stockholders. As of December 31, 2003, there were options exercisable for 85,000 shares of common stock outstanding under the 1996 Plan, which are held by one optionee, and none available for future grants.

2002 Stock Incentive Plan

In June 2002, the Company adopted the 2002 Stock Incentive Plan, which provides for the issuance of non-qualified stock options and incentive stock options as well as restricted stock awards, unrestricted stock awards, performance stock awards, dividend equivalent rights, stock appreciate rights (in connection with options) and long-term performance awards to eligible employees, officers, independent consultants and directors of the Company and its subsidiaries. Under the terms of the 2002 Plan, options to purchase common stock are generally granted at not less than fair market value, become exercisable as established by the administering committee of the board of directors and generally expire ten years from the date of grant. If any shares reserved for an award are forfeited, repurchased or any such award otherwise terminates without a payment being made to the participant in the form of stock, such shares underlying such award will also become available for future awards under the 2002 Plan.

RECENT SALES OF UNREGISTERED SECURITIES

Securities Purchase Agreement with Laurus Master Fund, Ltd.

In July 2004, we entered into a three-year senior secured convertible variable rate term note, for a total principal amount of $4,000,000, with Laurus Master Fund, Ltd. The note bears a variable interest rate of Wall Street Journal Prime plus 2%, with a 6% minimum, subject to possible future adjustments based on our common stock price that may reduce the rate. The repayment terms consist of monthly amortizing payments of the outstanding principal plus interest, both payable in either cash or Axtive common stock, or a combination. The net note proceeds of $3.8 million, after payment of fees and expenses, were required to be placed in a restricted cash account under the dominion and control of Laurus. The net note proceeds are intended to be used for acquisitions and any release of the proceeds is subject to the approval of Laurus. The note is secured by the depositary account and any funds distributed from the account will be secured by the accounts receivable and other assets of any acquired company, as well as pledge of its capital stock or other equity. If we elect or are required to make payments under the note in cash, the payments will be at 101% of the monthly principal amount due. If we satisfy certain conditions to make payments with shares of our common stock, the number of shares will be determined based upon a fixed conversion price of $0.40, which is based upon 102% of the 10-day average closing prices prior to the closing and which will remain fixed for the term of the note subject to adjustments upon the occurrence of certain events. Therefore, the total principal amount of the note is convertible into 10,000,000 shares of common stock. Generally, if we elect to prepay all or part of the outstanding principal of the note, we will be subject to substantial prepayment penalties of 20% or 30%. As part of the Laurus transaction, we issued Laurus warrants to purchase 750,000 shares of common stock at an exercise price equal to 120% of the fixed conversion price, or $0.48 per share.

We also entered into a Registration Rights Agreement, dated July 30, 2004, with Laurus. Pursuant to the terms of the Laurus Registration Rights Agreement, we are required to register the shares of common stock issuable upon the conversion of the Laurus note and upon exercise of the Laurus warrants, and those shares are included in this prospectus.

Private Placement of Common Stock

Pursuant to a Subscription and Securities Purchase Agreement, dated February 26, 2004, we agreed to sell a total of 39,375,641 shares of our common stock at a purchase price of $.07687 per share to B/K Venture Capital, LLP, Sandera Partners, L.P., G. C. Beachum III, W. Robert Dyer, Jr., Jack E. Brown, GCA Strategic Investments Fund Limited, Paul Morris and U.S. Technology Investors, LLC in a private offering. We issued 23,459,087 of these shares on February 26, 2004 and 571,090 of these shares on March 5, 2004. Pursuant to the terms of the February 2004 Purchase Agreement, B/K Venture Capital, LLP and Sandera Partners, L.P. agreed to purchase the additional 15,345,464 shares of common stock on a monthly basis, in varying amounts, from March 2004 to November 2004. All of the purchases, pursuant to the February 2004 private offering, that have been completed prior to the date of this prospectus are listed below. Each of the purchasers in the February 2004 private offering are parties to a Registration Rights Agreement, dated February 26, 2004. Pursuant to the terms of the February 2004 Registration Rights Agreement, each of the purchasers in the February 2004 private offering have exercised their incidental registration rights to include their shares of common stock in this prospectus.

As consideration for the February 26, 2004 issuances, we received gross proceeds of approximately $1.8 million, consisting of $1.05 million in cash and $780,000 in consideration of the conversion of promissory notes and related warrants issued by Axtive. Of the net cash proceeds, after paying legal expenses related to the offering, we have used $167,000 to repay short-term notes and a 12% promissory note issued to one of our investors, $456,000 to satisfy past due liabilities and $296,000 to settle judgments and promissory notes from prior acquisitions. The balance was used for working capital and general corporate purposes. As consideration for the March 5, 2004 issuance, we received $43,900 in consideration of the conversion of a promissory note and related warrant issued by Axtive to U.S. Technology Investors, LLC.

The additional purchases by B/K Venture Capital, LLP and Sandera Partners, L.P. were established as contractual commitments subject only to our delivery of an appropriate officers’ certificate on the scheduled closing date, or other mutually agreed date, which would reaffirm our representations and warranties, fulfillment of customary conditions to closing, and performance of covenants. We have received additional gross proceeds of $732,500 from B/K Venture Capital, LLP and Sandera Partners, L.P. in connection with their monthly purchases from March 2004 through July 2004, all of which was used or will be used for working capital and general corporate purposes. Closing of the additional purchases scheduled for August, September, and October 2004 is pending upon completion of funding by B/K Venture Capital, LLP and Sandera Partners, L.P.

We paid no commissions in connection with issuance of the new shares of common stock in 2004. The new shares of common stock were issued by the Company in reliance upon an exemption from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act. A Form D was filed with the SEC.

Summary of the February 2004 Private Offering

Purchaser	Number of Shares of Common Stock Purchased	Consideration	Closing Date
B/K Venture Capital, LLP	8,455,768	$650,000	February 26, 2004
B/K Venture Capital, LLP	2,601,775	$200,000	March 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	April 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	May 19, 2004
B/K Venture Capital, LLP	936,639	$72,000	June 25, 2004
B/K Venture Capital, LLP	936,639	$72,000	August 11,2004
B/K Venture Capital, LLP(1)	936,639	$72,000	August 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	September 24, 2004
B/K Venture Capital, LLP	936,631	$71,000	October 26, 2004
B/K Venture Capital, LLP	936,630	$71,615	November 26, 2004
Sandera Partners, L.P.	4,813,284	$370,000	February 26, 2004
Sandera Partners, L.P.	1,092,746	$84,000	March 26, 2004
Sandera Partners, L.P.	521,981	$40,125	April 26, 2004
Sandera Partners, L.P.	521,981	$40,125	May 19, 2004
Sandera Partners, L.P.	521,981	$40,125	June 25, 2004
Sandera Partners, L.P.	521,981	$40,125	August 11, 2004
Sandera Partners, L.P.(2)	521,981	$40,125	August 26, 2004
Sandera Partners, L.P.	521,981	$40,125	September 24, 2004
Sandera Partners, L.P.	521,981	$40,125	October 26, 2004
Sandera Partners, L.P.	521,981	$40,125	November 26, 2004
W. Robert Dyer, Jr.	325,222	$25,000	February 26, 2004
G. C. Beachum, III	174,853	Conversion of note in original principal amount of $13,441 and warrants exercisable into 67,205 shares of common stock	February 26, 2004
Jack E. Brown	733,831	Conversion of note in original principal amount of $56,410 and warrants exercisable into 282,050 shares of common stock	February 26, 2004

Purchaser	Number of Shares of Common Stock Purchased	Consideration	Closing Date
GCA Strategic Investment Fund Limited	8,695,951	Conversion of note in original principal amount of $668,463 and warrants exercisable into 3,342,315 shares of common stock	February 26, 2004
Paul Morris	260,178	Conversion of note in original principal amount of $20,000 and warrants exercisable into 100,000 shares of common stock	February 26, 2004
U.S. Technology Investors, LLC	571,090	Conversion of note in original principal amount of $43,900 and warrants exercisable into 219,500 shares of common stock	March 5, 2004

(1)	B/K Venture Capital, LLP agreed to purchase an aggregate of 18,532,638 shares of common stock pursuant to the February 2004 Purchase Agreement, of which 3,728,539 shares of common stock remain to be purchased on the indicated closing dates or on earlier or later dates as mutually agreed.

(2)	Sandera Partners, L.P. agreed to purchase an aggregate of 10,081,878 shares of common stock pursuant to the February 2004 Purchase Agreement, of which 2,087,924 shares of common stock remain to be purchased on the indicated closing dates or on earlier or later dates as mutually agreed.

Conversion of Preferred Stock

On February 26, 2004, all of the holders of the Series A Preferred Stock elected to convert their outstanding shares of Series A Preferred Stock into common stock. In accordance with the terms of the Series A Preferred Stock, the conversion price was $1.00 per share. In addition, our board of directors declared the cumulative dividends on the Series A Preferred Stock that had accumulated through February 26, 2004, which totaled $823,221. Pursuant to the terms of the Series A Preferred Stock, these dividends were paid through the issuance of common stock at the same rate that the Series A Preferred Stock was converted into common stock. A total of 7,648,221 shares of our common stock was issued, comprised of 6,825,000 shares for the conversion of 6,825 shares of Series A Preferred Stock and 823,221 shares in payment of the preferred dividends. At the same time as this conversion, the preferred stockholders agreed to waive and terminate all warrants issued in conjunction with their previous purchases of Series A Preferred Stock.

Each of the holders of the Series A Preferred Stock is a party to a Registration Rights Agreement, dated May 23, 2003, or a Restated Registration Rights Agreement, dated May 23, 2003. Pursuant to the terms of the these Registration Rights Agreements, all of the following holders of converted Series A Preferred Stock except Kerry Osborne have exercised their incidental registration rights to include their shares of common stock in this prospectus.

Summary of the Series A Preferred Stock Conversions

Series A Preferred Stock Holder	Number of Shares of Common Stock Received
Sandera Partners, L.P.	2,571,660
GCA Strategic Investment Fund Limited	1,129,998
Global Capital Funding Group, L.P.	1,441,663
Paul Morris	115,333
Jack E. Brown	115,333
Alexander C. Rankin	115,333
Rex V. Jobe	69,200
U.S. Technology Investors, LLC	92,267
Demand Aggregation Solutions, LLC (1)	1,272,000
Beachum Investments, LLC	381,600
Kerry Osborne	159,000
Graham C. Beachum III	184,834

(1)	Demand Aggregation Solutions, LLC subsequently transferred these shares to certain of its members and a portion of the shares were then transferred to B/K Venture Capital, LLP, an affiliate of two of the members.

USE OF PROCEEDS

We will not receive any of the proceeds of the sale of the common stock offered by this prospectus.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus. This discussion and analysis contains certain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in our filings with the SEC and, specifically, the risk factors set forth “Risk Factors.”

General

Our business model is to acquire technology companies that deliver software products and related professional services to middle-market companies. We currently offer products and services that improve the utilization of business information for middle-market companies within the United States. We expect that current and prospective customers will benefit from integrated business application solutions that are delivered through portal technology or as traditional licensed products. We target companies for acquisition that have existing strategic relationships with Oracle, IBM or Microsoft, which allows us to expand our partnership opportunities as well as expand our resource capability. The technology companies targeted for acquisition are those that operate within the following business sectors and operating business units: (1) Information Technology (“IT”) Professional Services; (2) Business Application Software (“BAS”) comprised of six product groups; and (3) Application Services and Management.

Our acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider.

Initial development of our business model has involved the acquisition of IT Professional Services and Application Services and Management firms that have existing relationships with numerous middle-market customers. Subsequent acquisitions are expected to target companies that service or offer software products operating on Oracle, IBM or Microsoft database technologies that support the application service delivery channel. Nearly all operations are expected to continue within each operating business unit while a small corporate staff will interface with the capital markets, formulate and manage our overall strategic objectives and oversee all mergers and acquisitions.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Revenue.  As a result of our acquisitions in 2002 and the ThinkSpark acquisition in May 2003, revenues increased $6.4 million to $8.8 million for the year ended December 31, 2003 from $2.4 million for the year ended December 31, 2002. This increase includes $5.9 million generated by ThinkSpark, and an increase in revenue of $500,000 from the companies acquired in 2002. Gross margins across all businesses averaged 40.5% in 2003 as compared to 43.0% in 2002. This decline is primarily due to the revenue associated with the large volume of government contracts, which yield lower margins, since the acquisition of ThinkSpark in May 2003.

General and Administrative Expenses.  General and administrative expenses increased $2.6 million, or 80.6% to $5.7 million for the year ended December 31, 2003 from $3.1 million for the year ended December 31, 2002. This increase primarily includes $2.2 million of general and administrative expenses for ThinkSpark, a $170,000 increase in general and administrative expenses relating to the 2002 acquisitions, and an increase in legal and other professional expenses of $230,000 partially offset by a reduction in the third quarter of office and accounting personnel and the related costs.

Marketing Expenses.  Marketing expenses increased $255,200 to $438,300 for the year ended December 31, 2003 from $183,100 for the year ended December 31, 2002. This increase in expenses is primarily related to salaries and bonuses of internal sales and marketing personnel stemming from the acquisitions in 2002 and 2003.

Bad Debt.  Bad debt expense in 2003 primarily reflects reserves recorded against receivables of UDT Consulting, Inc. Bad debt expenses in 2002 reflected the $1,037,500 recovery of amounts written off in 2001 with respect to a September 2000 loan that was subsequently settled in 2002 and all rights sold to a third party.

Depreciation and Amortization Expenses.  The depreciation expense of $269,800 for the year ended December 31, 2003 is related primarily to the property and equipment acquired through the acquisitions. The amortization expense of $741,100 relates to non-competition agreements entered into with former employees of the acquired companies and our Oracle partnership and government contracts assumed in the ThinkSpark acquisition.

Impairment of Assets.  In late 2002, as a result of eliminations or delays on significant contracts and an overall decline in the market, The Visionary Group’s revenue fell below acceptable levels and operations were ceased. As such, the goodwill recorded as part of the acquisition was written off and is included as an impairment of assets for the year ended December 31, 2002. In late 2003, due to a loss of significantly all contracts and an overall decline in the market, revenue for UDT Consulting fell below acceptable levels and the remaining operations of UDT Consulting were consolidated under another of the Company’s subsidiaries. As such, the goodwill recorded as part of the acquisition was written off and is included as an impairment of assets for the year ended December 31, 2003. Additionally, based on annual third party valuations performed during the third and fourth quarters of 2003 for all the intangibles and goodwill, we also recorded a partial impairment of the goodwill recorded as part of the Media Resolutions acquisition and an impairment of the intangibles recorded as part of the acquisition of the Axtive trademark and other tangible assets.

Interest Expense.  Interest expense increased $247,800 to $313,700 for the year ended December 31, 2003 from $65,900 for the year ended December 31, 2002. Interest expense in 2002 was attributable to certain loans that were converted into equity in April 2002 with the issuance of preferred stock and the cost of factoring receivables by our subsidiary, UDT Consulting. Interest expense in 2003 reflects primarily the cost of factoring receivables by two of our subsidiaries, UDT Consulting and ThinkSpark, and seven month’s interest expense on the installment note and settlement agreements entered into as a result of the ThinkSpark acquisition.

Gain on Extinguishment of Debt.  Gain on extinguishment of debt for the year ended December 31, 2003 includes $390,000 for a reduction in the final settlement of the amounts owed to UDT Consulting for full and final consideration of the purchase price.

Management Fees.  Management fees for the years ended December 31, 2003 and 2002 consist of fees we received from PurchasePooling Solutions, Inc. and Demand Aggregation Solutions, LLC (“DAS”) for services of our Chief Executive Officer, President and other Axtive employees to manage the day-to-day affairs of PurchasePooling and DAS. See Note 5, “Related Party Transactions,” to our annual consolidated financial statements included elsewhere in this prospectus.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Net Revenues.  Revenues increased $1.2 million to $3.9 million for the six months ended June 30, 2004 from $2.7 million for the six months ended June 30, 2003. This increase includes $2.4 million additional revenue generated by ThinkSpark, offset by a decrease in revenue of $1.2 million from our UDT Consulting subsidiary primarily due to the loss of several significant contracts and an overall decline in the market. The remaining UDT contractual obligations were consolidated under ThinkSpark Corporation in December 2003; however, during the six months ending June 30, 2004 all remaining UDT Consulting contracts were terminated. We anticipate a decline in revenue for continuing quarters due to the loss of Oracle education, which has averaged approximately

$150,000 of gross revenue during the prior four quarters, and a significant reduction in the scope of work for another major customer, which has averaged approximately $325,000 in gross revenue during the prior three quarters. Both events occurred during the three months ended June 30, 2004. Gross margins across all businesses averaged 42.8% during the six months ended June 30, 2004 as compared to 42.4% during the six months ended June 30, 2003. The slight increase is due primarily to the lower percentage of government contracts, which yield lower margins, in relation to all contracts during the three months ended June 30, 2004 as compared to the three months ended June 30, 2003; offset by the opposite effect during the first three months of 2004 as compared to 2003.

General and Administrative Expenses.  General and administrative expenses increased $148,000, or 6.8%, to $2.33 million for the six months ended June 30, 2004 from $2.18 million for the six months ended June 30, 2003. This increase consists of $742,000 of additional general and administrative expenses for ThinkSpark and an increase of $95,000 related to penalties and interest on past due payroll tax deposits and late 401(k) contributions. The increases were offset by a $434,000 decrease due to the elimination of all UDT Consulting overhead costs as a result of the cessation of the separate UDT Consulting IT Professional Business Services business in December 2004, a $68,000 write-off of old Visual Edge liabilities, a $25,000 decrease in rental expenses, and a $162,000 decrease in salaries and related expenses due to headcount reduction for Axtive and the other companies acquired in 2002.

Depreciation and Amortization Expenses.  Depreciation expense increased $8,600 to $130,500 for the six months ended June 30, 2004 from $121,900 for the six months ended June 30, 2003. The increase is primarily related to five additional months of depreciation of the assets acquired in the ThinkSpark acquisition, offset by software used by Axtive that became fully depreciated in 2003, the sale of office equipment from a number of our subsidiary satellite offices, and the write-off of leasehold improvements on the former ThinkSpark main office location. Amortization expense increased $463,800 to $600,100 for the six months ended June 30, 2004 from $136,300 for the six months ended June 30, 2003. The increase is due to an additional five months of amortization related to non-competition agreements entered into with ThinkSpark employees and our Oracle partnership and government contracts acquired in the ThinkSpark acquisition.

Loss on Extinguishment of Debt.  Loss on extinguishment of debt for the six months ended June 30, 2004 includes a loss of $2,891,800 related to the extinguishment of short-term notes payable totaling $802,200 and notes warrants valued at $2,306,000 through the issuance of 10,435,903 shares of common stock valued at $6,000,000. This loss was partially offset by a $78,500 reduction in the lease termination liabilities entered into as a result of the ThinkSpark acquisition and $27,000 gain on the settlement of two lawsuits.

Loss on the Disposal of Property and Equipment.  Loss on the disposal of property and equipment for the six months ended June 30, 2004, includes a $69,100 loss on the write-off of leasehold improvements on the former ThinkSpark main office location and a $4,600 loss on furniture and equipment abandoned with the closing of ThinkSpark’s Las Vegas office, offset by a gain of $24,400 on the sale of office equipment from a number of our subsidiary satellite offices.

Impairment of Assets.  During the six months ended June 30, 2004, we were notified that ThinkSpark’s contract as an Oracle Approved Education Center and an authorized reseller of Oracle education prepaid credits was terminated. As such, the intangible asset recorded as part of the ThinkSpark acquisition allocated to “Oracle partnership” that had a carrying value of approximately $303,000 was written off and is included as an impairment of assets for the three months ended June 30, 2004.

Interest Expense.  Interest expense increased $769,000 to $853,000 for the six months ended June 30, 2004 from $84,000 for the six months ended June 30, 2003. Interest expense for the first six months of 2003 primarily included the cost of factoring receivables by our subsidiary, UDT Consulting and one month’s interest expense on the installment note and settlement agreements entered into as a result of the ThinkSpark acquisition. Interest expense for the first six months of 2004 reflects primarily interest expense related to the amortization of debt discounts totaling $693,000 (see further discussion in Note 9, “Financing Transactions,” to our interim unaudited consolidated financial statements included elsewhere in this prospectus), and $160,000 of interest expense on the installment note and settlement agreements entered into as a result of the ThinkSpark acquisition.

Management Fees.  Management fees for the six months ended June 30, 2003 and 2004 consist of fees we received from PurchasePooling Solutions, Inc. and Demand Aggregation Solutions, LLC (“DAS”), respectively, for services of our Chief Executive Officer, President and other Axtive employees to manage the day-to-day affairs of PurchasePooling and DAS. See Note 4, “Related Party Transactions,” to our interim consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

At June 30, 2004, we had cash and cash equivalents of $103,300 and a working capital deficit of $6.6 million, compared to cash and cash equivalents of $146,100 and a working capital deficit of $7.8 million at December 31, 2003. During the six months ended June 30, 2004, net cash used in operating activities was $765,700, net cash used in investing activities was $300,600 and net cash provided by financing activities was $1.03 million, for a total decrease in cash and cash equivalents for the period of $42,800. We do not maintain a bank credit facility.

At July 31, 2004, we had cash and cash equivalents of $0 and a working capital deficit of $6.8 million.

The Company had an estimated federal and state tax obligation of $355,485 at June 30, 2004. The Company estimated this obligation to be the amounts withheld from employees and the employer portion of Social Security Federal Tax Obligation for the second quarter of 2004, including past due amounts of $263,950 and a current amount of $60,003, in addition to an estimated accrual of $31,532 for interest and penalties. The Company additionally had an estimated 401(k) obligation of $132,214 at June 30, 2004. The Company estimated this obligation to be the amounts withheld from employees for the second quarter 2004, including past due amounts of $58,557 and a current amount of $9,250, in addition to estimated excise taxes of $56,336 and estimated lost earnings of $8,071 due to the 401(k) participants for late contributions made during 2003 and the six months ended June 30, 2004. Subsequent to June 30, 2004, $126,300 of the payroll tax obligations and $49,000 of the late 401(k) contributions were paid. Also subsequent to June 30, 2004, the Company incurred additional past due federal and state payroll tax liabilities of $94,760 with respect to July 2004, and additional past due obligations of $16,950 with respect to 401(k) contributions for July 2004.

During 2003, the Company entered into an Assignment and Assumption Agreement to assume $5.0 million of debt of ThinkSpark outstanding with MLBFS. As of June 30, 2004, the current portion outstanding is $4.7 million, including past due amounts of $95,300. The debt assumed is secured by all the assets of ThinkSpark, although MLBFS has agreed to subordinate its liens on up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. The debt is also guaranteed by the remaining subsidiaries of Axtive. The debt is payable in monthly installments of $55,000, including 6% interest in year one, and monthly installments of $60,000, including 8% interest in year two, with the remaining balance due on June 1, 2005. At June 30, 2004, the Company was not in compliance with certain performance covenants. Under the terms of the MLBFS debt, in the event of a default, MLBFS has the right to accelerate the maturity of the debt, whereupon all outstanding principal, interest and premiums on the note immediately become due and payable. As such, the entire $4.7 million remaining due was classified as a current liability at June 30, 2004 and is included in “Current portion – long-term debt” in the accompanying consolidated balance sheets for the quarter ended June 30, 2004.

Additionally during 2003, the Company had entered into various other settlement agreements with former landlords, customers, and employees of ThinkSpark. In April 2004, a mutual release and escrow agreement was entered into with one of the former customers and the related $235,100 promissory note was settled (see further discussion at Note 14, “Legal Proceedings”). In May 2004, an additional settlement totaling $157,800 was entered into with the current landlord for past due 2002 rent and other unpaid expenses. Of the remaining settlements, $1.03 million bear interest at rates of 6% and are due and payable within six months to twenty-four months of execution, $157,000 bears interest of 10% and is due and payable within 40 months of execution, and $160,000 bear no interest and are due and payable within twelve months of execution. As of June 30, 2004, the balance remaining due and outstanding is $865,600, including past due amounts of $367,500, and is classified as “Settlement notes payable” in the accompanying consolidated balance sheets.

In July 2004, the Company entered into an addendum to a matured operating lease with GE Capital Corporation to finance the purchase of furniture and equipment for approximately $185,000. The addendum provides for financing of the amount due for a term of 24 months, at 9.5% interest, with a purchase option of $1.00 upon full payment. A payment of $20,000 was paid upon signing of the addendum and a payment of $10,000 was paid in July 2004. There are 22 additional payments of $7,758, each due on the first day of each month beginning on August 1, 2004 and continuing through May 1, 2006.

During late 2003 and early 2004, in a private notes offering (see further discussion at Note 9, “Financing Transactions,” to our interim unaudited consolidated financial statements included elsewhere in this prospectus), we issued 12% promissory notes totaling approximately $852,000 to several of the Company’s investors and issued warrants to purchase 4,259,145 shares of common stock at a per share price of $1.10. Of the $852,000, we received approximately $370,000 in cash with the balance funded with the proceeds from the repayment of the principal amounts plus accrued and unpaid interest of previous short-term notes. The proceeds from these notes were used for working capital and general corporate purposes. As part of a private common stock offering by the Company in February 2004 (see further discussion at Note 9, “Financing Transactions,” to our interim unaudited consolidated financial statements included elsewhere in this prospectus), all but one of the 12% promissory notes totaling approximately $802,000 and the related warrants were converted into 10,435,903 shares of the Company’s common stock. The remaining note, of approximately $50,000, and all accrued and unpaid interest was paid in full in February 2004 and the related warrant was forfeited.

In February, March, April, May, July and August 2004, as part of the February 2004 private offering described under “Recent Sales of Unregistered Securities,” we issued 33,557,178 shares of our common stock to several of the Company’s existing investors at $0.07687 per share. We received cash proceeds of approximately $1.8 million, all of which has been or will be used for working capital and general corporate purposes.

Additionally, as part of the February 2004 private offering, the holders of the Series A Preferred Stock elected to convert all of their outstanding shares into common stock and agreed to waive and terminate all warrants issued in conjunction with their previous purchases of Series A Preferred Stock.

In July 2004, the Company entered into a three-year senior secured convertible variable rate term note, for an aggregate principal amount of $4,000,000 with Laurus Master Fund, Ltd. The note bears a variable interest rate of Wall Street Journal Prime plus 2%, with a 6% minimum, subject to possible future adjustments based on our common stock price that may reduce the rate. The repayment terms consist of monthly amortizing payments of the outstanding principal plus interest, both payable in either cash or Axtive common stock, or a combination thereof. The net note proceeds of $3.8 million, after payment of fees and expenses, were required to be placed in a restricted cash account under the dominion and control of Laurus. The net note proceeds are intended to be used for acquisitions and any release of the proceeds is subject to the approval of Laurus. The note is secured by the depositary account and any funds distributed from the account will be secured by the accounts receivable and other assets of any acquired company, as well as pledge of its capital stock or other equity. If the Company elects or is required to make payments under the note in cash, the payments will be at 101% of the monthly principal amount due. If the Company satisfies certain conditions to make payments with shares of its common stock, the number of shares will be determined based upon a fixed conversion price of $0.40, which is based upon 102% of the 10-day average closing prices prior to the closing and which will remain fixed for the term of the note subject to adjustments upon the occurrence of certain events. Generally, if the Company elects to prepay all or part of the outstanding principal of the note, it will be subject to substantial prepayment penalties of 20% or 30%. The Company also issued Laurus warrants to purchase 750,000 shares of Axtive common stock at an exercise price equal to 120% of the fixed conversion price, or $0.48 per share.

In addition to the Company’s past due amounts with respect to the MLBFS debt and certain other of its settlement notes debt and its outstanding payroll tax and 401(k) obligations, we expect to report a net loss for the year ending December 31, 2004. We expect our liquidity to remain tight throughout the remainder of 2004 and for the six months ending June 30, 2005. We believe our current cash reserves, cash flows created by continuing purchases in 2004 as part of the February 2004 offering, and cash flows generated by our acquired companies may not be sufficient to meet the anticipated needs of the Company’s operations through the end of 2004 and the six months ending June 30, 2005. While we have a level of comfort as to the projected cash flows generated by our operating companies, we are relying on projections based upon assumptions and forecasts, including factors beyond our control. Actual results could vary from our projections and such variance could have a significant adverse effect on our liquidity. The Company’s inability to obtain adequate additional funding or generate revenue sufficient to offset the operating costs associated with executing our current business plan could have a material adverse effect on the Company’s ability to continue as a going concern.

We have historically financed our operations primarily through the sale of equity securities or instruments convertible into equity securities. There can be no assurance that future financings can be completed.

Ability to Continue as a Going Concern

Our independent accountants included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2003, that states that our consolidated financial statements have been prepared assuming that we will continue as a going concern, but that substantial doubt exists as to our ability to do so.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. The Company believes the following are the critical accounting policies that could have the most significant effect on the Company’s reported results and require the most difficult, subjective or complex judgments by management.

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness; past transaction history with the customer; current economic industry trends; and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Revenue Recognition

The Company earns revenues primarily from providing consulting services and providing education services. Although the Company provides consulting services under both time-and-material and fixed-price contracts, the majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues include reimbursable expenses billed to customers. Revenues from consulting services are recognized when the Company has received a signed agreement, the Company has delivered the services, and collection is considered probable by management. Cost of revenues for consulting services includes salaries, benefits, and other direct expenses related to providing consulting services. Deposits received from customers in advance of the delivery of product or provision of service are included in “Other current liabilities” in the accompanying consolidated balance sheets.

Education revenues include amounts billed for providing training seminars at Company-owned and third-party facilities. Revenues from Company-organized courses are reported on a gross basis. Revenues from training courses conducted for Oracle Corporation are recorded on a net basis, as the Company receives a percentage of the amounts billed to participants. Cost of revenues for education revenues includes salaries, benefits, and other direct expenses related to providing education services. Education revenues totaled less than 10% of total revenues for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2004.

Goodwill and Other Intangible Assets

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No, 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also specifies the criteria for the recognition of intangible assets separately from goodwill. In accordance with SFAS No. 142, goodwill is no longer amortized but is subject to an impairment test at least annually or more frequently if impairment indicators arise. In accordance with SFAS No. 142, the Company performed an annual impairment test of goodwill in the third quarter of 2002, and had valuation reports prepared by a third party to assist us in our annual impairment tests of goodwill in the third and fourth quarters of 2003. Due to an overall decline in business (as further discussed in Note 3, “Business Combinations,” to our consolidated financial statements), of the approximate $906,000 of goodwill recorded in the acquisition of The Visionary Group, $600,000 was written off in September 2002, and the balance was written off in December 2002; of the approximate $477,000 of goodwill recorded in the acquisition of Media Resolutions, Inc., $119,000 was written off in September 2003; and of the approximate $1.05 million of goodwill recorded in the acquisition of Universal Data Technology, Inc., $100,000 was written off in September 2003, and the balance was written off in December 2003. Additionally, the intangible asset recorded for the Axtive trademark was written off in December 2003. Due to the termination of ThinkSpark’s contract as an Oracle Approved Education Center and an authorized reseller of Oracle education prepaid credits, the goodwill recorded as part of the ThinkSpark acquisition that was allocated to intangible assets and identified as “Oracle partnership” with a carrying value of approximately $303,000 was written off in June 2004.

Long-Lived Assets

We have adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under the provisions of this statement, we have evaluated our long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

We evaluate the recoverability of long-lived assets and certain identifiable intangibles assets to be held and used by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values, less cost to sell.

Seasonality

Based upon our review of current companies and acquisition candidates, the IT Professional Service businesses experience a moderate level of seasonality. The first quarter revenue tends to be the lowest, higher revenues are generally reflected in the second and third quarters and revenues in the fourth quarter decline from the mid-year levels. Revenues for Business Application Software and Application Services and Management do not reflect a discernable pattern of seasonality.

Third Party Reports and Press Releases

We do not make financial forecasts or projections nor do we endorse the financial forecasts or projections of third parties or comment on the accuracy of third-party reports. We do not participate in the preparation of the reports or the estimates given by analysts. Analysts who issue financial reports are not privy to non-public financial information. Any purchase of our securities based on financial estimates provided by analysts or third parties is done entirely at the risk of the purchaser.

We periodically issue press releases to update stockholders on new developments at Axtive and our business. These releases may contain certain statements of a forward-looking nature relating to future events or our future financial performance within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and which are intended to be covered by the safe harbors created by those statutory provisions. Readers are cautioned that such statements are only predictions and that actual events or results may differ substantially. Our actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in our filings with the SEC and, specifically, the “Risk Factors.”

BUSINESS

Axtive Corporation was incorporated in Delaware in July 1994 and commenced operations in January 1995. Axtive is a publicly traded company (OTC: AXTC.OB). On December 23, 2003, the Company effected a 1-for-10 reverse share split of all of its common stock. Unless otherwise indicated in this prospectus, all share numbers reflect the 1-for-10 reverse share split for all periods reported.

Our business model is to acquire technology companies that deliver software products and related professional services to middle-market companies. We currently offer products and services that improve the utilization of business information for middle-market companies within the United States. We expect that current and prospective customers will benefit from integrated business application solutions that are delivered through portal technology or as traditional licensed products. We target companies for acquisition that have existing strategic relationships with Oracle, IBM or Microsoft, which allows us to expand our partnership opportunities as well as expand our resource capability. The technology companies targeted for acquisition are those that operate within the following business sectors and operating business units: (1) Information Technology (“IT”) Professional Services; (2) Business Application Software (“BAS”) comprised of six product groups; and (3) Application Services and Management.

Our acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider.

Initial development of our business model has involved the acquisition of IT Professional Services and Application Services and Management firms that have existing relationships with numerous middle-market customers. Subsequent acquisitions are expected to target companies that service or offer software products operating on Oracle, IBM or Microsoft database technologies that support the application service delivery channel. Nearly all operations are expected to continue within each operating business unit while a small corporate staff will interface with the capital markets, formulate and manage our overall strategic objectives and oversee all mergers and acquisitions.

Business Strategy

Our business strategy is to bring together complementary software-related companies to offer our customers a complete end-to-end solution for their information technology needs. Our targeted customers are an estimated 150,000 middle-market companies with software and consulting needs. We currently focus on markets primarily within the U.S.

Product and Service Offerings

IT Professional Services

IT Professional Services consist of implementation, integration and development of custom technology applications. In 2002, IT Professional Services generated $536 billion in global revenue and approximately $224 billion in U.S. revenue.1 Market research firm Yankee Group projected a 6% annual growth rate for 2003,2 and International Data Corporation (“IDC”) predicts a growth rate for the sector of 9% for 2004.3 This is a highly fragmented market with industry leader IBM Global Services controlling 7.5%, the five largest market participants controlling less than 20%, the top 400 global corporations controlling less than 50% and over 14,000 small-to-medium sized firms controlling the remaining market share of over 50%.4 IDC’s chief research officer

[1]	“IT Services Market Declines,” TechWeb News, May 13, 2003.
[2]	“IT Consulting, Integration Expected to Grow,” TechWeb News, March 18, 2003.
[3]	“IT services Outlook Improves,” VARBusiness, January 7, 2003.
[4]	“IT Services Market Declines,” TechWeb News, May 13, 2003.

predicts a 4.9% increase in worldwide IT spending in 2004.5 Particularly, North America will see an increase of 3.9% growth in IT Spending.6 Soundview Technology cites that IT service providers should have a strong year due to an increasing demand for business process outsourcing services and application integration work particularly fueled by rising government spending.7 We believe that increasing demand for business-process-outsourcing services and application-integration work, along with rising government spending, should add up to a strong year for a number of IT services providers.

The IT Professional Services sector is currently experiencing a period of significant change, which may create immense opportunity for proactive entrepreneurial companies. After a multi-year period of record-setting sales through 2000, the sector is still projected to grow, but at a slower pace. Many participants were not prepared for decelerating growth and a changing environment.

We will continue to serve the needs of middle-market businesses, initially within the United States. Our management estimates that U.S. middle-market companies were responsible for $62 billion of the U.S. revenue in this sector. We generally define middle-market companies as those that generate between $10 million and $2 billion in annual revenue and typically employ between 100 and 10,000 persons. There are approximately 150,000 middle-market companies in the United States that we plan to target as potential customers. In addition, because of the fragmented market for these services, thousands of medium-sized market participants are both our potential competitors for the $62 billion in revenue from U.S. middle-market customers and potentially acquisition targets. Gartner has indicated that IT spending by middle-market companies will be growing in the coming years.8

We provide IT project and staffing solutions that include planning, design, deployment, consulting and integration and support services based upon industry-leading Oracle, IBM/Informix and Microsoft database technologies to meet the needs of middle market customers. In addition to database consulting, we offer technology training, system services and product sales that augment our core IT professional services practices.

Business Application Software

Business application software companies develop, publish and support specific software applications and suites of applications. AMR Research reports that enterprise software buyers spent $41 billion in 2002 and were estimated to spend $46 billion in 2003.9 Furthermore, studies directed by SmithBarney indicate that a considerable number of CIOs are ready to spend additional budget dollars on database projects.10 Additionally, the market for certain types of BAS is changing significantly. In 2001, customer relationship management software (“CRM”) spending accounted for 29% of BAS spending and will account for 38% of BAS spending by 2006.11 Supply-chain and product life-cycle management software accounted for 20% of BAS spending in 2001 and is expected to increase to 30% by 2006.12 Spending for enterprise resource planning (“ERP”) made up 47% of the BAS market in 2001, but is expected to shrink to 27% by 2006.13 IDC predicts worldwide sales of database software, relational and object-relational database management systems to reach $20 billion by 2006.14

[5]	“IDC Projects 2004 ‘Conservative’ IT Spending Growth of 4.9%; Could Be Higher,” VARBusiness, December 12, 2003.
[6]	Ibid.
[7]	“Report: IT Services Market Strong In 2004,” InformationWeek, January 9, 2004.
[8]	“Being Stuck In The Middle Might Be The Right Place,” VARBusiness, January 21, 2003.
[9]	Study Finds Growth In Enterprise Software Market, InformationWeek, May 31, 2002.
[10]	“IT Spending Rising,” ChannelWeb, February 27, 2004.
[11]	Study Finds Growth In Enterprise Software Market, InformationWeek, May 31, 2002.
[12]	Ibid.
[13]	Ibid.
[14]	UPDATE - IDC: Database software market heading to $20 billion, ITWorld, May 23, 2002.

A new term and application for software, enterprise performance management (or “EPM”), was introduced by AMR Research and described as the application of the future. EPM is the convergence of existing application areas toward improving the overall performance of the company.15 We view this convergence as integral to our business strategy because customers will be able to connect disparate systems in order to draw valuable business conclusions.

Our value proposition for BAS is similar to IT Professional Services in that both involve integration, implementation and scale to middle-market segments. BAS products typically fall into one of three categories: strategic; operational; or transactional. The typical challenge experienced across all segments of the middle market is that disparate software applications utilized across all three product categories do not communicate with one another.

We have identified six middle-market business application software product categories that the Company expects to pursue through the course of future acquisitions and partnerships consisting of Enterprise Operations, Enterprise Intelligence, E-Business Applications, Collaborative Applications, Content and Knowledge Management and Internet Services. These categories are designed to meet the needs of six targeted industries: financial services; healthcare; light manufacturing; energy/utilities; and wholesale/retail and services.

•	Enterprise Operations – consisting of accounting, human resources management, benefits management, workforce management, contract and revenue management, aggregation services and professional service automation services. Our model focuses on the ability to take these disparate but common Enterprise Operations systems and use all data sources as efficiently as possible by minimizing the duplication of entries. Streamlining these data operations allows companies to reduce overhead costs associated with redundant systems and the staffing required for those systems.

•	Enterprise Intelligence – consisting of on-line analytical processing, database (multidimensional and relational), data processing, data mining, costing, budgeting and forecasting products. With the data input and stored by the Enterprise Operations product category, retrieval and presentation of that data falls in the realm of Enterprise Intelligence products. Because this use of data is the critical component in the guidance and direction of business processes and decisions, we expect to sell and deliver applications that allow companies to make timely decisions and share the information necessary for proper profit management.

•	E-Business Applications – consisting of customer relationship management, sales force automation, commerce analysis, order taking, transactional back-office, commerce-enabled portals and procurement applications. We plan to use these applications to help customers track their sales activities, make customer service more efficient and implement effective marketing campaigns, for example. The primary focus of CRM is customer service, with issues ranging from order fulfillment to customer support. All customer interaction touch points are maintained in the CRM system with the sole intent of providing positive customer interaction and thereby increasing customer loyalty. With fierce competition on the web, we will allow companies to set themselves apart by providing a personalized web browsing experience. Today, a page that includes status information for pending orders and shipments will welcome corporate buyers. eProcurement programs help companies buy everyday items such as paper, office machinery and cleaning supplies via the web and help manufacturers support a supply chain system with timely refills of required parts.

•	Collaborative Applications – consisting of voice, fax and video over IP, scheduling, calendaring, integrated messaging, whiteboard conferencing, project management and document editing applications. These applications facilitate both internal and external communication. We expect to use collaborative applications, for example, to assist a company and its partners in speeding product

[15]	Software is HOT – Highlights from AMR’s Spring Conference in the Desert, USBancorp Piper Jaffery, May 31, 2002.

design and making manufacturing more efficient. This allows product development to occur in far-flung locations via the sharing of documents in virtual workspaces. Project managers are able to use virtual workspaces for design work and hold project meetings via digital conference rooms. Supply chain processes are aided by the ability to link employees, customers and suppliers and provide real-time communication during the ordering process. These products also help manage the general communication of events, calendaring and document tracking for internal process. Externally, these products can be used to expedite customer service and sales presentations.

•	Content and Knowledge Management – consisting of “spidering,” digital rights management, data security, encryption, authentication library services and push technology applications. Content and knowledge management applications are expected to provide our customers with the ability to maintain online catalogs and other mission-critical data for internal and external consumption. Digitalization of legacy content allows prior-period investments to be brought into the current web environment and thereby extend the useful life of that data. Electronic content is vulnerable to piracy and misuse at the instant content is downloaded and accessed. Digital rights management strategies and tools extend protection beyond the firewall restricting who can do what to the electronic content. Protecting intellectual property through digital rights management is a core requirement of e-business infrastructure. We expect to employee these technologies to facilitate the efficient sharing of digital information in order to increase productivity for customers.

•	Internet Services – consisting of portals, email, facsimile and wireless services. These services provide much of the content delivered in a website portal. These items are typically generic, informative and time-sensitive. The sources of the content may be the company itself or external feeds such as news agencies or stock markets. In addition, with the introduction of advanced wireless technologies, mobile customers are well positioned to access content and services anytime, anywhere. We create value for customers through enabling the use of these technologies for use within customer organizations. A key to a company successfully using such services is the ability to control or push the content from specific providers selected by management, for example, the Vice President of Marketing may want all sales people to have content pushed to them from specific publications as their main source of industry news so as to maintain a standard of information provided. Or the company may establish a portal with content from specific providers for outside services such as travel, shipping and banking.

Application Services and Management

IDC expects steady growth in worldwide spending on application service provider (or “ASP”) services from $11.1 billion in 2001 to over $20 billion by 2006.16 This growth is attributable to companies of all sizes looking to outsource maintenance and competitive IT management activities in order to focus on more strategic activities.17 Our strategic objective is to use our ASP delivery mechanism to implement IT solutions for all segments of the middle market. We deliver BAS products either through an ASP or on-site, linking end-users to applications with significantly lower cost by accessing them through a universal external point. We also offer third-party software and applications through both an ASP and license agreement. Our professional services operating business units generate recurring revenue by providing ASP hosting contracts as part of their ongoing maintenance and upgrades for customers.

Marketing and Distribution

Through our operating companies, we market our IT Professional Services, Business Application Software and Application Services and Management outsourcing to middle-market businesses. We believe that products and services we may develop or acquire should be marketed with the goal of improving utilization of business

[16]	ASP, App Management Markets to Reach $20 Billion by 2006, IDC, March 28, 2002.
[17]	Ibid.

information. We intend for these product and service offerings to offer professional services and software applications that support business intelligence systems, enterprise information performance and improved knowledge management throughout our customers’ business operations. We target middle-market companies that have requirements for IT professional services, business application software and application service and management.

We believe this model will enable middle-market companies to access integrated business process applications that can be delivered on a fully outsourced basis through portal technology or, if needed, delivered as a traditional licensed product. This entails the integration, deployment, hosting and ongoing management of, and network access to, remotely hosted business process applications like e-commerce, accounting, scheduling and messaging. We provide products and services to middle-market customers that trade the difficulties of purchasing software, managing software implementation risk, staffing an internal information technology department and suffering from unpredictable budgets for a single interface, an interoperable data structure, access to applications that complete the end-to-end solution for business processes and a selection of pricing structures.

We believe that it will be necessary for the success of our business plan to have multiple sales models for generating revenue. We are using the two basic sales models in the industry, software application sales and service sales.

The software application sales model that we have deployed consists of:

•	License – a one-time fee charged to the customer for a software application which they install and use;

•	Maintenance – a recurring annual fee charged to the customer for software upgrades, fixes and repairs;

•	Development and Customization – fees earned for making modifications to existing proprietary software or developing extensions and new functionality;

•	Royalty – a fee charged to co-developers on a single or recurring basis for product usage or installation;

•	Subscription Service – fees charged to the customer to use a software application on a contracted time, per user, per transaction basis or some other formula; and

•	Transactional or Usage Fees – a fee based on a specified number of uses of software applications charged by computer time, bandwidth, task completion or other metrics.

The service sales model that we use consists of:

•	Project-Based Contracts – variable- or fixed-fee contracts for implementation and deployment of application offerings and related training;

•	Support Contracts – fees charged for online, phone or on-site support of generic applications assessed on a per-call or contracted basis;

•	Development Fees – fees charged for writing new software code for generic applications and implementations; and

•	ASP/Hosting Contracts – monthly fees paid in advance for rack space, monitoring, bandwidth and application usage.

Competition

The markets for our products and services are highly fragmented. There are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. Our IT Professional Services, Business Application Software and Application Services and Management businesses are likely to face competition from four primary categories of businesses: top-tier consulting firms and software consulting divisions; best-of-breed software companies; packaged software sellers; and resellers.

Top-tier consulting firms make up the closest group of competitors in terms of the breadth of their product offerings. Companies such as Accenture and EDS provide many of the same services, but their focus is on Global 2500 customers instead of the middle-market customer. Similarly, Oracle, IBM and Computer Associates all field professional services divisions that implement their solutions, but also focus on large companies. Typically, many middle-market customers are not often given the opportunity to work with these companies.

Best-of-breed software companies such as Seibel, PeopleSoft, SAP and others offer specific products to their customers, but, in most cases, these companies focus on a single offering, intending to be the best in their product category. Our middle-market customers may require implementation and integration of these types of products from time to time. We are qualified to provide those services for these companies’ products.

Packaged software sellers such as Intuit, Great Plains and Lotus offer limited off-the-shelf applications targeted primarily at the small-office and home-office segment of the middle market, where customer requirements can be satisfied with a standard package and self-installation and support.

Many of these resellers are attempting to expand their business offerings by including professional services in an attempt to sell additional generic applications. These companies face several challenges including the common customer perception that their recommendations are driven by their own product margins instead of the customer’s needs.

Our competitors generally have greater financial, technical and marketing resources than we do and, as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products and services.

We can give no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition, operating results and liquidity.

Dependence On Major Customers

Certain customers account for a significant portion of our revenues. In 2003, our ten largest customers represented approximately 48% of our total revenues, and our largest customer accounted for approximately 12%. No other customer accounted for more than 7% of total revenues in 2003. Some of our significant customers include: Lockheed Martin Corporation; Bloomberg L.P.; Devon Energy Production L.P.; and Computer Science Corporation. We seek to develop long-term relationships with our customers. Although a typical individual customer assignment ranges from two to 12 months in duration, some of our customer relationships have continued for more than four years. In late 2003, we lost one major customer, and on April 1, 2004 Oracle Corporation terminated ThinkSpark’s Oracle Approved Education Center Agreement. The revenue generated by these two losses totaled approximately 11% of our total revenues in 2003. If any additional significant customer terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations.

Typically our customers may cancel their contracts on short notice or may reduce their use of our services. Because of this, we do not characterize our engagements as backlog.

Acquisitions

We have expanded our customer base and added to our technical expertise and service offerings through business combinations. Given the highly fragmented nature of the IT services industry, we intend to continue to pursue business combinations as part of our growth and operation strategy. The success of this strategy depends not only upon our ability to identify and acquire businesses on a cost-effective basis, but also upon our ability to integrate acquired operations into our organization effectively, to retain and motivate personnel and to retain customers of acquired or merged companies. In reviewing potential business combinations, we consider, among other factors, the target company’s geographic reach, cultural fit, capabilities in specific technical services, customer base, expected financial performance, valuation expectations and the abilities of management, sales and recruiting personnel. Since January 1, 2002, we have completed the following business combinations:

Acquisition of Media Resolutions, Inc.

In April 2002, we acquired Media Resolutions, Inc., an ASP and website hosting company located in Dallas, Texas. We paid $330,000 in cash and notes and 50,000 restricted shares of our common stock valued at $313,000 in exchange for all the outstanding shares of Media Resolutions.

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of Media Resolutions were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition of Media Resolutions totaled approximately $477,000 and was allocated to goodwill. Of the approximate $477,000 of goodwill recorded in the acquisition of Media Resolutions, Inc., $119,000 was written off in September 2003.

Acquisition of Virtually There, Inc.

In May 2002, we acquired Virtually There, Inc., an ASP and website hosting company located in Fort Worth, Texas. In exchange for the outstanding shares of Virtually There, we paid $120,000 in notes, issued 115,385 shares of our restricted common stock valued at $455,000 to the shareholders of Virtually There, and assumed approximately $185,000 of the existing liabilities of Virtually There as of the date of closing.

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of Virtually There were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition of Virtually There totaled approximately $714,000 and was allocated to goodwill. The value allocated to goodwill exceeded the stated purchase price due to the assumption of liabilities at acquisition.

In July 2003, the Company announced the formation of ThinkSpark Web Services and Solutions, a business unit which combines the operations of its Virtually There, Inc. and Media Resolutions, Inc. subsidiaries.

Acquisition of The Visionary Group, Inc.

In April 2002, we acquired The Visionary Group, Inc., a professional services firm providing IT Professional Services related to Oracle applications software. Headquartered in Dallas, Texas, The Visionary Group had operations in Dallas and Austin, Texas. We paid $910,000 in cash and notes and satisfied approximately $70,000 of existing debt in exchange for all the outstanding shares of The Visionary Group.

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of The Visionary Group were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition of The Visionary Group totaled approximately $906,000 and was allocated to goodwill.

Following its acquisition, revenues for The Visionary Group fell below acceptable levels. We believe the decline resulted from an overall decline in the market and the delay or elimination of several significant projects resulting from general economic conditions. Despite aggressive steps to rebuild the business including installing new management and producing new product offerings, we were not successful and the company ceased operations in December 2002. Of the approximate $906,000 of goodwill recorded in the acquisition of The Visionary Group, $600,000 was written off in September 2002, and the balance was written off in December 2002.

Acquisition of Universal Data Technology, Inc.

In May 2002, our newly created and wholly owned subsidiary, UDT Consulting, Inc., acquired the assets of Universal Data Technology, Inc., an IT Professional Services practice headquartered in Dallas, Texas with additional operations in Arkansas and Florida. Our total purchase price for substantially all of Universal Data Technology’s assets was the sum of a minimum purchase price of $1,127,750 and the product of multiplying two times UDT’s adjusted earnings before interest, taxes, depreciation and amortization for the 12 months immediately following the closing date of the acquisition (the “Measurement Period”). In July 2003, Axtive, UDT Consulting, Inc., and Universal Data Technology, Inc. entered into a settlement agreement to resolve all outstanding obligations of the parties arising from the acquisition of Universal Data Technology, Inc.’s assets. In July 2003, we paid Universal Data Technology, Inc. $310,000 in full and final payment of the purchase price for the acquisition. $390,000, which represents the difference between the $700,000 originally recorded as a note payable as of the acquisition date and the amount paid of $310,000, is included as a “Gain on extinguishment of debt” in the accompanying consolidated statements of operations.

The acquisition was accounted for using the purchase method of accounting. The assets acquired from Universal Data Technology were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition of the assets totaled approximately $1.05 million and was allocated to goodwill.

During the third and fourth quarters of 2003, revenues for UDT Consulting, Inc. fell below acceptable levels. The decline resulted from the loss of several significant contracts and an overall decline in the market. In an effort to retain the remaining UDT business, while reducing overhead costs, all operations of UDT Consulting, Inc. were consolidated under ThinkSpark Corporation, another of the Company’s subsidiaries. Despite ThinkSpark’s aggressive steps to maintain the current business, substantially all remaining revenue was lost in December 2003. Of the approximate $1.05 million of goodwill recorded in the acquisition of Universal Data Technology, $100,000 was written off in September 2003 and the balance was written off in December 2003.

Acquisition of ThinkSpark Corporation

In May 2003, we acquired ThinkSpark Corporation and its subsidiaries, a professional services firm providing IT Professional Services related to Oracle database software, in a merger transaction. ThinkSpark is headquartered in Dallas, Texas with additional offices in Austin, Texas, San Antonio, Texas, Oklahoma City, Oklahoma and Las Vegas, Nevada. The Company believes that ThinkSpark is a significant building block for growing Axtive’s IT professional services business in conjunction with executing the Company’s current business plan. As a result of the acquisition, the Company gained an industry savvy management team with decades of professional service experience, an established and profitable partnership with Oracle and numerous long-term government contracts. We assigned a value of $662,000 to non-compete agreements entered into by ThinkSpark management, amortizable over 2 years; $662,000 to the Oracle partnership, amortizable over 2 years; and approximately $2.3 million to the government contracts acquired, amortizable over 5 years. Due to the termination of ThinkSpark’s contract as an Oracle Approved Education Center and an authorized reseller of Oracle education prepaid credits, the goodwill recorded as part of the ThinkSpark acquisition that was allocated to intangible assets and identified as “Oracle partnership” with a carrying value of approximately $303,000 was written off in June 2004.

In exchange for all the outstanding shares of ThinkSpark, we paid approximately $242,000 in cash and notes and $198,000 in acquisition-related costs. As part of the acquisition, Axtive assumed $5.0 million of long-term debt from ThinkSpark’s secured creditor, MLBFS. The debt assumed is secured by all of the assets of ThinkSpark, although MLBFS agreed to subordinate its liens on up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. The debt is also guaranteed by the remaining subsidiaries of Axtive. We also issued MLBFS warrants to acquire 500,000 shares of Axtive’s common stock in exchange for MLBFS’s assignment to Axtive of an additional $1.9 million of debt due from ThinkSpark. The warrants have an exercise price of $0.10 per share and can be exercised anytime prior to the tenth anniversary of their issuance (May 2013).

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of ThinkSpark have been recorded at their estimated fair value and the results of operations have been included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible assets acquired in the acquisition totaled $2.5 million and was allocated to goodwill.

Patents, Trademarks, Etc.

We currently have no patents. We acquired the “Axtive” trademark and logo in June 2002. See “Certain Relationships and Related Transactions—Acquisition of ‘Axtive’ Name.”

Employees

As of December 31, 2003, we employed three executive officers, six full-time employees in the corporate office, 24 full-time employees within our subsidiaries and a total of 58 billable consultants. None of our employees are subject to a collective bargaining arrangement. We have employment agreements with our executive officers. We believe our relations with our employees are good.

Website Information

The Internet address of our website is www.axtive.com. We make available, free of charge through our website, access to our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, any amendments to those reports and other filings with the SEC as soon as reasonably practical after filing with the SEC. Our reports filed with or furnished to the SEC are also available directly from the SEC’s website at www.sec.gov.

History

Axtive was originally organized in Delaware in July 1994 under the name Golf Vision, Inc. The Company changed its name to Edge Technology Group, Inc. in September 2000 and to Axtive Corporation in October 2002.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table provides information concerning each of our executive officers, key employees and our directors as of October 15, 2004:

Name	Age	Position
Directors and Executive Officers:
Graham C. Beachum II	57	Chairman of the Board and Chief Executive Officer(1)
Ron Beneke	60	Director(1)(2)
Paul L. Morris	62	Director(1)
Brad A. Thompson	40	Director(1)(2)
Alan W. Tompkins	43	Director(1)(2)
G.C. “Scooter” Beachum III	34	President and Chief Operating Officer

Other Key Employees:
Stephen P. Slay	41	Corporate Controller

(1)	Member of the interim audit committee
(2)	Member of the compensation committee

Graham C. Beachum, II has been a director and the Chairman of the Board and Chief Executive Officer of Axtive since January 2001. From January 2001 to April 2004, he also served as the Company’s President. From January 2000 to December 2000, Mr. Beachum was a private investor. From September 1996 to January 2000, Mr. Beachum was the Chairman and Chief Executive Officer of Axtive Software Corporation, a maker of customer relationship management software that was sold to Remedy Corporation in 2000. Mr. Beachum is the father of G.C. “Scooter” Beachum III, our President and Chief Operating Officer.

Ron Beneke became a director of Axtive in May 2003 in connection with our additional sale of shares of Series A Preferred Stock. Since he founded the company in April 1992 Mr. Beneke has served as President of Beneke Companies, Inc., of Dallas, which is the general partner of Beneke/Krieg Company, a national real estate partnership whose primary business is the acquisition of apartment projects financed with tax-exempt housing bonds. Mr. Beneke’s 28 years of experience in the real estate industry include ten years in legal practice. He spent six years as managing partner of a forty-lawyer firm of which he was a founding member. Mr. Beneke is a member of the Management Committee of Demand Aggregation Solutions, LLC and a member of the Board of Directors of NetLink Transaction Services, LLC.

Paul L. Morris became a director of Axtive in May 2003 in connection with our additional sale of shares of Series A Preferred Stock. Mr. Morris has been President and CEO of Wagner & Brown, Ltd., a large, closely-held independent oil and gas company headquartered in Midland, Texas since 1994. Prior to joining Wagner & Brown, Mr. Morris served as President of Banner Energy and in management positions with Columbia Gas System. Mr. Morris currently holds Board positions with the Rawls College of Business at Texas Tech University, Memorial Hospital and Medical Center (Midland) and the Petroleum Museum of Midland, where he is President. He is a past President of the Permian Basin Petroleum Association and has served on the Boards of the Midland Chamber of Commerce and United Way. Mr. Morris is the father-in-law of G.C. “Scooter” Beachum III, our President and Chief Operating Officer.

Brad A. Thompson became a director of Axtive in May 2003 in connection with our additional sale of shares of Series A Preferred Stock. Mr. Thompson, of St. Croix, U.S. Virgin Islands, has been the Chief Investment Officer and Chief Financial Analyst of Global Capital Advisors, LLC, a fund management firm that is the exclusive advisor to a Bermuda exempt investment fund and a licensed small business investment company, since 1998. Mr. Thompson is the former President of Time Plus of Athens, Georgia, a payroll and accounting firm, and he was also previously the Chief Financial Officer of AAPG, Inc., a specialty retail sporting goods firm. Mr. Thompson began his career with SunTrust, and has also held financial consulting and financial analyst positions with MLBFS and SAFECO Insurance Company of America.

Alan W. Tompkins became a director of Axtive in May 2003 in connection with our additional sale of shares of Series A Preferred Stock. Mr. Tompkins has been Vice President and General Counsel of Unity Hunt, Inc. in Dallas since March 2003. In 2002, Mr. Tompkins practiced law for the firm of Hance Scarborough Wright Ginsberg & Brusilow LLP. Between 1997 and 2001, Mr. Tompkins served as associate general counsel to Richmont Corporation / Mary Kay Holding Corporation. Mr. Tompkins practiced law in Dallas for more than six years at firms including Weil Gotshal & Manges, with a focus on corporate merger and acquisition transactions, venture capital and private equity investments. Mr. Tompkins has extensive experience in the merchant banking business, where he worked primarily with companies in the manufacturing, distribution, financial and broadcast industries. Mr. Tompkins is a Certified Public Accountant and a former adjunct professor of business law at the Edwin L. Cox School of Business at SMU. He presently serves on the board of directors of the USA Film Festival and on the Judicial Nominating Commission for the City of Dallas.

G.C. “Scooter” Beachum III became our President and Chief Operating Officer in April 2004. From June 2003 to April 2004, he served as Executive Vice President and General Manager. In June 2003, he was designated an executive officer. Mr. Beachum also served as our Vice President and General Manager from January 2001 to June 2003. Mr. Beachum began his career as the founder of “StreetSmart,” a technology product and pricing report that provided competitive intelligence to Dell Computer Corporation, IBM Corporation, Digital Equipment Corporation and other personal computer companies. In 1993, he sold his first entrepreneurial venture and shortly thereafter founded Axtive Software Corporation, with the development of “ART,” an embedded customer relationship solution that captures customer registration data and initiates ongoing licensing, marketing and service relationships. The “ART” product line was followed by “e.Monogram,” an E-business personalization application suite for business-to-business enterprises. After supporting customer organizations such as IBM and Lotus Development, Axtive Software Corporation’s technology and development operations were acquired by Remedy Corporation in 2000. Mr. Beachum is the son of Graham C. Beachum II and the son-in-law of Paul L. Morris.

Stephen P. Slay has been the Corporate Controller of Axtive since September 2003. He has 18 years of experience in accounting and finance in both public accounting and private industry. Prior to joining Axtive, Mr. Slay spent five years at Network Associates, Inc. where he served as Manager of Channels Finance and Controller of Professional Services.

Compensation of Directors

Currently, our directors who are not our employees receive no compensation for their service as directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information concerning compensation paid by us to our Chief Executive Officer and our executive officers in 2003, if any, who earned more than $100,000 in salary and bonus for all services rendered in all capacities during the fiscal year ended December 31, 2003. We refer to the executive officers listed below as named executive officers.

Name and Principal Position	Year	Annual Compensation Salary		Long-term Compensation Awards/Securities underlying options (#)	All Other Compensation
Graham C. Beachum II Chief Executive Officer	2003 2002 2001	$ $ $	100,000 100,000 95,833	604,500 — 150,000	— — —

G.C. “Scooter” Beachum III President and Chief Operating Officer	2003 2002 2001	$ $ $	150,000 111,042 91,041	300,000 — 75,000	— — —

Stanley D. Strifler (1) President, ThinkSpark Corporation	2003 2002 2001		$266,667 — —	— — —	— — —

(1)	Mr. Strifler resigned from his position in May 2004.

In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers listed in the table above because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the named executive officers in 2003.

No restricted stock awards have been made to the named executive officers listed in the table above.

Stock Options Granted During Year Ended December 31, 2003

The following table provides information regarding the grant of stock options during fiscal 2003 to the named executive officers.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
	Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Name					5% ($)	10% ($)
Graham C. Beachum II	604,500	49.1%	$1.00	5/22/2013	$577,100	$1,277,001
Graham C. “Scooter” Beachum III	300,000	24.4%	$1.00		$286,402	$633,747
Stanley D. Strifler	—	—	—	—	—	—

(1)	In accordance with SEC rules, these columns show gain that could accrue for the listed options, assuming that the market price per share of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value from these options will be zero.

Option Exercises in Last Fiscal Year and Year-End Option Values

None of the named executive officers exercised any stock options during the year ended December 31, 2003. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2003, and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year end value of our common stock.

	Number of securities underlying unexercised options at fiscal year-end		Value of the unexercised in-the-money options at fiscal year-end
Name	Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
Graham C. Beachum II	524,875	229,625	—	—
Graham C. “Scooter” Beachum III	260,939	114,061	—	—
Stanley D. Strifler	—	—	—	—

Employment Contracts and Change-In-Control Arrangements

Graham C. Beachum II.  In January 2001, we entered into an employment agreement with Mr. Beachum to serve as our President and Chief Executive Officer. The agreement expires on January 2, 2005, unless terminated earlier. Under the agreement, Mr. Beachum was entitled to receive an annual base salary of $100,000, which would be increased to $240,000 upon the successful conclusion of an equity offering by Axtive of at least $10 million. The annual base salary will be increased by 5% each fiscal year. Pursuant to the agreement, Mr. Beachum will also be eligible to receive a bonus based on our performance, as determined by the board of directors or its compensation committee. In the event that Mr. Beachum is terminated without cause, including a change of control (as defined in the agreement), or terminates his employment for good reason (as defined in the agreement), he will be entitled to receive as severance the amount of his base salary for (1) the remainder of his term of employment or (2) six months, whichever period is shorter. The agreement also contains customary nondisclosure and non-competition covenants, as well as an assignment of inventions.

Effective as of April 1, 2004, the employment agreement was amended to increase Mr. Beachum’s annual base salary to $165,000. Among other things, the amendment also restates the terms of discretionary incentive compensation, which is to be determined by the compensation committee of our board of directors, and sets forth certain significant objectives to be considered for purposes of a discretionary bonus with respect to the 2004 fiscal year. Mr. Beachum is also eligible to receive additional grants of stock options as determined by the compensation committee. Mr. Beachum is the father of G.C. “Scooter” Beachum III, our President and Chief Operating Officer.

G. C. “Scooter” Beachum III.  In January 2001, we entered into an employment agreement with Mr. G. C. “Scooter” Beachum III to serve as our President and Chief Operating Officer. The employment agreement expires on January 2, 2005, unless terminated earlier. Under the employment agreement, Scooter Beachum is entitled to receive an annual base salary of $95,000 that shall be increased to $165,000 upon the successful conclusion of an equity offering by Axtive of at least $10 million. The annual base salary shall be increased by 5% each fiscal year. Mr. Beachum is currently paid $150,000 annually. In addition, Scooter Beachum was granted options to purchase 750,000 shares of Axtive’s Common Stock at an exercise price of $1.50 per share, of which 25% vested upon the grant date and the remainder vesting at the rate of 18.75% on January 2 of each successive year. Pursuant to the employment agreement, Scooter Beachum will also be eligible to receive a bonus based on our performance, as determined by the Board of Directors or its Compensation Committee. In the event that Scooter Beachum is terminated without cause, including a change of control (as defined in the employment agreement), he will be entitled to receive as severance the amount of his base salary for (i) the remainder of his term of employment, or (ii) six months, whichever period is shorter. The employment agreement also contains customary nondisclosure and non-competition covenants, as well as an assignment of inventions. Mr. Beachum is the son of Graham C. Beachum II and the son-in-law of Paul L. Morris, one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 15, 2004 (the “Ownership Date”) with respect to the beneficial ownership of our common stock by:

•	each of our directors and named executive officers;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons known to us to own beneficially more than 5% of our common stock.

Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of the Ownership Date, upon (1) exercise of outstanding options, (2) the exercise of common stock purchase warrants or (3) otherwise, the shares are deemed beneficially owned by that person, are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns and are reflected in the table. These shares are not included in the computations of percentage ownership for any other person.

Person or Group	Shares of Common Stock Beneficially Owned
Directors and Named Executive Officers (1):
Graham C. Beachum II (2)	625,625	1.4%
Ron Beneke (3)	19,698,638	41.8%
Paul Morris	381,361	*
Alan W. Tompkins	—	—
Bradley A. Thompson (4)	1,441,663	3.3%
G.C. “Scooter” Beachum III (5)	668,060	1.5%
All executive officers and directors as a group (6 persons) (6)	22,815,347	47.4%

Beneficial Owners of 5% or More of Our Outstanding Common Stock :
B/K Venture Capital, LLP (7)	19,698,638	41.8%
GCA Strategic Investment Fund Limited (8)	10,536,728	24.3%
Sandera Partners, L.P. (9)	13,007,242	28.6%

*	Less than 1%
(1)	Except as otherwise noted, the address of each executive officer and director is c/o Axtive Corporation, 5001, LBJ Freeway, Suite 275, Dallas, Texas 75244.
(2)	Includes options to purchase 625,625 shares of common stock that were exercisable on or within 60 days of the Ownership Date.
(3)	Includes shares of common stock directly owned by B/K Venture Capital, LLP or which B/K Venture Capital, LLP has the contractual right to acquire as of the Ownership Date. Mr. Beneke is CEO of B/K Venture Capital, LLP and, therefore, may be deemed to share voting and investment power with respect to the shares of Common Stock. This filing should not be construed as an admission by Mr. Beneke that he is the beneficial owner of the shares of common stock. Mr. Beneke’s address is c/o B/K Venture Capital, LLP, Grand Galleria, 43-46 Norre Gade, Suite 232, St. Thomas, U.S. Virgin Islands 00802.
(4)	Includes shares of common stock directly owned by Global Capital Funding Group, L.P., of which Mr. Thompson is indirectly a limited partner.
(5)	Includes (a) 49,768 shares of common stock owned by TSTC International Holding Company, which is wholly owned by Mr. Scooter Beachum, (b) options to purchase 310,939 shares of common stock that were exercisable on or within 60 days of the Ownership Date and (c) 132,500 shares of common stock in which he has an indirect beneficial ownership interest as a result of his membership interest in Beachum Investments, LLC.

(6)	Includes options to purchase a total of 936,564 shares of common stock that were exercisable on or within 60 days of the Ownership Date.
(7)	Includes shares of common stock directly owned by B/K Venture Capital, LLP or which B/K Venture Capital, LLP has the contractual right to acquire as of the Ownership Date. The address of B/K Venture Capital, LLP is Grand Galleria, 43-46 Norre Gade, Suite 232, St. Thomas, U.S. Virgin Islands 00802.
(8)	The address of GCA Strategic Investment Fund Limited is c/o Prince Management Ltd., Mechanics Building, 12 Church Street, Hamilton, Bermuda HM 11.
(9)	Includes shares of common stock directly owned by Sander Partners, L.P. or which Sandera Partners, L.P. has the contractual right to acquire as of the Ownership Date. The address of Sandera Partners, L.P. is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financings

PurchasePooling Investment

In September 2000, we issued 264,485 shares of Axtive common stock to PurchasePooling Investment Fund in return for 9,593,824 shares of Series A Convertible Preferred Stock of PurchasePooling Solutions, Inc., a start up web-based demand aggregator working toward enabling government and educational entities to save significantly on large-ticket capital items by combining their purchasing power nationwide and globally. In December 2000, we invested an additional $620,000 in PurchasePooling in return for 2,214,285 shares of its Series C Convertible Preferred Stock. As a result, at December 31, 2000, we had an approximately 18% ownership interest in PurchasePooling. In 2000, we entered into an agreement to acquire from Odyssey Ventures Online S.A. 975,000 shares of Series A Convertible Preferred Stock of PurchasePooling in exchange for 26,881 shares of Axtive common stock. In April 2001, the agreement was finalized and the shares of Axtive common stock were issued.

Based on a valuation obtained on PurchasePooling in July 2001, we determined that the investment was impaired. Accordingly, we recorded an impairment charge of $2.5 million.

In October 2001, we participated in the amount of $400,000 in a syndicated loan to PurchasePooling in the amount of $1,600,000. The loan, structured as a Convertible Note with Warrants, bore interest at 15% per annum, and if not converted earlier, would mature in October 2003. Because PurchasePooling was in its development stage and was not generating any cash flows, we had no expectation for repayment of the loan. We did not accrue interest on the note.

Based upon the ongoing evaluation of our investment in PurchasePooling, we determined in April 2002, that our investment was not recoverable. As a result, we wrote off the remaining $2,680,000 of our investment in PurchasePooling as of December 31, 2001. The write-off for the year 2001 was $5.2 million.

Through February 2003, Graham C. Beachum II was the interim Chief Executive Officer of PurchasePooling. In February 2003, the lenders to PurchasePooling (including Axtive) declared the loan to PurchasePooling in default and foreclosed upon the assets of the company. The previous lenders formed a new entity, Demand Aggregation Solutions, LLC (“DAS”), to hold the assets, and Axtive, under a management agreement, has agreed to manage the affairs of DAS in exchange for a management fee of $25,000 per month. Stemming from Axtive’s participation in the loan, the Company has a 25% membership interest in DAS that is subject to forfeiture if Axtive breaches its obligations under the management agreement. Additionally, the management agreement with DAS obligates Axtive to fund DAS’s working capital needs at a rate not exceeding, on average, $50,000 per month up to a maximum of $1.2 million over the three year life of the agreement.

Acquisition of “Axtive” Name

In June 2002, the Company acquired the name “Axtive” (pronounced “active”) and its related logo and trademark and certain tangible assets including furniture and fixtures, signage and office supplies from

Axtive Software Corporation, as represented by it sole shareholder, G.C. “Scooter” Beachum III, our President and Chief Operating Officer. The assets were acquired in exchange for an initial grant of 40,000 restricted shares of Axtive’s common stock, which was valued at approximately $168,000 at the time of acquisition. This amount was allocated between relative fair values of the intangible ($153,000) and tangible assets ($15,000) purchased by us.

In July 2003, we issued 29,768 restricted shares of our common stock to TSTC International Holding Company, formerly known as Axtive Software Corporation. These shares constituted an additional payment due to TSTC in connection with our June 2002 purchase of certain intangible assets, including the name “Axtive,” and certain tangible assets. We were obligated to issue the additional restricted shares, not in excess of 29,768 shares, if the market price of our common stock had not been at or above $7.50 within the one-year period after our purchase. Mr. Scooter Beachum is the sole shareholder and director of TSTC. The issuance of the restricted shares of common stock did not involve a public offering. In December 2003, we determined that the intangible was impaired and wrote off the balance totaling approximately $177,000.

Affiliate Relationships In Financing Transactions

Until the end of May 2003, J. Keith Benedict and John A. Wagner served as members of our board of directors and were representatives of the investment manager (or its affiliates) of H.W. Capital L.P. Concurrent with the May 2003 financing activities, Alan W. Tompkins became a member of our board of directors. Mr. Tompkins is Vice President and General Counsel of Unity Hunt, Inc., a Texas corporation owned by several trusts. Those trusts hold limited partnership interests in Sandera Partners, L.P., which is one of our stockholders. Sandera was also a purchaser of additional shares of Series A Preferred Stock in May 2003 and a purchaser of our common stock in the February 2004 private offering.

Concurrent with the May 2003 financing activities, Ron Beneke became a member of our board of directors. Mr. Beneke is a member of the management committee of DAS, one of the purchasers of shares of Series A Preferred Stock in May 2003. Mr. Beneke is also a principal of B/K Venture Capital, LLP, one of the purchasers of our common stock in the February 2004 private offering.

In September to December 2003, affiliates of Mr. Beneke made bridge loans to us in the aggregate principal amount of $113,745 which bore interest rates from 6% to 12% per year. In February 2004, we repaid the affiliates all amounts due, plus accrued interest. In January 2004, as part of a December 2003 private offering of 12% promissory notes and warrants, an affiliate of Mr. Beneke purchased a 12% promissory note in the original principal amount of $49,615 and was issued related warrants to purchase common stock. As part of the February 2004 private offering of our common stock, in lieu of converting this 12% promissory note and warrant to common stock, the affiliate elected to be repaid, terminated the warrant, and B/K Venture Capital, LLP increased the amount of its purchase of common stock by an amount equal to the principal amount of the 12% promissory note.

Concurrent with the May 2003 financing activities, Brad A. Thompson became a member of our board of directors. Mr. Thompson is an officer of Global Capital Advisors, LLC, which is an affiliate of GCA Strategic Fund Limited, one of the purchasers of shares of Series A Preferred Stock in April 2002 and May 2003.

Concurrent with the May 2003 financing activities, Paul L. Morris became a member of our board of directors. Mr. Morris was one of the purchasers of shares of Series A Preferred Stock in April 2002. In December 2003, as part of the December 2003 private notes offering, Mr. Morris purchased a 12% promissory note in the original principal amount of $20,000 and was issued related warrants to purchase common stock. As part of the February 2004 private offering of our common stock, Mr. Morris converted his 12% promissory note and related warrants into 260,178 shares of our common stock.

G.C. “Scooter” Beachum III, our President and Chief Operating Officer, and Stanley D. Strifler, former President of ThinkSpark Corporation, are each members of Beachum Investments, LLC, one of the purchasers of shares of Series A Preferred Stock in May 2003. In addition, Scooter Beachum was an individual purchaser of Series A Preferred Stock in May 2003.

In September 2003, Scooter Beachum made a bridge loan to us in the principal amount of $13,220, which bore interest at 6% per year. In December 2003, as part of the December 2003 private notes offering, Scooter Beachum purchased a 12% promissory note in the original principal amount of $13,441 and was issued related warrants to purchase common stock. We repaid Scooter Beachum’s bridge loan, including accrued interest, out of the proceeds of the December 2003 private notes offering. As part of the February 2004 private offering of our common stock, Scooter Beachum converted his 12% promissory note and related warrants into 174,853 shares of our common stock.

Employment Relationships

We have entered into employment agreements with each of Graham C. Beachum II and G.C. “Scooter” Beachum III.

Acquisition of ThinkSpark Corporation

Prior to our acquisition of ThinkSpark Corporation in May 2003, Stanley D. Strifler, former President of ThinkSpark, had a right to purchase certain capital stock from ThinkSpark pursuant to an October 2002 employment agreement with ThinkSpark. In connection with our acquisition, Mr. Strifler agreed to new employment terms with the surviving corporation, which superseded the previous employment agreement. He also agreed to waive any right to purchase capital stock of ThinkSpark in consideration of a promissory note from ThinkSpark for $135,000. The promissory note bears interest at 6% per year and is payable in monthly installments amortized over a five-month period. In late 2003, ThinkSpark became past due on the final monthly installment, but made the final payment in March 2004.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of our certificate of incorporation and by-laws. For information on how to obtain copies of our certificate of incorporation and by-laws, See “Where You Can Find More Information.”

General

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. No other classes of stock are authorized or expected to be authorized under our certificate of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held of record by such holder. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of the Company so long as no shares of Series A preferred stock are outstanding. Matters submitted for shareholder approval generally require a majority vote, and directors are elected by a plurality vote. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our net assets. Holders of our common stock have no preemptive, redemption, conversion or other subscription rights.

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, (781) 921-8380.

Preferred Stock

Our board has the power, without further vote of shareholders, to authorize the issuance of up to 5,000,000 shares of our preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of our preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Our preferred stock may be divided into such number of series as our board determines. Our board has designated 15,000 shares of the authorized preferred stock as Series A Convertible Preferred Stock. Previously, 6,825 shares of Series A preferred stock were issued and subsequently converted into common stock. Our First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock requires that upon conversion, the shares so converted be cancelled and the certificate of designation be amended to effect a reduction in the number of shares designated as Series A preferred stock. We have not yet completed this amendment, but intend to do so. Following the amendment, there will only be 8,175 shares of the authorized preferred stock designated as Series A preferred stock.

There are currently no shares of preferred stock, including Series A preferred stock, issued or outstanding. The following discussion applies to shares of Series A preferred stock that we may issue in the future.

When declared by our board, holders of Series A preferred stock are entitled to receive quarterly, cumulative dividends, in cash or in kind, at the rate of 8% per share per year or, if paid in kind, 0.08 of one share per share.

In the event of our liquidation, dissolution or winding-up, the holders of Series A preferred stock are entitled to receive cash or any other assets in an amount equal to $1,000 per share plus all accrued and unpaid dividends. The sale of substantially all of our assets or a merger or consolidation in which more than 50% of the voting power will not immediately after such transaction be held by the stockholders as constituted immediately before the transaction is deemed a liquidation for purposes of the Series A preferred stock.

So long as shares of Series A preferred stock with a liquidation preference of at least $2,000,000 are outstanding, we cannot, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A preferred stock voting or consenting separately as a class:

•	amend or repeal any of the provisions of our Certificate of Incorporation or Bylaws which would adversely affect the rights, preferences or privileges of the Series A preferred stock; or

•	redeem, purchase or otherwise acquire any shares of our common stock.

To the extent we issue additional preferred stock or convertible debt instruments with aggregate proceeds of less than $15,000,000, any terms and conditions that are superior to the rights of the Series A preferred stock are automatically incorporated into the Series A preferred stock. Once we issue additional preferred stock or convertible debt instruments with aggregate proceeds in excess of $15,000,000, this right terminates.

Each holder of shares of Series A preferred stock has the right to one vote for each share of common stock into which such preferred stock could then be converted. Before the conversion of all the outstanding shares of Series A preferred stock in February 2004, holders of a majority of shares of Series A preferred stock with an original issuance date before May 1, 2003 (“Series A-1 preferred stock”), as long as shares of Series A-1 preferred stock with a liquidation preference in the aggregate of at least $2,000,000 remained outstanding, had a right to elect one director. Holders of a majority of shares of Series A preferred stock with an original issuance date after May 1, 2003 (“Series A-2 preferred stock”), as long as shares of Series A-2 preferred stock with a liquidation preference in the aggregate of at least $1,000,000 are outstanding, will have the right to elect one director.

Each share of Series A preferred stock that may be issued will be convertible into shares of our common stock any time. The number of shares of common stock upon conversion is determined by dividing the liquidation preference of a share of Series A preferred stock by the conversion price as determined by the provisions, and subject to the limitations, of our First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock.

We have no right to redeem shares of Series A preferred stock, and the holders of shares of Series A preferred stock have no right to require us to redeem such shares.

Voting Agreement

In May 2003, the then principal holders of the Series A preferred stock, consisting of Sandera Partners, L.P., Global Capital Funding Group, L.P., GCA Strategic Investment Fund Limited and Demand Aggregation Solutions, LLC, entered into a Stockholders and Voting Agreement with respect to our capital stock they owned or would acquire in the future. This includes the shares of our common stock issued upon conversion of the Series A preferred stock. They agreed to vote their shares to elect two independent directors to the board. For this purpose, an independent director is an individual who is not (1) an officer or director of the voting stockholder, the Company or any affiliate of either, (2) the holder of more than 10% of the voting power of the voting stockholder, the Company or any affiliate of either or (3) a relative (as defined in the Stockholders and Voting Agreement) of the voting stockholder or any person described in the preceding clauses. These principal holders also agreed to vote their shares of Axtive capital stock to elect the individuals currently serving as directors to our board of directors. With its purchase of common stock in the February 2004 private offering, B/K Venture Capital, LLP, an affiliate of Mr. Beneke, also agreed to be bound by the Stockholders and Voting Agreement with respect to the shares it owns or acquires. In addition, any transferee of the shares covered by the Stockholders and Voting Agreement is required to be subject to these obligations with respect to voting.

SELLING SHAREHOLDERS

This prospectus relates to the registration of securities on behalf of the selling shareholders named in this prospectus of up to 57,440,628 shares of common stock. The selling shareholders either (i) acquired or has a right to acquire these shares from the Company in connection with the February 2004 financing or (ii) has the right to acquire these shares from the Company upon the exercise of warrants or conversion of a promissory note. The selling shareholders are not broker-dealers or affiliates of a broker-dealer. Because the shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the issuance of those shares was not registered with the SEC, the selling shareholders currently hold “restricted stock.”

The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares currently held by the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount and percentage of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders:

	Number of Shares Beneficially Owned Before Offering			Number of Shares Beneficially Owned After Offering
Selling Shareholders	No. of Shares	Percent of Class	Shares Offered	No. of Shares	Percent of Class
B/K Venture Capital, LLP (1)	19,698,638	41.8%	19,698,638	—	—
Sandera Partners, L.P. (2)	13,007,242	28.6%	12,653,538	353,704	*
Laurus Master Fund, Ltd. (3)	10,750,000	19.8%	10,750,000	—	—
GCA Strategic Investment Fund Limited (4)	10,536,728	24.3%	9,825,949	710,779	1.6%
Global Capital Funding Group, L.P. (5)	1,441,663	3.3%	1,441,663	—	—
Jack E. Brown	855,014	2.0%	849,164	5,850	*
U.S. Technology Investors, LLC (6)(7)	673,957	1.6%	673,957	—	—
Beachum Investments, LLC (7)	381,600	*	381,600	—	—
Paul L. Morris	381,361	*	375,511	5,850	*
W. Robert Dyer, Jr. (7)	706,822	1.6%	325,222	—	—
G. C. Beachum III (7)	668,060	1.5%	174,853	360,707	*
Alex Rankin	115,333	*	115,333	—	—
Lanny Sachnowitz	106,000	*	106,000	—	—
Rex Jobe	69,200	*	69,200	—	—

*	Less than 1%.
(1)	Ron Beneke and Jane Beneke are the natural persons who have indirect shared voting and investment power over the shares held by B/K Venture Capital, LLP.
(2)	Clark K. Hunt is the natural person who has indirect sole voting and investment power over the shares held by Sandera Partners, L.P.
(3)	Laurus Capital Management, LLC has direct voting and investment power over the shares held by Laurus Master Fund, Ltd. Messrs. David Grin and Eugene Grin control Laurus Capital Management, LLC and thus are the natural persons who have indirect shared voting and investment power over the shares held by Laurus Master Fund, Ltd.
(4)	Lewis N. Lester, Michael S. Brown and Bradley A. Thompson are the natural persons who have indirect shared voting and investment power over the shares held by GCA Strategic Investment Fund Limited.
(5)	Lewis N. Lester, Michael S. Brown and Bradley A. Thompson are the natural persons who have indirect shared voting and investment power over the shares held by Global Capital Funding Group, L.P.
(6)	Rex Canon is the natural person who has indirect sole voting and investment power over the shares held by U.S. Technology Investors, LLC.
(7)	IPL Management Company has direct voting and investment power over the shares held by Beachum Investments, LLC. W. Robert Dyer, Jr. controls IPL Management Company and thus is the natural person who has indirect sole voting and investment power over the shared held by Beachum Investments, LLC. G. C. Beachum III is a member of Beachum Investments, LLC and may be deemed to beneficially own 132,500 shares owned by Beachum Investments, LLC, but Mr. Beachum does not have any voting or investment power with respect to such shares. U.S. Technology Investors, LLC is a member of Beachum Investments, LLC and may be deemed to beneficially own 10,600 shares, but U.S. Technology Investors, LLC does not have any voting or investment power with respect to such shares.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. A Rule 424(b) prospectus supplement will be filed for any limited partners, donees, successors-in-interest and pledgees who receive shares from the selling shareholders after the date of this prospectus, except to the extent otherwise permitted. After effectiveness of this registration statement, the shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; and (g) through underwritten transactions or otherwise. The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate at such time as all shares offered have been sold. As of the date of this prospectus, none of the selling shareholders have open short positions in the Company’s common stock.

The selling shareholders may effect such transactions by registering the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

Other than Lanny Sachnowitz, a NASD Series 7 registered representative employed by AIM Distributors, Inc., and HFV Investments, Inc., a registered broker-dealer and affiliate of Sandera Partners, L.P., none of the selling shareholders are registered broker-dealers or affiliates of registered broker-dealers. Mr. Sachnowitz acquired his shares in the ordinary course of business and at the time of the purchase of his shares did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute his shares. Sandera Partners, L.P. acquired its shares in the ordinary course of business and at the time of the purchase of its shares did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute its shares (other than, as the case may be, a transfer of securities to its partners or members).

The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $32,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by us.

In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Exchange Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We intend to advise the selling shareholders that when they sell the securities, they (1) are required to comply with Regulation M under the Exchange Act (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any of our securities or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement, and reference is made to the registration statement for further information about us and the securities offered by this prospectus. Any statements contained in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the documents that have been filed.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents, including this registration statement, at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file reports electronically with the SEC.

LEGAL MATTERS

The legality of the securities offered hereby will be passed on for us by Gardere Wynne Sewell LLP, Dallas, Texas.

EXPERTS

Our financial statements as of and for the years ended December 31, 2003 and 2002, included in this prospectus, have been included in reliance upon the reports of KBA Group LLP and Grant Thornton LLP, respectively, given their authority as experts in accounting and auditing.

AXTIVE CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Axtive Corporation

We have audited the accompanying consolidated balance sheet of Axtive Corporation and Subsidiaries (the “Company”), as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axtive Corporation and Subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of approximately $4.8 million during the year ended December 31, 2003, and, as of December 31, 2003, the Company’s current liabilities exceeded its current assets by approximately $7.8 million. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ KBA GROUP LLP

Dallas, Texas

March 26, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Axtive Corporation

We have audited the accompanying consolidated balance sheet of Axtive Corporation and Subsidiaries (formerly Edge Technology Group, Inc.) (the “Company”), as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axtive Corporation and Subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of approximately $2.2 million during the year ended December 31, 2002, and, as of that date, the Company’s current liabilities exceeded its current assets by approximately $1.4 million. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Grant Thornton LLP

Dallas, Texas

July 1, 2003

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2003
CURRENT ASSETS
Cash and cash equivalents	$444,275	$146,055
Marketable securities	26,873	—
Accounts receivable, net of allowance for doubtful accounts of $58,618 and $149,325 at December 31, 2002 and 2003, respectively	392,043	1,816,278
Other current assets	121,984	225,128

Total current assets	985,175	2,187,461

NON-CURRENT ASSETS
Property and equipment, net	301,388	471,697
Goodwill	2,247,714	3,579,608
Intangible assets, net	361,476	3,097,515
Other assets	8,853	36,168

TOTAL ASSETS	$3,904,606	$9,372,449

CURRENT LIABILITIES
Accounts payable	$408,187	$1,982,803
Accrued expenses	322,380	575,745
Short-term notes payable	995,619	100,000
Short-term notes payable—related parties, net of debt discount of $0 and $108,794 at December 31, 2002 and 2003, respectively	—	607,491
Current portion—long-term debt	—	4,883,646
Current portion—settlement notes payable	—	1,006,199
Lease termination liability	—	236,650
Other current liabilities	666,333	608,110

Total current liabilities	2,392,519	10,000,644
NON-CURRENT LIABILITIES
Settlement notes payable, less current portion	—	173,359
Other liabilities	69,195	53,735

Total non-current liabilities	69,195	227,094

TOTAL LIABILITIES	2,461,714	10,227,738

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY / (DEFICIT)
Series A convertible preferred stock, $.01 par value, 5,000,000 shares authorized, 4,440 issued and outstanding at December 31, 2002, net of discount; liquidation preference of $4,440,000, and 6,825 issued and outstanding at December 31, 2003, net of discount; liquidation preference of $6,825,000	3,925,572	5,871,440
Common stock, $.01 par value, 10,000,000 shares authorized, 1,904,005 issued at December 31, 2002 and 2,195,688 issued at December 31, 2003	19,040	21,957
Additional paid in capital	42,095,640	43,063,909
Treasury shares (32,589 shares)	—	(326)
Accumulated deficit	(44,586,502)	(49,417,132)
Management fees receivable and advances due from stockholder	—	(395,137)
Accumulated other comprehensive loss	(10,858)	—

TOTAL STOCKHOLDERS’ EQUITY / (DEFICIT)	1,442,892	(855,289)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$3,904,606	$9,372,449

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2002	2003
Net revenues	$2,386,526	$8,828,091
Cost of revenues	(1,360,047)	(5,251,183)

Gross profit	1,026,479	3,576,908

Operating expenses
General and administrative	3,101,284	5,684,985
Marketing	183,135	438,318
Bad debt expense (recoveries), net	(978,882)	90,707
Depreciation and amortization	134,116	1,010,961
Impairment of assets	906,653	1,347,997
Loss on sale of property and equipment	16,776	—
Gain on extinguishment of debt	—	(390,619)

Total operating expenses	3,363,082	8,182,349

Operating loss	(2,336,603)	(4,605,441)

Other income (expense)
Interest expense	(65,940)	(313,719)
Management fees, related party	180,000	200,000
Other income (expense), net	41,728	(111,470)

Total other income (expense), net	155,788	(225,189)

Net loss	(2,180,815)	(4,830,630)

Provision for preferred stock dividends	(261,444)	(470,580)
Amortization of discount on preferred stock	(284,066)	(429,934)

Net loss attributed to common stockholders	$(2,726,325)	$(5,731,144)

Net loss per share attributed to common stockholders, basic and diluted	$(1.51)	$(2.80)

Weighted average common shares outstanding, basic and diluted	1,808,025	2,046,783

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

AND COMPREHENSIVE LOSS

	Common Stock		Preferred Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (loss)	Management Fees Receivable and Advances Due From S/Holder	Treasury Stock	Accumulated Deficit	Total Stockholders Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2001	1,648,855	$16,488	—	$—	$40,197,008	$—	$—	$—	$(42,405,687)	$(2,192,191)
- Issuance of Series A Preferred Stock and Warrants, Net of Offering Costs of $38,000	—	—	4,440	4,021,506	380,000	—	—	—	—	4,401,506
- Value of Beneficial Conversion Feature of Series A Preferred Stock	—	—	—	(380,000)	380,000	—	—	—	—	—
- Amortization Of Preferred Stock Beneficial Conversion Feature	—	—	—	284,066	(284,066)	—	—	—	—	—
- Issuance of Option to Infinity	—	—	—	—	200,000	—	—	—	—	200,000
- Acquisition of Media Resolutions, Inc.	50,000	500	—	—	312,500	—	—	—	—	313,000
- Acquisition of VirtuallyThere, Inc.	115,385	1,154	—	—	453,460	—	—	—	—	454,614
- Acquisition of “Axtive” Name and Other Assets	40,000	400	—	—	167,600	—	—	—	—	168,000
- Issuance of Shares for Services	10,000	100	—	—	31,900	—	—	—	—	32,000
- Conversion of Infinity Loans	39,764	398	—	—	257,238	—	—	—	—	257,636
Comprehensive Loss:
- Net Loss	—	—	—	—	—	—	—	—	(2,180,815)	(2,180,815)
- Change in Fair Value of Marketable Securities	—	—	—	—	—	(10,858)	—	—	—	(10,858)

- Total Comprehensive Loss	—	—	—	—	—	—				(2,191,673)

Balance December 31, 2002	1,904,005	19,040	4,440	3,925,572	42,095,640	(10,858)	—	—	(44,586,502)	1,442,892
- Issuance of Series A Preferred Stock and Warrants, Net of Offering Costs of $124,000	—	—	2,385	1,849,934	411,000	—	—	—	—	2,260,934
- Issuance of Warrants and Stock for Services	140,000	1,400	—	—	116,600	—	—	—	—	118,000
- Amortization Of Preferred Stock Beneficial Conversion Feature	—	—	—	95,934	(95,934)	—	—	—	—	—
- Issuance of Common Stock as Collateral (see Note 12)	121,915	1,219	—	—	(1,219)	—	—	—	—	—
- Additional Shares Issued for Acquisition of Assets	29,768	298	—	—	14,702	—	—	—	—	15,000
- Issuance of Warrants to Settle Note Payable	—	—	—	—	414,000	—	—	—	—	414,000
- Issuance of Warrants to Investors in Connection With Obtaining Debt Financing	—	—	—	—	108,794	—	—	—	—	108,794
- Treasury Stock Acquired (see Note 12)	—	—	—	—	326	—	—	(326)	—	—
- Management Fees Receivable and Advances Due From Stockholder	—	—	—	—	—	—	(395,137)	—	—	(395,137)
Comprehensive Loss:
- Net Loss	—	—	—	—		—	—	—	(4,830,630)	(4,830,630)
- Realized Loss on Sale of Marketable Securities	—	—	—	—	—	10,858	—	—	—	10,858

- Total Comprehensive Loss	—	—	—	—	—	—	—	—	—	(4,819,772)

Balance December 31, 2003	2,195,688	$21,957	6,825	$5,871,440	$43,063,909	$—	$(395,137)	$(326)	$(49,417,132)	$(855,289)

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,180,815)	$(4,830,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	58,618	90,707
Non-cash stock and stock option compensation expense	32,000	—
Depreciation and amortization	134,116	1,010,961
Impairment of assets	906,653	1,347,997
Gain on extinguishment of debt	—	(390,619)
Loss on disposal of fixed assets	16,776	3,258
Common stock and warrants issued for services	—	118,000
(Gain) loss on sale of marketable securities	(11,569)	21,654
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(247,954)	177,680
Other current assets	(85,938)	(18,136)
Other assets	(5,544)	3,312
Accounts payable	(361,719)	1,271,996
Accrued expenses	81,103	(330,939)
Other current liabilities	623,522	(147,506)
Other liabilities	18,807	200,625

Net cash used in operating activities	(1,021,944)	(1,471,640)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net	(85,080)	2,395
Purchase of marketable securities	(54,124)	—
Acquisition of subsidiaries, net of cash received	(1,499,846)	(179,091)
Settlements of prior acquisitions	—	(189,710)
Proceeds from the sale of marketable securities	103,385	16,077
Advances to affiliated company	—	(395,137)
Purchase of Axtive name	(9,638)	—

Net cash used in investing activities	(1,545,303)	(745,466)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of preferred stock and warrants	2,871,382	2,176,818
Payments on long-term debt	—	(116,354)
Proceeds from short-term debt (including $0 and $707,549 from related parties, respectively)	—	716,284
Repayment of settlement notes	—	(490,245)
Repayment of short-term notes payable	(123,000)	(324,893)
Principal payments under capital leases	(19,427)	(42,724)
Issuance of option to Infinity	200,000	—

Net cash provided by financing activities	2,928,955	1,918,886

NET CHANGE IN CASH AND CASH EQUIVALENTS	361,708	(298,220)

Cash and cash equivalents, beginning of year	82,567	444,275

Cash and cash equivalents, end of year	$444,275	$146,055

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$33,126	$202,383
Cash paid for taxes	$8,615	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
Property and equipment acquired through capital leases	$25,498	$—
Issuance of restricted shares of common stock in connection with acquisitions	$768,000	$—
Issuance of common stock as payment for related party note payable	$258,464	$—
Fair value of warrants issued in connection with sale of preferred stock	$380,000	$411,000
Fair value of warrants issued to settle a note payable	$—	$414,000
Amortization of preferred stock beneficial conversion feature	$284,066	$429,934
Issuance of common stock as collateral	$—	$12,191
Issuance of notes payable in connection with acquisition of ThinkSpark	$—	$181,440
Preferred stock issued in satisfaction of note payable	$1,530,124	$84,115
Issuance of common stock as payment for assets	$168,000	$15,000
Fair value of warrants issued in connection with obtaining debt financing recorded as a debt discount	$—	$108,794

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

1. NATURE OF OPERATIONS and SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Axtive Corporation (“Axtive” or “Company”), formerly Edge Technology Group, Inc., was incorporated in Delaware in July 1994 and commenced operations in January 1995. We changed the name of our company to Axtive Corporation in October 2002 to better reflect our current business operations and business strategy.

Axtive is a publicly traded company (OTC: AXTC.OB). On December 23, 2003, the Company effected a 1-for-10 reverse share split of all of its common stock. Unless otherwise indicated in this prospectus, all share numbers reflect the 1-for-10 reverse share split for all periods presented.

Our business model is to acquire technology companies that deliver software products and related professional information technology services to middle-market companies. Our acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider.

We will continue to offer products and services that improve the utilization of business information for middle-market companies, initially within the United States. We expect that customer organizations will benefit from integrated business application solutions that are delivered through portal technology or as traditional licensed products. Future acquisitions will target companies with existing strategic relationships with Oracle, IBM or Microsoft, allowing us to take advantage of partnership opportunities available only to select parties. The technology companies targeted for acquisition are those that operate within the following business sectors and operating business units: (1) IT Professional Services; (2) Business Application Software comprised of six product groups; and (3) Application Services and Management.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include bank demand deposits, money market funds and other highly liquid investments with original maturities of three months or less at the date of purchase.

Marketable Securities

Marketable equity securities are classified as available-for-sale and are recorded at fair market value based on quoted market prices. The net unrealized gain or loss of marketable securities is included in “Accumulated other comprehensive income (loss)” in the equity section of the accompanying consolidated balance sheets. Realized gains and losses and declines in market value determined to be other than temporary are included in “Other income (expense), net” in the accompanying consolidated statements of operations. Realized gains and losses are based on the average cost of shares acquired.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness; past transaction history with the customer; current economic industry trends; and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Property and Equipment

Property and equipment, comprised primarily of computer equipment, software and office equipment, are stated at cost, net of accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets that range from 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred and betterments are capitalized.

Long-Lived Assets

We have adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under the provisions of this statement, we have evaluated our long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

We evaluate the recoverability of long-lived assets and certain identifiable intangibles assets to be held and used by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values, less cost to sell.

Revenue Recognition

The Company earns revenues primarily from providing consulting services and providing education services. Although the Company provides consulting services under both time-and-material and fixed-price contracts, the majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues include reimbursable expenses billed to customers. Revenues from consulting services are recognized when the Company has received a signed agreement, the Company has delivered the services, and collection is considered probable by management. Cost of revenues for consulting services includes salaries, benefits, and other direct expenses related to providing consulting services. Deposits received from customers in advance of the delivery of product or provision of service are included in “Other current liabilities” in the accompanying consolidated balance sheets.

Education revenues include amounts billed for providing training seminars at Company-owned and third-party facilities. Revenues from Company-organized courses are reported on a gross basis. Revenues from

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

training courses conducted for Oracle Corporation are recorded on a net basis, as the Company receives a percentage of the amounts billed to participants. Cost of revenues for education revenues includes salaries, benefits, and other direct expenses related to providing education services. Education revenues totaled less than 10% of total revenues for the years ended December 31, 2002 and 2003.

Principles of Consolidation

The Company’s consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany balances and intercompany transactions have been eliminated in consolidation.

Goodwill and Other Intangible Assets

Effective January 1, 2002, we adopted SFAS No, 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also specifies the criteria for the recognition of intangible assets separately from goodwill. In accordance with SFAS No. 142, goodwill is no longer amortized but is subject to an impairment test at least annually or more frequently if impairment indicators arise. In accordance with SFAS No. 142, the Company performed an annual impairment test of goodwill in the third quarter of 2002, and had valuation reports prepared by a third party to assist us in our annual impairment tests of goodwill in the third and fourth quarters of 2003. Due to an overall decline in business (as further discussed in Note 3, “Business Combinations”), of the approximate $906,000 of goodwill recorded in the acquisition of The Visionary Group, $600,000 was written off in September 2002, and the balance was written off in December 2002; of the approximate $477,000 of goodwill recorded in the acquisition of Media Resolutions, Inc., $119,000 was written off in September 2003; and of the approximate $1.05 million of goodwill recorded in the acquisition of Universal Data Technology, Inc., $100,000 was written off in September 2003, and the balance was written off in December 2003. Additionally, the intangible asset recorded for the Axtive trademark was written off in December 2003.

A summary of the changes in goodwill is as follows:

Net carrying value at December 31, 2001	$—
Acquisitions:
The Visionary Group	906,653
Media Resolutions, Inc.	477,646
Virtually There, Inc.	718,684
Universal Data Technology, Inc.	1,051,384
Impairment loss—The Visionary Group	(906,653)

Net carrying value at December 31, 2002	2,247,714
Acquisition of ThinkSpark Corporation	2,507,544
Settlements of previous acquisitions
Media Resolutions, Inc.	(732)
Virtually There, Inc.	(4,558)
Impairment losses:
Media Resolutions, Inc.	(118,976)
Universal Data Technology, Inc.	(1,051,384)

Net carrying value at December 31, 2003	$3,579,608

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Intangible assets consist of the following as of December 31:

	2002		2003
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortizable intangible assets :
Non-compete agreements	$249,248	$50,410	$911,040	$328,334
Oracle partnership	—	—	661,792	193,023
Government contracts acquired	—	—	2,316,270	270,230
Intangible assets not subject to amortization:
Tradename	162,638	—	—	—

Total	$411,886	$50,410	$3,889,102	$791,587

Amortization expense related to the intangible assets totaled $50,410 and $741,177 for the twelve months ended December 31, 2002 and 2003, respectively. The aggregate estimated amortization expense for intangible assets remaining as of December 31, 2003 is as follows:

2004	$1,175,872
2005	765,472
2006	489,738
2007	473,407
2008	193,026

Total	$3,097,515

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is established to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change. Due to the continuing losses experienced by Axtive, we continue to fully reserve all net deferred tax assets due to the uncertainty surrounding their recoverability.

Major Customers

During 2003, one customer accounted for approximately 12% of our total revenues. No other customer accounted for more than 7%. In late 2003, we lost one major customer, and in early 2004 we were notified by Oracle Corporation of their intent to terminate the Oracle Approved Education Center Agreement between Oracle and ThinkSpark. The revenue generated by these two losses totaled approximately 11% of our total revenues in 2003.

During 2002, one customer accounted for approximately 15% of our total revenues. No other customer accounted for more than 10%.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, investments, note receivable, notes payable, accounts receivable and accounts payable as reflected in the accompanying consolidated balance sheets approximate fair value due to the short-term maturity of these instruments.

Loss per Share

Basic loss per share is calculated by dividing loss attributed to common stockholders by the weighted average number of shares of common stock outstanding during each period.

As of December 31, 2002 and 2003, due to our net losses, all shares of Common Stock issuable upon conversion of convertible stock and the exercise of outstanding options and warrants have been excluded from the computation of diluted loss per share in the accompanying consolidated statements of operations as their impact would be antidilutive. The aggregate number of potentially dilutive instruments including preferred stock, warrants and options excluded from the loss per share calculation for the years ended December 31, 2002 and 2003 are 1,513,281 and 11,935,763, respectively.

Accounting for Stock Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company’s stock over the exercise price. Under APB Opinion No. 25, if the exercise price of an employee’s stock option equals or exceeds the fair market value of the Company’s stock on the date of grant, no compensation expense is recognized. The Company did not record compensation expense related to the issuance of stock options during the years ended December 31, 2002 and 2003. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure and amendment of FASB Statement No. 123,” net loss and loss per share would have been increased as indicated below:

	For the Year Ended December 31,
	2002	2003
Net loss attributed to common stockholders
As reported	$(2,726,325)	$(5,731,144)
Pro forma compensation expense	(1,814,827)	(1,790,224)

Pro forma	$(4,541,152)	$(7,521,368)

Basic and diluted loss per share
As reported	$(1.51)	$(2.80)
Pro forma	$(2.51)	$(3.67)

The assumptions used in determining the fair value of options granted for purposes of the preceding pro forma disclosures are included in Note 14.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that Axtive will continue as a going concern. We incurred net losses of approximately $2.2 million and $4.8 million during the years ended December 31, 2002 and 2003, respectively, and, as of those dates, our current liabilities exceeded our current assets by approximately $1.4 million and $7.8 million, respectively. Additionally, at December 31, 2003 we have not made the required monthly payments on a significant portion of our outstanding debt. These factors, among others, raise substantial doubt about our ability to continue as a going concern. We expect our liquidity to remain tight throughout 2004. We will look to our current cash reserves, cash reserves created by our additional issuance of shares of common stock in February 2004 and continuing common stock purchases in 2004 as part of the February 2004 offering discussed in Note 17, and cash flows generated from operations to meet current liquidity requirements. While we have a level of comfort as to the projected cash flows generated by our acquired companies, we are relying on projections based upon assumptions and forecasts, including factors beyond our control. Actual results could vary from our projections and such variance could have a significant adverse effect on our liquidity. We have historically financed our operations primarily through the sale of equity securities or instruments convertible into equity securities. There can be no assurance that future financings can be completed. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

3. BUSINESS COMBINATIONS

The acquisitions described below were made pursuant to our business model as discussed in Note 1, “Nature of Operations and Summary of Significant Accounting Policies.” The purchase price for each acquisition was generally based upon a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for certain non-recurring costs deemed to be unique to the particular company or situation. Since the acquired companies are technology service companies with minimal tangible or intangible assets, the purchases resulted in amounts characterized as goodwill.

Acquisition of Media Resolutions, Inc.

On April 11, 2002, we closed the acquisition of Media Resolutions, Inc., an Application Service Provider (“ASP”) and website hosting company located in Dallas, Texas. We paid $330,000 in cash and notes and 50,000 restricted shares of our $.01 par value common stock (“Common Stock”) valued at $313,000 in exchange for all the outstanding shares of Media Resolutions.

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of Media Resolutions were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition of Media Resolutions totaled approximately $477,000 and was allocated to goodwill. Due to a slight decline in business in 2003, $119,000 of the recorded goodwill was written off in September 2003.

Acquisition of Virtually There, Inc.

In May 2002, we acquired Virtually There, Inc., an ASP and website hosting company located in Fort Worth, Texas. In exchange for the outstanding shares of Virtually There, Inc., we issued $120,000 in notes, issued 115,385 shares of our restricted Common Stock valued at $455,000 to the shareholders of Virtually There, and assumed approximately $185,000 of Virtually There’s existing liabilities as of the date of closing.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of Virtually There were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the identifiable assets acquired in the acquisition of Virtually There combined totaled approximately $714,000 and was allocated to goodwill. The value allocated to goodwill exceeded the stated purchase price due to the assumption of liabilities at acquisition.

In July 2003, the Company announced the formation of ThinkSpark Web Services and Solutions, a business unit which combines the operations of its Virtually There, Inc. and Media Resolutions, Inc. subsidiaries.

Acquisition of The Visionary Group, Inc.

On April 8, 2002, we acquired The Visionary Group, Inc., a professional services firm providing IT Professional Services related to Oracle applications software. Headquartered in Dallas, Texas, The Visionary Group has operations in Dallas and Austin, Texas. We paid $910,000 in cash and notes and paid approximately $70,000 of existing debt in exchange for all the outstanding shares of The Visionary Group. The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of The Visionary Group were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition.

Following its acquisition, revenues for The Visionary Group fell below acceptable levels. We believe the decline resulted from an overall decline in the market and the delay or elimination of several significant projects resulting from general economic conditions. Despite aggressive steps to rebuild the business including installing new management and producing new product offerings, we were not successful and the subsidiary ceased operations in December 2002. Of the approximate $906,000 of goodwill recorded in the acquisition of The Visionary Group, $600,000 was written off in September 2002, and the balance was written off in December 2002.

Acquisition of Universal Data Technology, Inc.

On May 31, 2002, our newly created and wholly owned subsidiary, UDT Consulting, Inc., acquired the assets of Universal Data Technology, Inc., an IT Professional Services practice headquartered in Dallas, Texas with additional operations in Arkansas and Florida. Our total purchase price for substantially all of Universal Data Technology’s assets was the sum of $1,127,750 (“Minimum Purchase Price”) and the product of multiplying two times UDT Consulting’s adjusted earnings before interest, taxes, depreciation and amortization, as defined in the acquisition agreement, for the twelve months immediately following the closing date of the acquisition (the “Measurement Period”). The calculation of the purchase price is subject to certain deductions and offset provisions. An initial payment of $227,750 and the forgiveness of a $150,000 promissory note from Universal Data Technology to Axtive were applied toward the purchase price as of the date of the closing. In July 2003, we paid Universal Data Technology, Inc. $310,000 in full and final payment of the purchase price for the acquisition. $390,000, which represents the difference between the $700,000 originally recorded as a note payable as of the acquisition date and the amount paid of $310,000, is included as a “Gain on extinguishment of debt” in the accompanying consolidated statements of operations.

The acquisition was accounted for using the purchase method of accounting. The assets acquired from Universal Data Technology were recorded at their estimated fair value and the results of operations are included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired in the acquisition totaled approximately $1.05 million and was allocated to goodwill.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

During the third and fourth quarters of 2003, revenues for UDT Consulting, Inc. fell below acceptable levels. The decline resulted from the loss of several significant contracts and an overall decline in the market. In an effort to retain the remaining UDT business, while reducing overhead costs, all operations of UDT Consulting, Inc. were consolidated under ThinkSpark Corporation, another of the Company’s subsidiaries. Despite ThinkSpark’s aggressive steps to maintain the current business, substantially all remaining revenue was lost in December 2003. Of the approximate $1.05 million of goodwill recorded in the acquisition of Universal Data Technology, $100,000 was written off in September 2003 and the balance was written off in December 2003.

Allocation of Purchase Price

Following is a summary of the amounts assigned to the assets and liabilities of the companies acquired in 2002:

Net Assets Acquired
Cash	$140,116
Accounts receivable	202,707
Property and equipment	240,907
Goodwill	3,154,367
Intangibles	249,248
Other assets	94,439

Total assets acquired	4,081,784
Accounts payable and accrued expenses	469,749
Other liabilities	85,839

Total liabilities assumed	555,588

Total purchase price	$3,526,196

Approximately $1.05 million of goodwill is deductible for tax purposes.

Acquisition of ThinkSpark Corporation

In May 2003, we acquired ThinkSpark Corporation and its subsidiaries (“ThinkSpark”), a professional services firm providing IT Professional Services related to Oracle database software. ThinkSpark is headquartered in Dallas, Texas with additional offices in Austin, San Antonio, Oklahoma City, and Las Vegas. The Company believes that ThinkSpark is a significant building block for growing Axtive’s IT professional services business in conjunction with executing the Company’s current business plan. As a result of the acquisition, the Company gained an industry savvy management team with decades of professional service experience, an established and profitable partnership with Oracle, and numerous long-term government contracts. We assigned a value of $662,000 to non-compete agreements entered into by ThinkSpark management, amortizable over 2 years; $662,000 to the Oracle partnership, amortizable over 2 years; and approximately $2.3 million to the government contracts acquired, amortizable over 5 years.

In exchange for all of the outstanding shares of ThinkSpark, we paid approximately $242,000 in cash and notes and $198,000 in acquisition-related costs. As part of the acquisition, Axtive assumed $5.0 million of long-term debt from ThinkSpark’s secured creditor, Merrill Lynch Business Financial Services, Inc. The debt assumed is secured by all of the assets of ThinkSpark, although Merrill Lynch agreed to subordinate its liens up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. The debt is also guaranteed by the

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

remaining subsidiaries of Axtive. We also issued Merrill Lynch warrants to acquire 500,000 shares of Axtive’s common stock in exchange for the retirement of an additional $1.9 million of debt due from ThinkSpark to Merrill Lynch. The warrants have an exercise price of $0.10 per share and can be exercised anytime prior to the tenth anniversary of their issuance (May 2013). The issuance of these warrants, valued at $414,000 using the Black-Scholes model, had no effect in the statements of operations as the debt was recorded at fair value as part of the ThinkSpark acquisition.

The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of ThinkSpark have been recorded at their estimated fair value and the results of operations have been included in our consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible assets acquired in the acquisition totaled $2.5 million and was allocated to goodwill.

Allocation of Purchase Price

Following is a summary of the amounts assigned to the assets and liabilities of ThinkSpark:

Net Assets Acquired
Cash	$79,823
Accounts receivable	1,692,622
Property and equipment	445,746
Goodwill	2,507,544
Intangibles	3,639,854
Other assets	115,635

Total assets acquired	8,481,224
Accounts payable and accrued expenses	1,102,121
Other liabilities	6,938,749

Total liabilities assumed	8,040,870

Total purchase price	$440,354

None of the goodwill recorded as a result of the ThinkSpark acquisition is expected to be deductible for tax purposes.

Pro Forma Results

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions had occurred at the beginning of 2002 and 2003, respectively.

	For the Year Ended December 31,
	2002	2003
Revenues	$22,425,009	$13,403,013
Net loss attributed to common stockholders	$(11,654,247)	$(6,553,626)
Net loss per share attributed to common stockholders, basic and diluted	$(5.85)	$(3.12)
Weighted average shares outstanding, basic and diluted	1,990,908	2,101,042

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

4. PROPERTY AND EQUIPMENT

Property and equipment, including equipment acquired under capital leases, consist of the following:

	As of December 31,		Lives (Years)
	2002	2003
Machinery and computer equipment	$264,982	$268,169	5
Computer software	77,559	100,201	3-5
Office furniture and equipment	52,102	365,727	3
Leasehold improvements	—	100,639	3-7

	394,643	834,736
Less: accumulated depreciation	(93,255)	(363,039)

Property and equipment, net	$301,388	$471,697

5. RELATED PARTY TRANSACTIONS

Management Fees

In December 2000, we entered into a management agreement with PurchasePooling Solutions, Inc., (“PurchasePooling”) in which PurchasePooling pays us a management fee ranging from $15,000 to $30,000 per month in return for the services provided by our President and other Axtive employees. We recognized $230,000 and $50,000 in management fees from PurchasePooling during 2002 and 2003, respectively. Of such amounts, $50,000 and $10,000 is reflected as a reduction of management salaries and included in “General and administrative” expenses, with the balance reflected as “Management fees, related party” in the accompanying consolidated statements of operations in 2002 and 2003, respectively.

In October 2001, we participated in the amount of $400,000 in a syndicated loan to PurchasePooling in the total amount of $1,600,000. The loan was considered impaired and written off by the Company during 2001. In February 2003, the lenders to PurchasePooling (including Axtive) declared the loan to PurchasePooling in default and foreclosed upon the assets of the company. The previous lenders formed a new entity, Demand Aggregation Solutions, LLC (“DAS”), to hold the assets, and Axtive, under a management agreement, has agreed to manage the affairs of DAS in exchange for a management fee of $25,000 per month beginning in May 2003. We recognized $200,000 in management fees from DAS during 2003. Of such amount, $40,000 is reflected as a reduction of management salaries and included in “General and administrative” expenses, with the balance reflected as “Management fees, related party” in the accompanying consolidated statements of operations in 2003. Stemming from Axtive’s participation in the loan, the Company has a 25% membership interest in DAS that is subject to forfeiture if Axtive breaches its obligations under the management agreement. Additionally, the management agreement with DAS obligates Axtive to advance DAS for working capital needs at a rate not exceeding, on average, $50,000 per month up to a maximum of $1.2 million over the three year life of the agreement. At such time as DAS’s cash flow permits, DAS will reimburse the Company for all outstanding advances. Axtive has a receivable from DAS of approximately $395,000 which is reflected as “Management fees receivable and advances due from stockholder” in the accompanying consolidated balance sheet at December 31, 2003, as the ultimate collection of this receivable is dependent on DAS’s ability to begin producing cash flow sufficient to repay these amounts. Additionally, at December 31, 2003, the Company has trade receivables of $126,000 from DAS for consulting services provided.

In connection with the formation of DAS and Axtive’s agreement to manage its affairs, DAS participated in the Axtive 2003 Series A Preferred Financing (see Note 9, “Financing Transactions”) investing $1.2 million of the $2.3 million raised.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Acquisition of “Axtive” Name

In June 2002, the Company acquired the name “Axtive” and its related logo and trademark and certain tangible assets including furniture and fixtures, signage and office supplies from Axtive Software Corporation, as represented by its sole shareholder, G.C. “Scooter” Beachum III, our President and Chief Operating Officer. The assets were acquired in exchange for an initial grant of 40,000 restricted shares of Axtive’s common stock, which was valued at approximately $168,000 at the time of acquisition. This amount was allocated between relative fair values of the intangible ($153,000) and tangible assets ($15,000) purchased by us.

On July 1, 2003, we issued 29,768 restricted shares of our common stock, valued at $15,000, to TSTC International Holding Company, formerly known as Axtive Software Corporation. These shares constituted an additional payment due to TSTC in connection with our June 2002 purchase discussed above. We were obligated to issue the additional restricted shares, not in excess of 29,768 shares, if the market price of our common stock had not been at or above $7.50 within the one-year period after our purchase. G.C. “Scooter” Beachum, our President and Chief Operating Officer, is the sole shareholder and director of TSTC. The issuance of the restricted shares of common stock did not involve a public offering. In December 2003, we determined that the entire intangible was impaired, and wrote off the balance totaling approximately $177,000.

Short-term Debt

As of December 31, 2003, the Company has recorded $607,000, net of discount, in short-term notes due to certain of its stockholders. See further discussion in Note 9, “Financing Transactions.”

6. NOTE RECEIVABLE

On September 22, 2000, we made an unsecured loan of $1.4 million to Hencie, Inc., a Texas-based IT Services business. The loan was guaranteed by a related company, Hencie Consulting Services, Inc. (collectively “Hencie”) and personally guaranteed by Hencie’s CEO. The loan to Hencie matured November 22, 2001, and went into default. Due to the uncertainty surrounding collection of the note, no interest was accrued in 2001 or 2002 and, during the fourth quarter of 2001, the note was fully reserved to reflect our estimate of its net realizable value.

On May 22, 2002, we entered into a Settlement Agreement and Release with Hencie and the guarantors whereby we received an agreed judgment in the amount of $1.65 million, subject to reduction, and would receive monthly payments of principal and interest through April 2004 totaling approximately $1.3 million. The amounts due under the Settlement Agreement and Release were guaranteed by Hencie’s CEO and secured by shares of Alternate Marketing Networks, Inc. (NASDAQ Small Cap: ALTM), the parent company of Hencie. Because of uncertainties regarding collection of amounts due under the agreement and the lack of liquidity in the collateral, the Company did not record a gain on settlement. Payments received were recorded as a recovery of the bad debts previously written off.

On September 20, 2002, all rights and amounts due to Axtive under the settlement with Hencie were sold without recourse to an unrelated third-party in exchange for $802,500. Prior to its sale, the Company had received payments totaling $235,000. Such payments, together with the sale proceeds, totaled $1,037,500 and were recorded as a recovery of bad debts in 2002

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

7. ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	As of December 31,
	2002	2003
Professional fees	$59,632	$65,938
Interest	—	59,391
Salaries, bonuses and benefits	223,806	376,080
Other	38,942	74,336

	$322,380	$575,745

8. OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows:

	As of December 31,
	2002	2003
Current portion of capital lease obligations	$41,522	$12,913
Judgments	377,969	382,380
Amounts due on receivables sold	151,089	11,232
Customer deposits	39,941	65,496
Deferred revenue	37,707	83,588
Other	18,105	52,501

	$666,333	$608,110

9. FINANCING TRANSACTIONS

2002 Series A Convertible Preferred Stock

On April 1, 2002, we issued 4,200 shares of Series A Convertible Preferred Stock (“Series A Preferred”) at $1,000 per share providing proceeds to us of $2,631,382 calculated as $4,200,000, less $1,530,124 of the pre-existing debt converted to Series A Preferred and $38,494 of issuance costs. The Series A Preferred shares carry an 8% cumulative dividend and are convertible, at the option of the holder, into shares of Common Stock any time after one year at an initial conversion price of $7.50 per share. As discussed below, the purchasers also received warrants to purchase Common Stock. The preferred shares have voting rights pari pasu with the Common Stock and as a separate class on certain matters. The shares also have an antidilution provision whereby the price and number of shares issuable upon conversion adjusts for stock splits, stock dividends and future share issuances below the conversion price of the Series A Preferred. The Series A Preferred have demand registration rights after one year following closing of the financing transaction and the right to elect one member to our Board of Directors. The issuance of warrants resulted in a beneficial conversion feature of the Series A Preferred valued at $370,000.

In connection with the issuance of Series A Preferred, each purchaser received warrants entitling the holder to purchase 2 shares of Common Stock for each 10 shares of Common Stock the holder is entitled to receive upon conversion. The warrants entitle the holder to purchase common shares at the price of $11.50 per share. The warrants become exercisable on the second anniversary of the issuance of the Series A Preferred and, unless exercised earlier, will expire on the fourth anniversary of the issuance. We issued warrants exercisable for a total of 112,000 shares of Common Stock in the offering.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

We paid no commissions in connection with issuance of Series A Preferred but did incur approximately $38,000 in other issuance costs. Such amount is reflected as a reduction to “Additional paid in capital” in the accompanying consolidated balance sheets. Proceeds from the offering were used to acquire Media Resolutions, Inc., The Visionary Group, Inc., Virtually There, Inc. and the assets of Universal Data Technology, Inc. and for general corporate purposes.

In July and August 2002, the Company raised additional funds under the Series A Preferred offering by issuing 240 shares of Series A Preferred at $1,000 per share providing proceeds to us of $240,000. The terms for the issuance of the Series A Preferred were identical to those investors who had invested in April 2002. In particular, we issued additional warrants exercisable for a total of 6,400 shares of Common Stock in the offering. The proceeds from the offering were used for general corporate purposes. The Company paid no issuance costs in connection with these subsequent issuances, and using the same methodology described above, valued the warrants and the conversion feature at $10,000 each. Such amounts were accounted for as described above.

2003 Series A Preferred Financing

On May 23, 2003, the Company issued 2,335 shares of Series A Convertible Preferred Stock (“Series A Preferred”) in a private offering to new and existing private, accredited investors at $1,000 per share. The Company received gross proceeds of $2.3 million, consisting of $2.25 million in cash, less $124,000 of issuance costs and $84,000 in satisfaction of debt owed by the Company to a stockholder and an executive officer. The Series A Preferred shares carry an 8% cumulative dividend and are immediately convertible, at the option of the holder, into shares of common stock at $1.00 per share. The purchasers also received warrants to acquire 467,000 shares of common stock at $2.00 per share in connection with the transaction. These warrants were valued at $334,000 using the Black-Scholes model and have been treated as a discount to the Series A Preferred and were recorded as an increase in additional paid in capital. The issuance of the warrants resulted in a beneficial conversion feature of the Series A Preferred valued at $334,000. Such amount was reflected as a discount to the Series A Preferred and the entire amount was fully amortized as the shares were immediately convertible. As a result, the net effect of the beneficial conversion feature did not change additional paid-in-capital. The amortization of the discount on the preferred stock is deducted from net loss to arrive at the net loss attributed to common stockholders. Demand Aggregation Solutions, LLC (“DAS”) purchased $1.2 million of the Series A Preferred. See Note 5, “Related Party Transactions,” regarding our obligation to provide up to $1.2 million in funding to DAS.

The 2002 issuances of Series A Preferred, described above, provided that subsequent issuances of such securities on terms more favorable than those provided to the original investors in the Series A Preferred would automatically adjust the terms and conditions on the outstanding Series A Preferred to the more favorable terms and conditions (“Superior Rights”). As a result, the initial conversion price on all Series A Preferred outstanding prior to the 2003 issuance was reduced from $7.50 to $1.00 per share and the exercise price of the warrants was reduced from $11.50 per share to $2.00 per share. Each purchaser of Series A Preferred in 2002 was issued a restated warrant exercisable for additional shares as a result of the decrease in the initial conversion price. The additional value of the modified warrants was determined to be $77,000 using the Black-Scholes model, has been treated as a discount to the Series A Preferred and was recorded as an increase in additional paid in capital. The restated warrants are exercisable for a total of 444,000 additional shares of common stock.

In July 2003, we issued an additional 50 shares of Series A Preferred in a private offering to a purchaser in the May 2003 offering, G.C. “Scooter” Beachum, who is also one of our executive officers. This issuance was pursuant to an irrevocable subscription agreement executed by the purchaser at the time of the issuance of

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Series A Preferred in May 2003. The terms were identical to the May 2003 sale of Series A Preferred. The Company received gross proceeds of $50,000 in cash in July 2003. As part of this issuance, we issued additional warrants exercisable for 10,000 shares of our common stock. The calculated value of the warrants was not material.

Short-Term Loans

On September 11, 2003, three of the Company’s investors, GCA Strategic Investment Fund Limited, Beneke Companies, Inc. and G.C. “Scooter” Beachum made short-term loans to the Company in the amounts of $160,274, $48,745 and $13,220, respectively. The loans, which were used for working capital, bore annual interest rates of 6% and were due and payable as of January 15, 2004, February 26, 2004 and December 15, 2003, respectively.

On October 15, 2003 and November 20, 2003, GCA Strategic Investment Fund Limited made two additional short-term loans to the Company in the amounts of $100,000 and $200,000. The loans, which were used for working capital, bore annual interest rates of 6% and 12%, respectively, and were due and payable as of January 15, 2004.

On November 26, 2003, Agincourt L.P., another of the Company’s investors, made a short-term loan to the Company in the amount of $65,000. The loan, which was used for working capital, bore an annual interest rate of 12%, and was due and payable as of February 26, 2004.

12% Promissory Notes

In a private notes offering, on December 15, 2003, we issued G.C. “Scooter” Beachum a 12% promissory note in the amount of $13,441 and issued a warrant to purchase 67,205 shares of common stock at a per share price of $1.10. The 12% promissory note has a December 15, 2004 maturity date and is secured by the Company’s assets, including stock of its subsidiaries and other equity investments. Interest on the note was payable quarterly, in arrears, on the last day of March, June, September and December of each year until the maturity date, commencing March 31, 2004. The warrants were valued at $11,500 using the Black-Scholes model and were recorded as a debt discount. The debt discount will be amortized to interest expense over the term of the note. The note was funded with the proceeds from the repayment of the principal amount plus accrued and unpaid interest of the September 11, 2003 short-term loan. The Company received no additional funds as a result of this transaction.

On December 15, 2003, as part of the same private notes offering, we issued three other of the Company’s investors, US Technology Investors LLC, Paul Morris and Jack E. Brown 12% promissory notes in the amounts of $43,900, $20,000 and $56,410, respectively and issued warrants to purchase 219,500, 100,000 and 282,050 shares of common stock at a per share price of $1.10. The 12% promissory notes and the warrants had the same terms as described above, including security for the notes. The warrants were valued at $35,100, $16,000 and $36,200, respectively, using the Black-Scholes model and were recorded as a debt discount. The debt discount will be amortized to interest expense over the term of the note. The proceeds from the issuance of the notes were used for working capital.

Subsequent Events

On January 15, 2004, as part of the private notes offering begun in December 2003, we issued GCA Strategic Investment Fund Limited a 12% promissory note in the amount of $668,463 and issued a warrant to

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

purchase 3,342,315 shares of common stock at a per share price of $1.10. The 12% promissory note and the warrant had the same terms as described above, including security for the notes. The Company received a cash payment of $200,000, with the balance of the note funded with the proceeds from the repayment of the principal amount plus accrued and unpaid interest of the September 11, 2003, October 15, 2003 and November 20, 2003 short-term loans. The proceeds from the issuance of the notes were used for working capital.

On January 19, 2004, as part of the private notes offering begun in December 2003, we issued Agincourt L.P. a 12% promissory note in the amount of $49,615 and issued a warrant to purchase 248,075 shares of common stock at a per share price of $1.10. The 12% promissory note and the warrant had the same terms as described above, including security for the notes. The proceeds from the issuance of the note were used for working capital.

Receivables Factoring

Two of the Company’s subsidiaries, UDT Consulting, Inc. and ThinkSpark Corporation, have engaged with a third-party to factor certain of its receivables. The receivables are purchased by the factor with recourse to UDT Consulting and ThinkSpark and amounts due under the Factoring and Security Agreement are secured by a pledge of receivables and other assets of UDT Consulting and ThinkSpark, and are guaranteed by Axtive. Under the agreement, UDT Consulting and ThinkSpark receive approximately 80% of the face amount of the receivable, pay interest at a rate of prime plus 2% and are subject to additional fees in certain circumstances. At December 31, 2003, UDT Consulting and ThinkSpark have approximately $11,000 of receivables sold under the agreement. These receivables remain on the Company’s financial statements until collected and the related liability to the factor is included in “Other current liabilities” in the accompanying consolidated balance sheets.

Dividends in Arrears

As of December 31, 2003, there had been no dividends declared on the Series A Preferred and total dividends in arrears at December 31, 2003 totaled $732,024. Undeclared dividends for the years ended December 31, 2002 and December 31, 2003 on the preferred shares as of that date totaled $261,444 and $470,580, respectively, and are reflected in the computation of net loss attributable to common stockholders in the accompanying consolidated statements of operations. Until declared, dividends are not recorded as a liability by the Company.

10. LONG-TERM DEBT AND SETTLEMENT NOTES PAYABLE

Concurrent with the ThinkSpark acquisition, the Company entered into an Assignment and Assumption Agreement to assume $5.0 million of debt of ThinkSpark outstanding with Merrill Lynch. The debt assumed is secured by all of the assets of ThinkSpark, although Merrill Lynch agreed to subordinate its liens on up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. The debt is also guaranteed by the remaining subsidiaries of Axtive. The debt is payable in monthly installments of $55,000 including 6% interest in year one, and monthly installments of $60,000 including 8% interest in year two, with the remaining balance due on June 1, 2005. The Company also issued Merrill Lynch warrants to acquire 500,000 shares of Axtive’s common stock at $0.10 per share for a term of 10 years in exchange for Merrill Lynch’s assignment to Axtive and settlement of an additional $1.9 million of debt due from ThinkSpark. These warrants were valued at $414,000 using the Black-Scholes model on the date of grant.

At December 31, 2003, the Company was not in compliance with certain performance covenants. Under the terms of the Merrill Lynch debt, in the event of a default, Merrill Lynch has the right to accelerate the maturity of

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

the debt, whereupon all outstanding principal, interest and premiums on the note immediately become due and payable. As such, the entire $4.9 million remaining due was classified as a current liability at December 31, 2003 and is included in “Current portion – long-term debt” in the accompanying consolidated balance sheets. Subsequent to December 31, 2003, the Company has made its required payments through December 2003 and is in negotiations with Merrill Lynch to obtain a waiver of the performance covenant; however, there can be no assurance that the Company will be successful in obtaining such waiver.

Also concurrent with the ThinkSpark acquisition, the Company entered into various other settlement agreements with former landlords, customers, and employees of ThinkSpark. Of these settlements, $1.17 million bear interest rates of 6% and are due and payable within six months to twenty-four months of execution, and $395,000 bear no interest rate and are due and payable within twelve months of execution. As of December 31, 2003, the balance remaining due and outstanding is $1,180,000, and is classified as “Settlement notes payable” in the accompanying consolidated balance sheets.

11. LEASE TERMINATION LIABILITY

During 2002, ThinkSpark closed certain offices that had existing lease obligations. The Company has estimated the liability associated with terminating these leases prior to their respective maturity dates. At December 31, 2003, the estimated liability related to these obligations that has been recorded by the Company totaled approximately $237,000, and is included in “Lease termination liability” in the accompanying consolidated balance sheets. This estimate is based on signed releases, if applicable, or management’s expected liability based on ongoing negotiations. The Company is involved in litigation related to unpaid rent on several of these facilities, however management believes that the Company will be able to settle these claims and that the ultimate remaining liability will approximate $237,000.

12. COMMON STOCK

On December 23, 2003, the Company effected a 1-for-10 reverse share split of all of its common stock. All share numbers discussed reflect the 1-for-10 reverse share split.

In April 2002, we issued 39,764 shares of our $0.01 par value common stock (“common stock”) in connection with the conversion of a prior period loan.

In April 2002, we issued 50,000 shares of our common stock in connection with the acquisition of Media Resolutions, Incorporated. The shares were valued at $313,000, using the fair value of the Company’s common stock on the date of issuance.

In May 2002, we issued 115,385 shares of our common stock in connection with the acquisition of Virtually There, Inc. The shares were valued at $455,000, using the fair value of the Company’s common stock on the date of issuance.

In June 2002, we issued 40,000 shares of our common stock in connection with the acquisition of the name “Axtive” and the related trademark and logo and certain furniture and fixtures. The shares were valued at $168,000, using the fair value of the Company’s common stock on the date of issuance.

In August 2002, we issued 10,000 shares of our common stock in exchange for advisory services related to mergers and acquisitions and financing. The shares were valued at $32,000, using the fair value of the Company’s common stock on the date of issuance.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

In June 2003, we issued 121,915 shares of our common stock in connection with the acquisition of ThinkSpark to one of ThinkSpark’s former landlords as security for a promissory note (see Note 15, “Legal Proceedings,” below). Based upon payments made by us on the promissory note, 32,589 shares were returned to the Company in October 2003 and are held by the Company as treasury stock.

In July 2003, we issued 29,768 shares of our common stock in connection with the acquisition of the name “Axtive” and the related trademark and logo and certain furniture and fixtures. The shares were valued at $15,000, using the fair value of the Company’s common stock on the date of issuance.

In July 2003, we issued 140,000 shares of our common stock in exchange for advisory services related to mergers and acquisitions and financing. The shares were valued at $118,000, using the fair value of the Company’s common stock on the date of issuance.

13. INCOME TAXES

Temporary differences between the financial reporting and tax basis of assets and liabilities that give rise to deferred income tax assets and liabilities are as follows:

	As of December 31,
	2002	2003
Deferred tax assets
Net operating loss carryforwards	$8,835,171	$10,096,360
Property and equipment	300,262	310,463
Intangibles	—	249,776
Accounts receivable	133,115	54,971
Capital losses carried forward	2,171,669	2,171,669
Other	75,788	77,826

Net deferred tax assets	11,516,005	12,961,065
Valuation allowance	(11,516,005)	(12,961,065)

	$—	$—

Income tax expense differs from the statutory rate as follows:

	As of December 31,
	2002	2003
Income tax benefit at statutory rate	$741,000	$1,642,414
Permanent differences	(367,000)	(91,907)
Change in valuation allowance, including companies acquired in 2002 and 2003	(374,000)	(1,445,057)
Change in prior year estimate	—	(105,450)

	$—	$—

At December 31, 2003, we had net operating loss carryforwards (NOL’s) of approximately $29.6 million, which will expire in 2012 through 2023. However, because of changes in ownership of our common stock, use of these NOL’s of approximately $26.0 million accumulated through 2002 is limited to approximately $115,000 per year. The NOL created in 2003 of approximately $3.6 million has no such limitations.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

14. STOCK OPTION PLANS

In April 1996, we adopted the 1996 Stock Option Plan (the “1996 Plan”), which was amended most recently in August 2000. The 1996 Plan provides for the granting to directors, officers, key employees and consultants of up to 50,000 shares of common stock in a year. Grants of options may be incentive stock options or non-qualified stock options and will be at such exercise prices, in such amounts, and upon such terms and conditions, as determined by the board of directors or the compensation committee of the board of directors. The term of any option may not exceed ten years. In August 2000, the 1996 Plan was amended to increase the number of shares reserved for issuance to 100,000 shares of our outstanding common stock.

During 2000 and 2001, stock option grants were made by the board of directors that would cause the number of options issued under the 1996 Plan to exceed the number authorized under the plan. As described below, such grants were transferred to the 2002 Stock Incentive Plan and were approved by the stockholders. As of December 31, 2003, there were options outstanding for 85,000 shares of common stock under the 1996 Plan, which are held by one optionee, and none available for future grants.

In June 2002, the Company adopted the 2002 Stock Incentive Plan (the “2002 Plan”), which provides for the issuance of non-qualified stock options and incentive stock options as well as restricted stock awards, unrestricted stock awards, performance stock awards, dividend equivalent rights, stock appreciation rights (in connection with options) and long-term performance awards to eligible employees, officers, independent consultants and directors of the Company and its subsidiaries. Under the terms of the 2002 Plan, options to purchase common stock are generally granted at not less than fair market value, become exercisable as established by the administering committee of the board of directors and generally expire ten years from the date of grant. If any shares reserved for an award are forfeited, repurchased or any such award otherwise terminates without a payment being made to the participant in the form of stock, the shares underlying such award will also become available for future awards under the 2002 Plan.

In September 2002, our stockholders approved the adoption of the 2002 Plan by written consent. The stockholder approval of the adoption of the 2002 Plan was effective 20 days after the mailing of the Information Statement to our stockholders. For administrative convenience and to provide that all options outstanding for current employees are under a single plan, 291,000 options previously granted pursuant to the 1996 Stock Option Plan, but in excess of the number of shares authorized under the plan (the “Transferred Options”) were transferred to the 2002 Plan.

In May 2003, our board of directors approved an amendment of the 2002 Plan to increase the number of shares authorized for issuance under the 2002 Plan from the original number of 12,000,000 to 17,000,000 shares, on a pre-split basis. In addition, the amendment provided that upon the effectiveness of a 1-for-10 reverse stock split announced by the Company, the number of shares authorized for issuance under the 2002 Plan will be 5,000,000 shares. The amendment was immediately effective, but was subject to approval by our stockholders. In May 2003, our stockholders approved the adoption of amendment by written consent. The stockholder approval of the adoption of the amendment became effective on December 23, 2003.

As of December 31, 2003, there were 1,309,550 options outstanding under the 2002 Plan (which includes the Transferred Options), of which 857,662 were vested and 3,690,450 options remain available for issuance under the 2002 plan. To date, the Company has not issued any restricted or unrestricted stock awards, stock appreciation rights, dividend equivalents rights or long-term performance awards under the 2002 Plan.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Stand-Alone Stock Option Agreements

During 2001, we issued 50,000 stock options in conjunction with an employment agreement to an executive officer, and during 2002 we issued 215,000 stock options in conjunction with employment agreements to the key management of the acquired companies under stand-alone stock option agreements. As of December 31, 2003, 240,000 of these options remained outstanding. The exercise prices on these options ranged from $4.16 to $15.00 per share with a weighted average price of $8.55 per share. Vesting periods ranged from immediately upon grant to three years with a weighted average vesting period of nine months. All stand-alone options granted in 2001 and 2002 were not intended to be incentive stock options under the Internal Revenue Code of 1986, as amended. As these options had exercise prices equal to or in excess of the fair market value of the underlying stock, the Company recorded no expense related to the grant of options pursuant to stand-alone agreements.

Stock option activity during the periods is indicated as follows:

	Number of Options	Weighted Average Exercise Price
Balance at January 1, 2002	386,000	$16.90
Granted	348,690	9.40
Exercised	—
Forfeited	(52,101)	9.30

Balance at December 31, 2002	682,589	13.70
Granted	1,231,500	1.00
Exercised	—
Forfeited	(279,539)	5.81

Balance at December 31, 2003	1,634,550	$5.48

At December 31, 2002 and 2003, there were 331,468 and 1,130,743 options exercisable, respectively. At December 31, 2003, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options were as follows:

	Outstanding		Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (years)	Number of Options
$1.00	1,078,500	9.38	719,000
$4.16	40,000	8.41	21,584
$4.20	3,550	8.54	1,174
$7.50	50,000	8.41	50,000
$7.53	50,000	8.28	16,500
$7.70	50,000	8.19	50,000
$15.00	277,500	7.15	187,488
$23.10	85,000	6.55	85,000

	1,634,550	8.73	1,130,746

As of December 31, 2003, we had 2,744,189 warrants outstanding at an average exercise price of $2.18.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

In determining the fair value of options granted for purposes of the SFAS No. 123 pro forma disclosures in Note 1, the Company used the Black-Scholes option pricing model with the weighted-average assumptions: risk-free interest rates of 3.25% in 2003 and 5.0% in 2002; dividend yield of zero; volatility of 151% in 2003 and 706% in 2002; and expected option lives of ten years in 2003 and three years in 2002.

The weighted average fair value of options granted during 2002 and 2003 was $5.20 and $1.00 respectively.

At December 31, 2002 and 2003, common shares were reserved for future issuance under conversion of outstanding preferred stock, stock options, stock warrants and debt warrants as follows:

	2002	2003
Preferred stock	626,859	7,557,024
Stock options	682,589	1,634,550
Stock warrants	203,833	2,744,189

Total reserved common stock	1,513,281	11,935,763

15. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space and office equipment under operating leases expiring through 2007. Expense recorded for these leases for the years ended December 31, 2002 and 2003 was approximately $96,000 and $689,000, respectively. Minimum rental commitments under noncancelable operating leases are as follows:

2004	$570,208
2005	349,432
2006	228,015
2007	132,298

Total	$1,279,953

Legal Proceedings

Proceedings Against The Visionary Group

In June 2002, we were notified that The Visionary Group and Axtive had been sued in the District Court of Dallas County, Texas for non-payment of approximately $110,000 due to former sub-contractors of The Visionary Group. In order to limit our costs to defend the matter, Axtive agreed to a partial summary judgment pursuant to which Axtive admitted the liability of The Visionary Group, but retained our defenses on the issue of third-party beneficiary against Axtive. In November 2003, we entered into settlement agreements with the parties assigning to them all interest in any claims we may have against any former officer, director or shareholder of The Visionary Group, in exchange for the parties releasing us from any claims arising out of the suit discussed above.

In April 2003, a judgment was entered against The Visionary Group in the amount of approximately $3,000 for failure to pay the business related expenses of a former employee. The judgment remains outstanding.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

Proceedings Against ThinkSpark

In 2002, a former customer obtained a final judgment against ThinkSpark. The former customer filed a collection suit against ThinkSpark with respect to the judgment in the amount of $940,000, including attorneys’ fees. The former customer also filed a lawsuit against certain of ThinkSpark’s then directors and stockholders with respect to alleged improper repurchases of stock from certain stockholders. Effective with Axtive’s acquisition of ThinkSpark, ThinkSpark entered into a settlement agreement with the former customer. ThinkSpark agreed to make a cash payment of $18,000 to the former customer and issue a promissory note for $150,000. The promissory note bears interest at 6% per year and is payable on a monthly basis amortized over 12 months. In exchange, the former customer agreed not to seek to enforce the judgment, to dismiss with prejudice the separate lawsuit, and upon payment in full of the promissory note, to fully release ThinkSpark and the individual defendants from all claims. As of December 31, 2003 the balance remaining due and outstanding is $101,000, including past due payments of $37,000, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets

In October 2002, a former employee and shareholder filed a suit against ThinkSpark, certain of its subsidiaries, and certain of its directors and shareholders seeking damages in the amount of $612,000 for breach of a severance agreement. Effective with Axtive’s acquisition of ThinkSpark, ThinkSpark entered into a mutual release agreement with the former employee. In exchange for mutual releases of all claims, ThinkSpark agreed to issue to the former employee a promissory note in the amount of $169,000, a portion of which represented the merger consideration payable to the former employee and shareholder. The promissory note bears interest at 6% per year and is payable on a monthly basis amortized over 18 months. The former employee agreed to then abate his lawsuit and, upon payment in full of the promissory note, to dismiss all claims against ThinkSpark and the other defendants. As of December 31, 2003 the balance remaining due and outstanding is $133,000, including past due payments of $28,000, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. As no payments have been made on the promissory note since October 2003, the former employee attempted to seek a default judgment against the former ThinkSpark directors and stockholders on the lawsuit, which was avoided as a result of answers filed by those employees. ThinkSpark is currently negotiating with the former employee to restructure the settlement obligations and bring them current; however, we can provide no assurance that we will be successful in restructuring the settlement or bring our settlement obligations current.

In January 2001, ThinkSpark Limited, a United Kingdom subsidiary of ThinkSpark, entered into a lease for office space in London for a 15-year term. ThinkSpark was required to be a surety on this lease agreement. In October 2002, ThinkSpark Limited ceased operations in the United Kingdom and consequently breached the lease agreement. ThinkSpark Limited is now in liquidation. The landlord filed suit against ThinkSpark in the United Kingdom. In May 2003, ThinkSpark and the landlord entered into a settlement agreement. Pursuant to the terms of the settlement agreement, and in consideration of the terms of the settlement, Axtive executed a promissory note in favor of the landlord for $200,000. The promissory note bears interest at 6% per year and is payable over 12 months. As of December 31, 2003 the balance remaining due and outstanding is $101,000 and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. Axtive issued 121,915 restricted shares of our common stock to the landlord as security for the promissory note. Pursuant to the settlement agreement and the promissory note, the shares will be returned to us at various stages based upon payments made on the promissory note. In October 2003, 32,589 shares were returned to the Company and are held by us as treasury stock. Assuming the balance of the promissory note is paid in full pursuant to its terms, all remaining shares will be returned and held as treasury stock. If there is a default on the promissory note, the landlord has the right to keep all or part of the shares to satisfy any remaining obligation. As of December 31, 2003, the remaining unreturned shares have been treated as outstanding in the accompanying financial statements and were recorded at par value with an offset to additional paid in capital.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

In December 2003, ThinkSpark received notification of a demand for arbitration based on failure to pay for services rendered under a subcontract agreement and for failure to make payments after entering into a $235,000 promissory note in November 2003 with said subcontractor for a portion of the unpaid services. The amount sought is $304,000 plus interest and attorneys’ fees and costs. An administrative hearing was scheduled for February 2004, but has been postponed. ThinkSpark is currently in negotiations with the subcontractor to reduce the liability to $75,000; however, we can give no assurance that ThinkSpark will be successful in reducing the claim. As such, as of December 31, 2003, the entire $235,000 promissory note is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets, and the remaining liability is included in “Accounts payable” in the accompanying consolidated balance sheets.

ThinkSpark was sued in state court in Cuyahoga County, Ohio, for breach of a November 1998 lease agreement for office space in Cleveland, Ohio, which has been vacated by ThinkSpark. The landlord obtained a judgment in March 2003 for approximately $203,000 plus 10% per year until paid and all costs, including collection costs. The landlord has sought to domesticate the judgment in state court in Texas and ThinkSpark has been served with post-judgment discovery. ThinkSpark is in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $50,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability.”

ThinkSpark was sued in state court in Tarrant County, Texas for breach of an October 1998 lease agreement for office space in Fort Worth, Texas, which has been vacated by ThinkSpark. The landlord seeks damages for past due rent, utilities and other sums due under the lease, future rents, brokerage commissions paid by the landlord at the commencement of the lease, and unreimbursed tenant improvement expenses in the total amount of approximately $212,000, plus attorneys’ fees. In August 2003, ThinkSpark entered into a Release and Settlement Agreement with the landlord. Pursuant to the terms of the settlement agreement, and in consideration of the terms of the settlement, ThinkSpark agreed to a cash payment of $20,000 and executed a promissory note in favor of the landlord for $36,000. The promissory note bears interest at 6% per year and is payable over 12 months. ThinkSpark failed to make the required payments under the promissory note, and in January 2004, the landlord obtained a final judgment for $224,000. In March 2004, ThinkSpark and the landlord reached a final settlement and the obligation was settled for payment by ThinkSpark of $36,000. As such, as of December 31, 2003, ThinkSpark has recorded an outstanding liability of $36,000 which is included in “Lease termination liability” in the accompanying consolidated balance sheets.

In August 2003, ThinkSpark was sued in Greene County, Ohio for breach of a November 1998 lease agreement extension for office space in Dayton, Ohio, which has been vacated by ThinkSpark. The landlord seeks damages for $55,556. ThinkSpark is in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $56,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability.”

ThinkSpark was sued in state court in Fulton County, Georgia for breach of a June 2000 lease agreement for office space in Atlanta, Georgia, which has been vacated by ThinkSpark. The landlord seeks damages for past due rent of approximately $12,000 per month since August 2002. The action as originally filed claimed past due rent from August through November 2002. In November 2003, the landlord obtained a subsequent judgment for approximately $323,000, and served one of ThinkSpark’s customers with two separate garnishment orders totaling $323,000. In December 2003, ThinkSpark and the landlord entered into a settlement agreement. Pursuant to the terms of that agreement, in December 2003, we paid the landlord $200,000 and delivered a bill of sale for all furniture, fixtures and equipment left on the premises in exchange for a release and dismissal of the garnishment orders and full satisfaction and release of the judgments.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

In July 2003, ThinkSpark was sued for breach of a lease agreement for office space in Las Vegas, Nevada. The landlord seeks damages in excess of $10,000 for one month’s rent plus attorney’s fees and costs of the suit. Management believes the rent to have been paid and does not expect an adverse judgment against ThinkSpark.

In July 2003, an individual filed suit against ThinkSpark alleging breach of contract and seeking damages of $14,040 plus interest, attorney’s fees and court costs. The suit was based on a contract between ThinkSpark and the former employee whereby the individual served as an independent contractor as a consultant and expert witness in a collection effort against a former customer. The individual rendered these services in 2001. ThinkSpark agreed to pay the individual $1,500 per month for a term of eleven months, commencing in August 2003. The parties also executed an agreed judgment in the amount of $21,500. In December 2003, based on ThinkSpark’s failure to make timely payments due under the agreement, the individual obtained a lien on ThinkSpark’s operating bank account. In order to obtain a release of the lien, in December 2003, ThinkSpark paid all remaining amounts due and the individual abated the proceedings against ThinkSpark and filed a motion for nonsuit with prejudice.

Other Legal Proceedings

The Company is involved in other legal proceedings arising in the ordinary course of business and has three judgments totaling approximately $75,000 pending against it. As of December 31, 2003, the judgments are recorded in “Other liabilities” on the accompanying consolidated balance sheets. In March 2004, one of the judgments was settled for $39,000 and we are in negotiations to reduce amounts payable under the two remaining judgments. We do not expect the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows of the Company as a whole. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

Axtive and its subsidiaries are involved in other legal proceedings arising in the ordinary course of business. We believe that none of these other legal proceedings will have a material adverse effect on our financial condition or results of operations.

Employment Agreements

Graham C. Beachum II

In January 2001, we entered into an employment agreement with Mr. Beachum to serve as our President and Chief Executive Officer. The agreement expires on January 2, 2005, unless terminated earlier. Under the agreement, Mr. Beachum was entitled to receive an annual base salary of $100,000, which would be increased to $240,000 upon the successful conclusion of an equity offering by Axtive of at least $10 million. The annual base salary will be increased by 5% each fiscal year. Pursuant to the agreement, Mr. Beachum will also be eligible to receive a bonus based on our performance, as determined by the board of directors or its compensation committee. In the event that Mr. Beachum is terminated without cause, including a change of control (as defined in the agreement), or terminates his employment for good reason (as defined in the agreement), he will be entitled to receive as severance the amount of his base salary for (1) the remainder of his term of employment or (2) six months, whichever period is shorter. The agreement also contains customary nondisclosure and non-competition covenants, as well as an assignment of inventions.

Subsequent to December 31, 2003, the employment agreement was amended to increase Mr. Beachum’s annual base salary to $165,000. Among other things, the amendment also restates the terms of discretionary

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

incentive compensation, which is to be determined by the compensation committee of our board of directors, and sets forth certain significant objectives to be considered for purposes of a discretionary bonus with respect to the 2004 fiscal year. Mr. Beachum is also eligible to receive additional grants of stock options as determined by the compensation committee.

Mr. Beachum is the father of G.C. “Scooter” Beachum III, our President and Chief Operating Officer.

G. C. “Scooter” Beachum III

In January 2001, we entered into an employment agreement with Mr. G. C. “Scooter” Beachum III to serve as our President and Chief Operating Officer. The employment agreement expires on January 2, 2005, unless terminated earlier. Under the employment agreement, Scooter Beachum is entitled to receive an annual base salary of $95,000 that shall be increased to $165,000 upon the successful conclusion of an equity offering by Axtive of at least $10 million. The annual base salary shall be increased by 5% each fiscal year. Mr. Beachum is currently paid $150,000 annually. In addition, Scooter Beachum was granted options to purchase 750,000 shares of Axtive’s Common Stock at an exercise price of $1.50 per share, of which 25% vested upon the grant date and the remainder vesting at the rate of 18.75% on January 2 of each successive year. Pursuant to the employment agreement, Scooter Beachum will also be eligible to receive a bonus based on our performance, as determined by the Board of Directors or its Compensation Committee. In the event that Scooter Beachum is terminated without cause, including a change of control (as defined in the agreement), he will be entitled to receive as severance the amount of his base salary for (i) the remainder of his term of employment or (ii) six months, whichever period is shorter. The employment agreement also contains customary nondisclosure and non-competition covenants, as well as an assignment of inventions.

Mr. Beachum is the son of Graham C. Beachum II and the son-in-law of Paul L. Morris, one of our directors.

16. INVESTMENT BANKING AGREEMENT

On June 26, 2003, the Company entered into an amended Investment Banking Agreement with Atlas Capital Services, LLC (“Atlas”), that was effective May 1, 2003, to act as an agent on a per transaction fee basis on our behalf in connection with certain advisory and investment banking services for a term of six months. At execution, the Company issued to Atlas 115,000 shares of its common stock and warrants to purchase 125,000 shares of common stock at $2.00 per share. The common stock issued to Atlas was valued at $57,500 using the fair value of the stock on the date of the agreement. The value of the warrants issued to Atlas was $48,000 using the Black-Scholes model. The value of the common stock and the warrants were recorded as a prepaid and amortized over the term of the agreement. At December 31, 2003, the prepaid was fully expensed. Additionally, Atlas is also entitled to a $10,000 per month advisory fee. As of December 31, 2003, we have paid Atlas $60,000 under the terms of this amended agreement.

Additionally, in connection with entering into the agreement with Atlas, we issued Leeb Brokerage Service, Inc. (“Leeb”) 25,000 shares of our common stock as a fee for the introduction of Atlas to the Company. The common stock issued to Leeb was valued at $12,500 using the fair market value of the stock on the date of the agreement.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 AND 2003

17. SUBSEQUENT EVENTS (unaudited)

Private Placement of Common Stock

On February 26, 2004, we issued 23,459,087 shares of our common stock in a private offering to existing investors at $0.07687 per share. We received gross proceeds of $1.8 million, consisting of $1.05 million in cash and $750,000 in consideration of conversion of promissory notes and note warrants owed by Axtive to certain of its stockholders. Of the net cash proceeds, after paying legal expenses related to the offering, we have used or expect to use $167,000 to repay short-term notes and a 12% promissory note issued to one of our investors, $456,000 to satisfy past due liabilities and $296,000 to settle judgments and promissory notes from prior acquisitions. The balance is available for working capital and general corporate purposes. These purchasers have demand registration rights beginning in February 2005, as well as incidental registration rights, with respect to the shares of common stock issued.

As part of the February 2004 private offering, discussed above, two of the purchasers agreed to purchase an aggregate of 15,345,464 additional shares of common stock for cash totaling approximately $1.2 million on the same terms. The additional purchases are scheduled to occur monthly, in varying amounts, from April 2004 to November 2004.

Additionally on February 26, 2004, we issued 7,648,221 shares of our common stock at $0.07687 per share to our preferred stockholders upon conversion of all outstanding shares of our Series A Preferred Stock. Concurrent with this conversion, the preferred stockholders agreed to waive and terminate all warrants issued in conjunction with their previous purchases of Series A Preferred Stock.

On March 5, 2004, as part of the February 2004 offering, we issued 571,090 of our common stock at $0.07687 per share to one of our stockholders in consideration of the conversion of a promissory note and note warrant issued by Axtive to that stockholder.

On March 26, 2004, as part of the February 2004 offering, we issued an additional 3,694,521 shares of our common stock at $0.07687 per share. We received additional gross proceeds of $284,000, all of which is available for working capital and general corporate purposes.

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

June 30, 2004
CURRENT ASSETS
Cash and cash equivalents	$103,295
Accounts receivable, net of allowance for doubtful accounts of $ 151,205	1,609,782
Other current assets	65,082

Total current assets	1,778,159

NON-CURRENT ASSETS
Property and equipment, net	358,142
Goodwill	3,579,609
Intangible assets, net	2,194,087
Other assets	30,852

TOTAL ASSETS	$7,940,849

CURRENT LIABILITIES
Accounts payable	$1,484,366
Accrued expenses	828,252
Short-term notes payable	100,000
Short-term notes payable—related parties	9,824
Current portion—long-term debt	4,728,018
Current portion—settlement notes payable	713,442
Lease termination liability	122,336
Other current liabilities	422,627

Total current liabilities	8,408,865

NON-CURRENT LIABILITIES
Settlement notes payable, less current portion	152,174
Other liabilities	5,970

Total non-current liabilities	158,144

TOTAL LIABILITIES	8,567,009

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Series A convertible preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding	—
Common stock, $ .01 par value, 100,000,000 shares authorized, 40,485,847 issued	404,858
Additional paid in capital	54,312,553
Treasury shares (76,807 shares)	(768)
Accumulated deficit	(54,707,453)
Management fees receivable and advances due from stockholder	(635,350)

TOTAL STOCKHOLDERS’ DEFICIT	(626,160)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,940,849

The accompanying notes are an integral part of this consolidated financial statement.

AXTIVE CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ending June 30,		For the six months ending June 30,
	2003	2004	2003	2004
Net revenues	$1,706,660	$1,611,753	$2,692,943	$3,920,998
Cost of revenues	(1,108,308)	(977,620)	(1,550,717)	(2,241,290)

Gross profit	598,352	634,133	1,142,226	1,679,708

Operating expenses
General and administrative	1,261,914	1,053,761	2,184,253	2,332,585
Bad debt expense	13,232	—	13,507	1,880
Depreciation and amortization	197,119	362,807	258,217	730,655
(Gain)/loss on extinguishment of debt	—	(27,385)	—	2,785,856
Loss on disposal of property and equipment	—	73,763	—	49,396
Impairment of assets	—	303,318	—	303,318

Total operating expenses	1,472,265	1,766,264	2,455,977	6,203,690

Operating loss	(873,913)	(1,132,131)	(1,313,751)	(4,523,982)

Other income (expense)
Interest expense	(63,517)	(87,013)	(84,030)	(852,982)
Management fees, related party	40,000	60,000	80,000	120,000
Other expense, net	(65,097)	(22,734)	(66,428)	(33,357)

Total other expense, net	(88,614)	(49,747)	(70,458)	(766,339)

Net loss	(962,527)	(1,181,878)	(1,384,209)	(5,290,321)

Provision for preferred stock dividends	(107,501)	—	(196,005)	(91,197)
Amortization of discount on preferred stock	(334,000)	—	(429,934)	—
Gain on payment of preferred stock dividends with common stock	—	—	—	353,985

Net loss attributed to common stockholders	$(1,404,028)	$(1,181,878)	$(2,010,148)	$(5,027,533)

Net loss per share attributed to common stockholders, stockholders, basic and diluted	$(0.73)	$(0.03)	$(1.05)	$(0.19)

Weighted average common shares outstanding, basic and diluted	1,928,346	39,309,856	1,916,154	26,730,815

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(1,014,152)	$(765,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,002)	(100,060)
Proceeds from sale of property and equipment	—	33,674
Acquisition of subsidiaries, net of cash received	(167,082)	—
Settlements of prior acquisitions	(189,710)	—
Advances to affiliated company	—	(240,213)

Net cash used in investing activities	(361,794)	(306,599)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock, net	—	1,481,728
Proceeds from issuance of preferred stock and warrants	2,212,966	—
Payments on long-term debt	—	(155,628)
Proceeds from related party debt	—	389,649
Payment on related party debt	—	(293,896)
Repayment of settlement notes	(114,391)	(347,387)
Principal payments under capital leases	(20,333)	(44,942)

Net cash provided by financing activities	2,078,242	1,029,524

NET CHANGE IN CASH AND CASH EQUIVALENTS	702,296	(42,760)

Cash and cash equivalents, beginning of period	444,275	146,055

Cash and cash equivalents, end of period	$1,146,571	$103,295

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$51,816	$74,791

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
Fair value of warrants issued in connection with sale of preferred stock	$411,000	$—
Fair value of warrants issued to settle a note payable	$414,000	$—
Issuance of common stock as collateral	$12,191	$—
Issuance of notes payable in connection with acquisition of ThinkSpark	$181,440	$—
Preferred stock issued in satisifaction of note payable	$84,115	$—
Preferred stock issued—cash not yet received	$50,000	$—
Related party notes settled through the issuance of common stock	$—	$802,214
Conversion of preferred stock and dividends to common stock	$—	$5,871,440
Amortization of preferred stock beneficial conversion feature	$95,936	$—
Fair value of warrants issued in connection with obtaining debt financing	$—	$583,960
Fair value of common stock issued as settlement of related party notes	$—	$5,999,683
Fair value of warrants converted to common stock	$—	$2,305,886
Issuance of note payable as settlement of accounts payable	$—	$103,615
Settlement resulting in offset of notes payable and accounts payable against accounts receivable	$—	$180,650

The accompanying notes are an integral part of these consolidated financial statements.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

In this prospectus, we will refer to Axtive Corporation, a Delaware corporation, as “Axtive,” “Company,” “we,” “us” and “our.” Axtive is a publicly traded company (OTC: AXTC.OB). On December 23, 2003, the Company effected a 1-for-10 reverse share split of all its common stock. Unless otherwise indicated in this prospectus, all share numbers reflect the 1-for-10 reverse share split for all periods presented.

Our business model is to acquire technology companies that deliver software products and related professional services to middle-market companies. We currently offer products and services that improve the utilization of business information for middle-market companies within the United States. Our acquisitions and current businesses include ThinkSpark Corporation, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, Inc., a web services firm; and Media Resolutions, Incorporated, an application and managed hosting services provider.

1. BASIS OF PRESENTATION

The consolidated financial statements included herein have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. Additionally, certain amounts reported in prior periods have been reclassified to conform to the current period’s presentation.

In the opinion of management, the accompanying unaudited consolidated financial statements include all necessary adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of the Company. The results of operations and cash flows for the interim dates are not necessarily indicative of the results of operations or cash flows that may be reported for the year ended December 31, 2004. The unaudited consolidated financial statements included herein should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 (“Annual Financial Statements”).

As disclosed in the Annual Financial Statements, the Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company’s stock over the exercise price. Under APB Opinion No. 25, if the exercise price of an employee’s stock option equals or exceeds the fair market value of the Company’s stock on the date of grant, no compensation expense is recognized. The Company did not record compensation expense related to the issuance of stock options during the three and six months ended June 30, 2003 and 2004. Had the Company determined compensation based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock- Based Compensation-Transition and Disclosure and amendment of FASB Statement No. 123,” net loss and loss per share would have been increased as indicated below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2004	2003	2004
Net loss attributed to common stockholders
As reported	$(1,404,028)	$(1,181,878)	$(2,020,148)	$(5,027,533)
Pro forma compensation expense	(994,935)	(239,543)	(1,600,958)	(817,331)

Pro forma	$(2,398,963)	$(1,421,421)	$(3,611,106)	$(5,844,864)

Basic and diluted loss per share
As reported	$(0.73)	$(0.03)	$(1.05)	$(0.19)
Pro forma	$(1.24)	$(0.04)	$(1.88)	$(0.22)

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

2. UNCERTAINTY OF PROPOSED PLAN OF OPERATION

The Company has suffered recurring losses from operations and has an accumulated deficit of approximately $54.7 million at June 30, 2004. Of this amount, approximately $33.5 million had accumulated through March 31, 2001, and is attributable to the Company’s former One-on-One golf video business, which was operated under the name Visual Edge Systems, Inc. An additional approximately $6.2 million reflects impairment charges and bad debts stemming from investments and loans made prior to the Company’s creation of its current business plan. Additional amounts totaling approximately $900,000, $1.3 million and $303,000 reflect impairment charges related to goodwill and intangibles recorded in 2002, 2003 and 2004, respectively, and loss on debt extinguishment of $2.9 million related to the conversion of notes and notes warrants to common stock recorded in 2004.

At June 30, 2004, the Company had cash and cash equivalents of $103,000 and a working capital deficit of $6.6 million. As discussed in Note 12, “Long-Term Debt and Settlement Notes Payable”, the Company is not in compliance with certain of its performance covenants under the terms of its debt to Merrill Lynch Business Financial Services, Inc. (“MLBFS”), and had past due amounts totaling $462,800 related to the MLBFS debt and certain other of its settlement notes debt. The Company also had estimated federal and state payroll tax obligations of $355,500 at June 30, 2004, including past due amounts of $263,900, in addition to an estimated accrual for interest and penalties, and estimated 401(k) employee withholding obligations of $132,200 at June 30, 2004, including past due amounts of $58,600, in addition to estimated excise taxes and lost earnings for late contributions. See further discussion at Note 10, “Accrued Expenses.” In addition, we expect to report a net loss for the year ending December 31, 2004 and believe that our current cash reserves, cash flows created by continuing purchases of common stock in 2004 as part of the February 2004 offering (see discussion at Note 9, “Financing Transactions”), and cash flows generated by our acquired companies may not be sufficient to meet the anticipated needs of the Company’s operations for the foreseeable future. The Company’s inability to obtain adequate additional funding or generate revenue sufficient to offset the operating costs associated with executing our current business plan could have a material adverse effect on the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our business strategy is focused upon making additional acquisitions of technology companies. To be suitable for acquisition by us, these companies must be small enough to be affordable yet profitable. Acquisition candidates may be few in number and may attract offers from companies with greater financial resources than us. Acquisitions involve numerous risks, including, among others, loss of key personnel of the acquired company, difficulties associated with assimilating the personnel and operations of the acquired company, potential disruption of our ongoing business and the maintenance of uniform standards, controls, procedures and policies. While we believe our past acquisitions are compatible with our business plan, we have not experienced success with all our past acquisitions. Our acquisition strategy has been adversely affected by our continuing need for additional financing, which limits our ability to identify and complete acquisitions. We can provide no assurance that we will be able to locate other suitable acquisition targets or that we will be able to complete additional acquisitions. Our business plan will succeed only if we are able to identify, acquire and manage additional acquisitions. There can be no assurance that we will be able to implement our business plan, and failure to effectively implement our business plan will have a material adverse effect on us.

Our current financial condition will not allow us to finance additional acquisitions independently. We can offer no assurance that Axtive will be able to obtain additional financing on acceptable terms or at all. If we cannot obtain additional financing, we will not be able to complete any future acquisitions and will consequently not be able to successfully implement our business plan.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

3. BUSINESS COMBINATIONS

The acquisitions described below were made pursuant to our business model as discussed in the Annual Financial Statements. The purchase price for each acquisition was generally based upon a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for certain non-recurring costs deemed to be unique to the particular company or situation. Since the acquired companies are technology service companies with minimal tangible or intangible assets, the purchases resulted in payments characterized as goodwill.

Acquisition of Media Resolutions, Inc.

On April 11, 2002, we completed the acquisition of Media Resolutions, Inc., an Application Service Provider (“ASP”) and website hosting company located in Dallas, Texas.

Acquisition of Virtually There, Inc.

In May 2002, we acquired Virtually There, Inc., an ASP and website hosting company located in Fort Worth, Texas.

In July 2003, the Company announced the formation of ThinkSpark Web Services and Solutions, a business unit that combines the operations of its Media Resolutions, Inc. and Virtually There, Inc. subsidiaries.

Acquisition of Universal Data Technology, Inc.

On May 31, 2002, our newly created and wholly owned subsidiary, UDT Consulting, Inc., acquired the assets of Universal Data Technology, Inc., an IT Professional Services practice headquartered in Dallas, Texas with additional operations in Arkansas and Florida. In December 2003, we ceased the separate operations of UDT Consulting, Inc., which at that time had no material assets. We, however, continued an IT Professional Services practice through the existing business of ThinkSpark Corporation, another of the Company’s subsidiaries.

Acquisition of ThinkSpark Corporation

In May 2003, we acquired ThinkSpark Corporation and its subsidiaries (“ThinkSpark”), a professional services firm providing IT Professional Services related to Oracle database software. ThinkSpark is headquartered in Dallas, Texas with additional offices in Austin, San Antonio, and Oklahoma City. The Company believes that ThinkSpark is a significant building block for growing Axtive’s IT professional services business in conjunction with executing the Company’s current business plan.

Pro Forma Results

The following unaudited pro forma consolidated results of operations have been prepared as if the ThinkSpark acquisition discussed above had occurred at January 1, 2003:

	For the Three Months Ended June 30, 2003	For the Six Months Ended June 30, 2003

Revenues	$3,359,899	$7,267,204
Net loss attributed to common stockholders	$(588,958)	$(1,760,173)
Net loss per share attributed to common stockholders, basic and diluted	$(0.29)	$(0.87)
Weighted average shares outstanding, basic and diluted	2,025,878	2,025,878

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

4. RELATED PARTY TRANSACTIONS

Management Fees

In December 2000, we entered into a management agreement with PurchasePooling Solutions, Inc., (“PurchasePooling”) in which PurchasePooling paid us a management fee ranging from $15,000 to $30,000 per month in return for the services provided by our Chief Executive Officer, President and other Axtive employees. We recognized $50,000 in management fees from PurchasePooling during the six months ended June 30, 2003. Of such amount, $10,000 is reflected as a reduction of management salaries and included in “General and administrative” expenses, with the balance reflected as “Management fees, related party” in the accompanying consolidated statements of operations for the six months ended June 30, 2003.

In October 2001, we participated in the amount of $400,000 in a syndicated loan to PurchasePooling in the total amount of $1,600,000. The loan was considered impaired and written off by the Company during 2001. In February 2003, the lenders to PurchasePooling (including Axtive) declared the loan to PurchasePooling in default and foreclosed upon the assets of the company. The previous lenders formed a new entity, Demand Aggregation Solutions, LLC (“DAS”), to hold the assets, and Axtive, under a management agreement, has agreed to manage the affairs of DAS in exchange for a management fee of $25,000 per month, which began in May 2003. We recognized $50,000 and $150,000 in management fees from DAS during the six months ended June 30, 2003 and 2004, respectively. Of such amounts, $10,000 and $30,000 are reflected as a reduction of management salaries and included in “General and administrative” expenses, with the balance reflected as “Management fees, related party” in the accompanying consolidated statements of operations for the three and six months ended June 30, 2003 and 2004, respectively. Stemming from Axtive’s participation in the loan, the Company has a 25% membership interest in DAS that is subject to forfeiture if Axtive breaches its obligations under the management agreement. As this interest was previously written down to zero, the 25% membership interest has no carrying value. Additionally, the management agreement with DAS obligates Axtive to advance DAS for working capital needs at a rate not exceeding, on average, $50,000 per month up to a maximum of $1.2 million over the three-year life of the agreement. At such time as DAS’s cash flow permits, DAS will reimburse the Company for all outstanding advances. Axtive has a receivable, related to these advances, from DAS of approximately $635,000 which is reflected as “Management fees receivable and advances due from stockholder” in the accompanying consolidated balance sheet at June 30, 2004, as the ultimate collection of these advances is dependent on DAS’s ability to begin producing cash flow sufficient to repay these amounts. In addition, at June 30, 2004, the Company has trade receivables of $319,000 from DAS for consulting services provided. The controlling members of DAS beneficially own approximately 40.3% of the Company’s outstanding common stock at June 30, 2004.

Short-term Notes Payable

As of June 30, 2004, the Company has recorded approximately $10,000 in short-term notes due to certain of its stockholders, which represents interest due on various notes that were settled through the issuance of common stock as part of the February 2004 common stock offering as discussed in Note 9 “Financing Transactions.”

5. PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany balances and intercompany transactions have been eliminated in consolidation.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

6. REVENUE RECOGNITION

The Company earns revenues primarily from providing consulting services and providing education services. Although the Company provides consulting services under both time-and-material and fixed-price contracts, the majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues from consulting services are recognized when the Company has received a signed agreement, the Company has delivered the services, and collection is considered probable by management. Cost of revenues for consulting services includes salaries, benefits, and other direct expenses related to providing consulting services. Deposits received from customers in advance of the delivery of product or provision of service are included in “Other current liabilities” in the accompanying consolidated balance sheets.

Education revenues include amounts billed for providing training seminars at Company-owned and third-party facilities. Revenues from Company-organized courses are reported on a gross basis. Revenues from training courses conducted for Oracle Corporation are recorded on a net basis, as the Company receives a percentage of the amounts billed to participants. Cost of revenues for education revenues includes salaries, benefits, and other direct expenses related to providing education services. Education revenues totaled less than 10% of total revenues for the six months ended June 30, 2003 and 2004. Effective April 1, 2004, our contract to provide Oracle training courses was terminated.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, we adopted SFAS No, 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also specifies the criteria for the recognition of intangible assets separately from goodwill. In accordance with SFAS No. 142, goodwill is no longer amortized but is subject to an impairment test at least annually or more frequently if impairment indicators arise. In accordance with SFAS No. 142, the Company performed an annual impairment test of goodwill in the third quarter of 2002, and had valuation reports prepared by a third party to assist us in our annual impairment tests of goodwill in the third and fourth quarters of 2003. Due to an overall decline in business, of approximately $906,000 of goodwill recorded in the acquisition of The Visionary Group, $600,000 was written off in September 2002, and the balance was written off in December 2002; of approximately $477,000 of goodwill recorded in the acquisition of Media Resolutions, Inc., $119,000 was written off in September 2003; and of approximately $1.05 million of goodwill recorded in the acquisition of Universal Data Technology, Inc., $100,000 was written off in September 2003, and the balance was written off in December 2003. Due to the termination of ThinkSpark’s contract as an Oracle Approved Education Center and an authorized reseller of Oracle education prepaid credits, the goodwill recorded as part of the ThinkSpark acquisition that was allocated to intangible assets and identified as “Oracle partnership” with a carrying value of approximately $303,000 was written off in June 2004. Additionally, the intangible asset recorded for the Axtive trademark was written off in December 2003. No other events or circumstances have occurred that would indicate the remaining intangibles are impaired.

Intangible assets consist of the following as of June 30, 2004:

	2004
	Gross Carrying Value	Accumulated Amortization
Amortizable intangible assets:
Non-compete agreements	$911,040	$531,360
Government contracts acquired	2,316,270	501,863

Total	$3,227,310	$1,033,223

Intangible assets not subject to amortization:
Goodwill	$3,579,609	$—

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

Amortization expense related to the intangible assets totaled $122,317, $143,541, $297,621 and $600,110 for the three months and six months ended June 30, 2003 and 2004, respectively. Following is the aggregate estimated amortization expense for intangible assets remaining for the periods ending December 31:

2004	$410,315
2005	627,606
2006	489,738
2007	473,406
2008	193,022

Total	$2,194,087

8. LOSS PER SHARE

Basic loss per share is calculated by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during each period.

For the three and six months ended June 30, 2003, due to our net losses, all shares of our common stock issuable upon conversion of convertible preferred stock and the exercise of outstanding options and warrants, and for the three and six months ended June 30, 2004, all shares of our common stock issuable upon the exercise of outstanding options and warrants have been excluded from the computation of diluted loss per share in the accompanying statements of operations as their impact would be antidilutive. The aggregate number of potentially dilutive instruments including convertible preferred stock, warrants and options excluded from the loss per share calculation for the six months ended June 30, 2003 and 2004 are 4,625,487, and 2,705,859, respectively.

9. FINANCING TRANSACTIONS

12% Promissory Notes

In a private notes offering, on December 15, 2003, we issued G.C. “Scooter” Beachum a 12% promissory note in the amount of $13,441 and issued a warrant to purchase 67,205 shares of common stock at a per share price of $1.10. The 12% promissory note had a December 15, 2004 maturity date and was secured by the Company’s assets, including stock of its subsidiaries and other equity investments. Interest on the note was payable quarterly, in arrears, on the last day of March, June, September and December of each year until the maturity date, commencing March 31, 2004. The warrant was valued at $11,521 using the Black-Scholes model and was recorded as a debt discount. The debt discount was amortized to interest expense over the term of the note. The note was funded with the proceeds from the repayment of the principal amount plus accrued and unpaid interest of a previous short-term loan. The Company received no additional funds as a result of this transaction. As part of a private common stock offering by the Company in February 2004, discussed below, the note (based on the outstanding principal balance) and the related warrant were converted into 174,854 shares of the Company’s common stock. The fair market value of the common stock issued in the conversion of this note was $99,666. The value of the warrant, using the Black-Scholes model, on the conversion date was $38,306. As the fair market value of the common stock issued was greater than the amount owed under the note plus the value of the warrant, a loss on extinguishment of debt was recorded for the difference, which totaled $47,919. Upon settlement of this liability, the unamortized debt discount related to the note totaling $9,223 was charged to interest expense.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

On December 15, 2003, as part of the same private notes offering, we issued three of the Company’s investors, US Technology Investors LLC, Paul Morris and Jack E. Brown 12% promissory notes in the amounts of $43,900, $20,000 and $56,410, respectively and issued warrants to purchase 219,500, 100,000 and 282,050, respectively, shares of common stock at a per share price of $1.10. The 12% promissory notes and the warrants had the same terms as described above, including security for the notes. The warrants were valued at $35,120, $16,000 and $46,154, respectively, using the Black-Scholes model and were recorded as a debt discount. The debt discount was amortized to interest expense over the term of the note. The proceeds from the issuance of the notes were used for working capital. As part of the February 2004 common stock offering, these notes (based on the outstanding principal balances) and the related warrants were converted into 1,565,099 shares of the Company’s common stock. The fair market value of the common stock issued in the conversion of these notes was $943,505. The value of the warrants, using the Black-Scholes model, on the conversion date was $362,634. As the fair market value of the common stock issued was greater than the amount owed under the notes plus the value of the warrants, a loss on extinguishment of debt was recorded for the difference, which totaled $460,561. Upon settlement of this liability, the unamortized debt discount related to the notes totaling $78,266 was charged to interest expense.

On January 15, 2004, as part of the private notes offering begun in December 2003, we issued GCA Strategic Investment Fund Limited a 12% promissory note in the amount of $668,463 and issued a warrant to purchase 3,342,315 shares of common stock at a per share price of $1.10. The 12% promissory note and the warrant had the same terms as described above, including security for the notes. The warrant was valued at $557,971 using the Black-Scholes model and was recorded as a debt discount. The debt discount was amortized to interest expense over the term of the note. The Company received a cash payment of $200,000, with the balance of the note funded with the proceeds from the repayment of the principal amount plus accrued and unpaid interest of previous short-term loans. The proceeds from the issuance of the notes were used for working capital. As part of the February 2004 common stock offering, the note (based on the outstanding principal balance) and the related warrant was converted into 8,695,951 shares of the Company’s common stock. The fair market value of the common stock issued in the conversion of this note was $4,956,692. The value of the warrant, using the Black-Scholes model, on the conversion date was $1,904,946. As the fair market value of the common stock issued was greater than the amount owed under the note plus the value of the warrant, a loss on extinguishment of debt was recorded for the difference, which totaled $2,383,283. Upon settlement of this liability, the unamortized debt discount related to the note totaling $493,942 was charged to interest expense.

On January 19, 2004, as part of the private notes offering begun in December 2003, we issued Agincourt, L.P. a 12% promissory note in the amount of $49,615 and issued a warrant to purchase 248,075 shares of common stock at a per share price of $1.10. The 12% promissory note and the warrant had the same terms as described above, including security for the notes. The warrant was valued at $25,989 using the Black-Scholes model and was recorded as a debt discount. The debt discount was amortized to interest expense over the term of the note. The proceeds from the issuance of the note were used for working capital. As part of the February 2004 common stock offering, in lieu of conversion, the note was repaid and the related warrant was forfeited. As of June 30, 2004, all principal and interest amounts due on the note had been paid in full. Upon repayment of the note in full, the unamortized debt discount related to the note totaling $23,290 was charged to interest expense.

Short-term Advance

On February 20, 2004, Agincourt, L.P made a short-term advance to the Company in the amount of $126,523. The advance, which was used for working capital and general corporate purposes, was repaid in full on February 26, 2004.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

Private Placement of Common Stock

On February 26, 2004, we issued 23,459,087 shares of our common stock in a private offering to existing investors at $0.07687 per share. We received cash proceeds of $1.05 million and $750,000 as consideration related to the conversion of the promissory notes, and related warrants, owed by Axtive to certain of its stockholders. Of the cash proceeds, after paying legal expenses related to the offering, we used $167,000 to repay short-term notes and a 12% promissory note issued to one of our investors, $456,000 to satisfy past due liabilities and $296,000 to settle judgments and promissory notes from prior acquisitions. The balance was used for working capital and general corporate purposes. These purchasers have demand registration rights beginning in February 2005, as well as incidental registration rights, with respect to the shares of common stock issued.

Additionally on February 26, 2004, the holders of the Series A Preferred Stock elected to convert all of their outstanding shares into common stock. In accordance with the terms of the Series A Preferred, the conversion price was $1.00 per share. In addition, the Board declared the cumulative dividends on the Series A Preferred that had accumulated through February 26, 2004 totaling $823,221. The dividends were also paid through the issuance of common stock at the same rate that the Series A Preferred converted into common stock. Thus, 6,825,000 shares of common stock were issued for the conversion of 6,825 shares of Series A Preferred and 823,221 shares of common stock were issued as payment of the preferred dividends for the total number of shares issued to the holders of the Series A Preferred of 7,648,221. Concurrent with this conversion, the preferred stockholders agreed to waive and terminate all warrants issued in conjunction with their previous purchases of Series A Preferred Stock.

On March 5, 2004, as part of the February 2004 private offering, we issued 571,090 of our common stock at $0.07687 per share to one of our stockholders in consideration of the conversion of a promissory note totaling $43,900, and a related warrant.

On March 26, 2004, as part of the February 2004 private offering, we issued an additional 3,694,521 shares of our common stock at $0.07687 per share. We received additional cash proceeds of $284,000, all of which was used for working capital and general corporate purposes.

On April 26, 2004, as part of the February 2004 private offering, we issued an additional 1,458,620 shares of our common stock at $0.07687 per share. We received additional cash proceeds of $112,000, all of which was used for working capital and general corporate purposes.

On May 13, 2004, as part of the February 2004 private offering, we issued an additional 1,458,620 shares of our common stock at $0.07687 per share. We received additional cash proceeds of $112,000, all of which was used for working capital and general corporate purposes.

Subsequent Events

On July 9, 2004, as part of the February 2004 private offering, we issued an additional 1,458,620 shares of our common stock at $0.07687 per share. On June 25, 2004, $72,000 of the cash proceeds was received and is included in “Other liabilities” in the accompanying consolidated balance sheets as of June 30, 2004. We received additional cash proceeds of $40,000 on July 9, 2004. All proceeds have or will be used for working capital and general corporate purposes.

As part of the February 2004 private offering, two of the purchasers agreed to purchase an aggregate of 7,275,083 additional shares of common stock for cash totaling approximately $559,000. The additional purchases are scheduled to occur monthly, in varying amounts, from August 2004 to November 2004.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

Dividends in Arrears

As part of the February 2004 private offering, the total of dividends in arrears at February 26, 2004 of $823,221 was converted into shares of common stock. The common shares were valued at $469,236 using the fair market value on the date of conversion. The gain on the payment of preferred stock dividends with common stock totals $353,985 and is included in “Net loss attributed to common stockholders” in the accompanying consolidated statements of operations. Undeclared dividends for the six months ended June 30, 2004, calculated through February 26, 2004, on the preferred shares as of that date totaled $91,197 and are reflected in the computation of net loss attributable to common stockholders in the accompanying consolidated statements of operations.

10. ACCRUED EXPENSES

Accrued expenses are summarized as follows:

June 30, 2004
Professional fees	$38,900
Interest	89,096
Salaries, bonuses and benefits	591,751
Other	108,505

$828,252

The Company had an estimated federal and state payroll tax obligation of $355,485 at June 30, 2004. The Company estimated this obligation to be the amounts withheld from employees and the employer portion of Social Security Federal Tax Obligation for the second quarter of 2004, including past due amounts of $263,950 and a current amount of $60,003, in addition to an estimated accrual of $31,532 for interest and penalties. The Company additionally had an estimated 401(k) obligation of $132,214 at June 30, 2004. The Company estimated this obligation to be the amounts withheld from employees for the second quarter 2004, including past due amounts of $58,557 and a current amount of $9,250, in addition to estimated excise taxes of $56,336 and estimated lost earnings of $8,071 due to the 401(k) participants for late contributions made during 2003 and the six months ended June 30, 2004.

11. OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows:

June 30, 2004
Current portion of capital lease obligations	$6,084
Judgments	249,179
Customer deposits	32,766
Deferred revenue	61,898
Pending stock issuance	72,000
Other	700

$422,627

12. LONG-TERM DEBT AND SETTLEMENT NOTES PAYABLE

Concurrent with the ThinkSpark acquisition, the Company entered into an Assignment and Assumption Agreement to assume $5.0 million of debt of ThinkSpark outstanding with Merrill Lynch. As of June 30, 2004,

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

the current portion outstanding is $4.7 million, including past due amounts of $95,300. The debt assumed is secured by all of the assets of ThinkSpark, although Merrill Lynch agreed to subordinate its liens on up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. The debt is also guaranteed by the remaining subsidiaries of Axtive. The debt is payable in monthly installments of $55,000 including 6% interest in year one, and monthly installments of $60,000 including 8% interest in year two, with the remaining balance due on June 1, 2005. The Company also issued Merrill Lynch warrants to acquire 500,000 shares of Axtive’s common stock at $0.10 per share for a term of 10 years in exchange for Merrill Lynch’s assignment to Axtive and settlement of an additional $1.9 million of debt due from ThinkSpark. These warrants were valued at $414,000 using the Black-Scholes model on the date of grant.

At June 30, 2004, the Company was not in compliance with certain performance covenants. Under the terms of the Merrill Lynch debt, in the event of a default, Merrill Lynch has the right to accelerate the maturity of the debt, whereupon all outstanding principal, interest and premiums on the note immediately become due and payable. As such, the entire $4.7 million remaining due was classified as a current liability at June 30, 2004 and is included in “Current portion – long-term debt” in the accompanying consolidated balance sheets.

Also concurrent with the ThinkSpark acquisition, the Company entered into various other settlement agreements with former landlords, customers, and employees of ThinkSpark. In April 2004, a mutual release and escrow agreement was entered into with one of the former customers and the related $235,100 promissory note was settled (see further discussion at Note 14, “Legal Proceedings”). In May 2004, an additional settlement totaling $157,800 was entered into with the current landlord for past due 2002 rent and other unpaid expenses. Of the remaining settlements, $1.04 million bear interest at rates of 6% and are due and payable within six months to twenty-four months of execution, $157,000 bears interest of 10% and is due and payable within 40 months of execution, and $160,000 bears no interest and is due and payable within twelve months of execution. As of June 30, 2004, the balance remaining due and outstanding is $865,600, including past due amounts of $367,500, and is classified as “Settlement notes payable” in the accompanying consolidated balance sheets.

13. LEASE TERMINATION LIABILITY

During 2002, ThinkSpark closed certain offices that had existing lease obligations. The Company has estimated the liability associated with terminating these leases prior to their respective maturity dates. As of June 30, 2004, all but two of the lease terminations have been settled, and one additional settlement of $16,000 remains outstanding. The estimated liability related to these two obligations that has been recorded by the Company totaled approximately $122,000 at June 30, 2004 and is included in “Lease termination liability” in the accompanying consolidated balance sheets. This estimate is based on signed releases, if applicable, or management’s expected liability based on ongoing negotiations. The Company is involved in litigation related to unpaid rent on both of these facilities, however management believes that the Company will be able to settle these claims and that the ultimate remaining liability will approximate $122,000.

14. LEGAL PROCEEDINGS

Proceedings Against ThinkSpark

In 2002, a former customer obtained a final judgment against ThinkSpark. The former customer filed a collection suit against ThinkSpark with respect to the judgment in the amount of $940,000, including attorneys’ fees. The former customer also filed a lawsuit against certain of ThinkSpark’s then directors and stockholders with respect to alleged improper repurchases of stock from certain stockholders. Effective with Axtive’s acquisition of ThinkSpark, ThinkSpark entered into a settlement agreement with the former customer.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

ThinkSpark agreed to make a cash payment of $18,000 to the former customer and issue a promissory note for $150,000. The promissory note bears interest at 6% per year and is payable on a monthly basis amortized over 12 months. In exchange, the former customer agreed not to seek to enforce the judgment, to dismiss with prejudice the separate lawsuit, and upon payment in full of the promissory note, to fully release ThinkSpark and the individual defendants from all claims. As of June 30, 2004, the balance remaining due and outstanding is $51,000, all of which is past due, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. Subsequent to June 30, 2004, the Company made final and full payment of the promissory note and has been released from all claims.

In October 2002, a former employee and shareholder filed a suit against ThinkSpark, certain of its subsidiaries, and certain of its directors and shareholders seeking damages in the amount of $612,000 for breach of a severance agreement. Effective with Axtive’s acquisition of ThinkSpark, ThinkSpark entered into a mutual release agreement with the former employee. In exchange for mutual releases of all claims, ThinkSpark agreed to issue to the former employee a promissory note in the amount of $169,000, a portion of which represented the merger consideration payable to the former employee and shareholder. The promissory note bears interest at 6% per year and is payable on a monthly basis amortized over 18 months. The former employee agreed to then abate his lawsuit and, upon payment in full of the promissory note, to dismiss all claims against ThinkSpark and the other defendants. As of June 30, 2004, the balance remaining due and outstanding is $133,000, including past due payments of $84,000, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. As no payments have been made on the promissory note since October 2003, the former employee attempted to seek a default judgment against the former ThinkSpark directors and stockholders named in the lawsuit, which was avoided as a result of answers filed by those individuals. Subsequent to June 30, 2004, the Company restructured the settlement obligation to reduce the amount due under the note to $50,000, due and payable in installments within 120 days of execution of the restructured note. Additionally, the Company issued the former employee 100,000 shares of our common stock.

In January 2001, ThinkSpark Limited, a United Kingdom subsidiary of ThinkSpark, entered into a lease for office space in London for a 15-year term. ThinkSpark was required to be a surety on this lease agreement. In October 2002, ThinkSpark Limited ceased operations in the United Kingdom and consequently breached the lease agreement. ThinkSpark Limited is now in liquidation. The landlord filed suit against ThinkSpark in the United Kingdom. In May 2003, ThinkSpark and the landlord entered into a settlement agreement. Pursuant to the terms of the settlement agreement, and in consideration of the terms of the settlement, Axtive executed a promissory note in favor of the landlord for $200,000. The promissory note bears interest at 6% per year and is payable over 12 months. As of June 30, 2004, the balance remaining due and outstanding is $17,000, all of which is past due, and is included in “Current portion – settlement notes payable” in the accompanying consolidated balance sheets. Axtive issued 121,915 restricted shares of our common stock to the landlord as security for the promissory note. Pursuant to the settlement agreement and the promissory note, the shares will be returned to us at various stages based upon payments made on the promissory note. In October 2003 and April 2004, 32,589 shares and 44,218 shares, respectively, were returned to the Company and are held by us as treasury stock. Subsequent to June 30, 2004, the promissory note was paid in full pursuant to its terms, and all remaining shares are expected to be returned and held as treasury stock. As of June 30, 2004, 45,108 shares have been treated as outstanding in the accompanying financial statements and were recorded at par value with an offset to additional paid in capital.

In December 2003, ThinkSpark received notification of a demand for arbitration based on failure to pay for services rendered under a subcontract agreement and for failure to make payments after entering into a $235,000 promissory note in November 2003 with said subcontractor for a portion of the unpaid services. The amount sought was $304,000 plus interest and attorneys’ fees and costs. In April 2004, ThinkSpark entered into a

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

settlement and escrow agreement with the subcontractor and the original contracting party whereby ThinkSpark agreed to escrow $75,000 and the original contracting party agreed to escrow $100,000 pending fulfillment of certain requirements by all parties. As of June 30, 2004, the parties had fulfilled their obligations under the settlement and escrow agreement, all funds were distributed, and all liabilities were satisfied. A $6,000 gain was recorded on the settlement and is included in “Gain/(loss) on the extinguishment of debt” on the accompanying consolidated statements of operations for the three and six months ended June 30, 2004.

ThinkSpark was sued in state court in Cuyahoga County, Ohio, for breach of a November 1998 lease agreement for office space in Cleveland, Ohio, which has been vacated by ThinkSpark. The landlord obtained a judgment in March 2003 for approximately $203,000 plus 10% per year until paid and all costs, including collection costs. The landlord has sought to domesticate the judgment in state court in Texas and ThinkSpark has been served with post-judgment discovery. ThinkSpark has been in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $50,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability” at June 30, 2004.

In August 2003, ThinkSpark was sued in Greene County, Ohio for breach of a November 1998 lease agreement extension for office space in Dayton, Ohio, which has been vacated by ThinkSpark. In September 2003, the landlord obtained a judgment for $55,556 plus post-judgment interest of 10% per year until paid and all of the landlord’s costs in connection with the lawsuit. ThinkSpark has been in discussions with the landlord to settle the judgment; however, we can give no assurance that ThinkSpark will be able to enter into a settlement. Management’s estimate of the potential liability has been recorded at $56,000 and is included in the accompanying consolidated balance sheets as “Lease termination liability” at June 30, 2004

In July 2003, ThinkSpark was sued for breach of a lease agreement for office space in Las Vegas, Nevada. The landlord seeks damages in excess of $10,000 for one month’s rent plus attorney’s fees and costs of the suit. In June 2004, we entered into an agreement to settle the suit for $7,000, where upon full payment the landlord has agreed to set aside the judgment.

Other Legal Proceedings

In February 2004, The Visionary Group, Inc., a now-defunct subsidiary of the Company, was notified by Debt Acquisition Company of America (“DACA”) that a bankruptcy claim totaling $48,000 that was sold for $21,600 by The Visionary Group to DACA had been disallowed by the bankruptcy court and DACA was seeking return of the full $21,600. DACA has threatened legal action against The Visionary Group and the Company. The Visionary Group has notified DACA that it ceased business in December 2002 and has no assets or operations. We do not believe that this matter will have a material adverse effect on our financial condition or results of operations.

The Company is involved in other legal proceedings arising in the ordinary course of business and has several judgments totaling approximately $12,000 pending against it. As of June 30, 2004, the judgments are recorded in “Other liabilities” in the accompanying consolidated balance sheets. In June 2004, one previously recorded judgment for $33,400 was settled for $12,000; the gain is included in “(Gain)/loss on extinguishment of debt” in the accompanying consolidated statements of operations for the three and six months ended June 30, 3004. We do not expect the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows of the Company as a whole. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

AXTIVE CORPORATION and SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2004

Axtive and its subsidiaries are involved in other legal proceedings arising in the ordinary course of business. We believe that none of these other legal proceedings will have a material adverse effect on our financial condition or results of operations.

15. SUBSEQUENT EVENTS

In July 2004, two of the Company’s subsidiaries, UDT Consulting, Inc. and Virtually There, Inc., received notification from the Trustee of DIC Creditors’ Trust that it seeks to obtain reimbursement of avoidable payments on behalf of the Estate of Daisytek, Incorporated. The Trustee claims that transfers in the amounts of approximately $51,000 and $33,000 which were made to UDT Consulting and Virtually There, respectively, were made within 90 days of Daisytek filing for protection under Chapter 11 of the U.S. Bankruptcy Code and that these transfers constitute avoidable preference payments. We believe that we have strong defenses for both claims and, therefore, have not recorded a liability related to such claims. We believe the claims will have no material adverse effect on our financial condition or results of operations.

In July 2004, the Company entered into an addendum to a matured operating lease with GE Capital Corporation to finance the purchase of furniture and equipment for approximately $185,000. The addendum provides for financing of the amount due for a term of 24 months, at 9.5% interest, with a purchase option of $1.00 upon full payment. A payment of $20,000 was paid upon signing of the addendum and a payment of $10,000 was paid in July 2004. There are 22 additional payments of $7,758, each due on the first day of each month beginning on August 1, 2004 and continuing through May 1, 2006.

In July 2004, the Company entered into a three-year senior secured convertible variable rate term note, for an aggregate principal amount of $4,000,000 with Laurus Master Fund, Ltd. The note bears a variable interest rate of Wall Street Journal Prime plus 2%, with a 6% minimum, subject to possible future adjustments based on our common stock price that may reduce the rate. The repayment terms consist of monthly amortizing payments of the outstanding principal plus interest, both payable in either cash or Axtive common stock, or a combination thereof. The net note proceeds of $3.8 million, after payment of fees and expenses, were required to be placed in a restricted cash account under the dominion and control of Laurus. The net note proceeds are intended to be used for acquisitions and any release of the proceeds is subject to the approval of Laurus. The note is secured by the depositary account and any funds distributed from the account will be secured by the accounts receivable and other assets of any acquired company, as well as pledge of its capital stock or other equity. If the Company elects or is required to make payments under the note in cash, the payments will be at 101% of the monthly principal amount due. If the Company satisfies certain conditions to make payments with shares of its common stock, the number of shares will be determined based upon a fixed conversion price of $0.40, which is based upon 102% of the 10-day average closing prices prior to the closing and which will remain fixed for the term of the note subject to adjustments upon the occurrence of certain events. Generally, if the Company elects to prepay all or part of the outstanding principal of the note, it will be subject to substantial prepayment penalties of 20% or 30%. The Company also issued Laurus warrants to purchase 750,000 shares of Axtive common stock at an exercise price equal to 120% of the fixed conversion price, or $0.48 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the Delaware General Corporation Law (the “DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant’s Amended and Restated Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses Of Issuance And Distribution

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$2,183.32
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$15,000.00

Total	$32,183.32

Item 26. Recent Sales Of Unregistered Securities

Securities Purchase Agreement with Laurus Master Fund, Ltd.

In July 2004, we entered into a three-year senior secured convertible variable rate term note, for a total principal amount of $4,000,000, with Laurus Master Fund, Ltd. The note bears a variable interest rate of Wall Street Journal Prime plus 2%, with a 6% minimum, subject to possible future adjustments based on our common stock price that may reduce the rate. The repayment terms consist of monthly amortizing payments of the outstanding principal plus interest, both payable in either cash or Axtive common stock, or a combination. The net note proceeds of $3.8 million, after payment of fees and expenses, were required to be placed in a restricted cash account under the dominion and control of Laurus. The net note proceeds are intended to be used for acquisitions and any release of the proceeds is subject to the approval of Laurus. The note is secured by the depositary account and any funds distributed from the account will be secured by the accounts receivable and other assets of any acquired company, as well as pledge of its capital stock or other equity. If we elect or are required to make payments under the note in cash, the payments will be at 101% of the monthly principal amount due. If we satisfy certain conditions to make payments with shares of our common stock, the number of shares will be determined based upon a fixed conversion price of $0.40, which is based upon 102% of the 10-day average closing prices prior to the closing and which will remain fixed for the term of the note subject to adjustments upon the occurrence of certain events. Therefore, the total principal amount of the note is convertible into 10,000,000 shares of common stock. Generally, if we elect to prepay all or part of the outstanding principal of the note, we will be subject to substantial prepayment penalties of 20% or 30%. As part of the Laurus transaction, we issued Laurus warrants to purchase 750,000 shares of common stock at an exercise price equal to 120% of the fixed conversion price, or $0.48 per share.

We also entered into a Registration Rights Agreement, dated July 30, 2004, with Laurus. Pursuant to the terms of the Laurus Registration Rights Agreement, we are required to register the shares of common stock issuable upon the conversion of the Laurus note and upon exercise of the Laurus warrants, and those shares are included in this prospectus.

Private Placement of Common Stock

Pursuant to a Subscription and Securities Purchase Agreement, dated February 26, 2004, we agreed to sell a total of 39,375,641 shares of our common stock at a purchase price of $.07687 per share to B/K Venture Capital, LLP, Sandera Partners, L.P., G. C. Beachum III, W. Robert Dyer, Jr., Jack E. Brown, GCA Strategic Investments Fund Limited, Paul Morris and U.S. Technology Investors, LLC in a private offering. We issued 23,459,087 of these shares on February 26, 2004 and 571,090 of these shares on March 5, 2004. Pursuant to the terms of the February 2004 Purchase Agreement, B/K Venture Capital, LLP and Sandera Partners, L.P. agreed to purchase the additional 15,345,464 shares of common stock on a monthly basis, in varying amounts, from March 2004 to November 2004. All of the purchases, pursuant to the February 2004 private offering, that have been completed prior to the date of this prospectus are listed below. Each of the purchasers in the February 2004 private offering are parties to a Registration Rights Agreement, dated February 26, 2004. Pursuant to the terms of the February 2004 Registration Rights Agreement, each of the purchasers in the February 2004 private offering have exercised their incidental registration rights to include their shares of common stock in this prospectus.

As consideration for the February 26, 2004 issuances, we received gross proceeds of approximately $1.8 million, consisting of $1.05 million in cash and $780,000 in consideration of the conversion of promissory notes and related warrants issued by Axtive. Of the net cash proceeds, after paying legal expenses related to the offering, we have used $167,000 to repay short-term notes and a 12% promissory note issued to one of our investors, $456,000 to satisfy past due liabilities and $296,000 to settle judgments and promissory notes from prior acquisitions. The balance was used for working capital and general corporate purposes. As consideration for the March 5, 2004 issuance, we received $43,900 in consideration of the conversion of a promissory note and related warrant issued by Axtive to U.S. Technology Investors, LLC.

The additional purchases by B/K Venture Capital, LLP and Sandera Partners, L.P. were established as contractual commitments subject only to our delivery of an appropriate officers’ certificate on the scheduled closing date, or other mutually agreed date, which would reaffirm our representations and warranties, fulfillment of customary conditions to closing, and performance of covenants. We have received additional gross proceeds of $732,500 from B/K Venture Capital, LLP and Sandera Partners, L.P. in connection with their monthly purchases from March 2004 through July 2004, all of which was used or will be used for working capital and general corporate purposes. Closing of the additional purchases scheduled for August, September, and October 2004 is pending upon completion of funding by B/K Venture Capital, LLP and Sandera Partners, L.P.

We paid no commissions in connection with issuance of the new shares of common stock in 2004. The new shares of common stock were issued by the Company in reliance upon an exemption from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act. A Form D was filed with the SEC.

Summary of the February 2004 Private Offering

Purchaser	Number of Shares of Common Stock Purchased	Consideration	Closing Date
B/K Venture Capital, LLP	8,455,768	$650,000	February 26, 2004
B/K Venture Capital, LLP	2,601,775	$200,000	March 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	April 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	May 19, 2004
B/K Venture Capital, LLP	936,639	$72,000	June 25, 2004
B/K Venture Capital, LLP	936,639	$72,000	August 11,2004
B/K Venture Capital, LLP (1)	936,639	$72,000	August 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	September 24, 2004
B/K Venture Capital, LLP	936,631	$71,000	October 26, 2004
B/K Venture Capital, LLP	936,630	$71,615	November 26, 2004
Sandera Partners, L.P.	4,813,284	$370,000	February 26, 2004
Sandera Partners, L.P.	1,092,746	$84,000	March 26, 2004
Sandera Partners, L.P.	521,981	$40,125	April 26, 2004
Sandera Partners, L.P.	521,981	$40,125	May 19, 2004
Sandera Partners, L.P.	521,981	$40,125	June 25, 2004
Sandera Partners, L.P.	521,981	$40,125	August 11,2004
Sandera Partners, L.P. (2)	521,981	$40,125	August 26, 2004
Sandera Partners, L.P.	521,981	$40,125	September 24, 2004
Sandera Partners, L.P.	521,981	$40,125	October 26, 2004
Sandera Partners, L.P.	521,981	$40,125	November 26, 2004
W. Robert Dyer, Jr.	325,222	$25,000	February 26, 2004
G. C. Beachum, III	174,853	Conversion of note in original principal amount of $13,441 and warrants exercisable into 67,205 shares of common stock	February 26, 2004
Jack E. Brown	733,831	Conversion of note in original principal amount of $56,410 and warrants exercisable into 282,050 shares of common stock	February 26, 2004

Purchaser	Number of Shares of Common Stock Purchased	Consideration	Closing Date
GCA Strategic Investment Fund Limited	8,695,951	Conversion of note in original principal amount of $668,463 and warrants exercisable into 3,342,315 shares of common stock	February 26, 2004
Paul Morris	260,178	Conversion of note in original principal amount of $20,000 and warrants exercisable into 100,000 shares of common stock	February 26, 2004
U.S. Technology Investors, LLC	571,090	Conversion of note in original principal amount of $43,900 and warrants exercisable into 219,500 shares of common stock	March 5, 2004

(1)	B/K Venture Capital, LLP agreed to purchase an aggregate of 18,532,638 shares of common stock pursuant to the February 2004 Purchase Agreement, of which 3,728,539 shares of common stock remain to be purchased on the indicated closing dates or on earlier or later dates as mutually agreed.
(2)	Sandera Partners, L.P. agreed to purchase an aggregate of 10,081,878 shares of common stock pursuant to the February 2004 Purchase Agreement, of which 2,087,924 shares of common stock remain to be purchased on the indicated closing dates or on earlier or later dates as mutually agreed.

Conversion of Preferred Stock

On February 26, 2004, all of the holders of the Series A Preferred Stock elected to convert their outstanding shares of Series A Preferred Stock into common stock. In accordance with the terms of the Series A Preferred, the conversion price was $1.00 per share. In addition, our board of directors declared the cumulative dividends on the Series A Preferred Stock that had accumulated through February 26, 2004, which totaled $823,221. Pursuant to the terms of the Series A Preferred Stock, these dividends were paid through the issuance of common stock at the same rate that the Series A Preferred Stock was converted into common stock. A total of 7,648,221 shares of our common stock was issued, comprised of 6,825,000 shares for the conversion of 6,825 shares of Series A Preferred Stock and 823,221 shares in payment of the preferred dividends. At the same time as this conversion, the preferred stockholders agreed to waive and terminate all warrants issued in conjunction with their previous purchases of Series A Preferred Stock.

Each of the holders of the Series A Preferred Stock is a party to a Registration Rights Agreement, dated May 23, 2003, or a Restated Registration Rights Agreement, dated May 23, 2003. Pursuant to the terms of the these Registration Rights Agreements, all of the following holders of converted Series A Preferred Stock except Kerry Osborne have exercised their incidental registration rights to include their shares of common stock in this prospectus.

Summary of the Series A Preferred Stock Conversions

Series A Preferred Stock Holder	Number of Shares of Common Stock Received
Sandera Partners, L.P.	2,571,660
GCA Strategic Investment Fund Limited	1,129,998
Global Capital Funding Group, L.P.	1,441,663
Paul Morris	115,333
Jack E. Brown	115,333
Alexander C. Rankin	115,333
Rex V. Jobe	69,200
U.S. Technology Investors, LLC	92,267
Demand Aggregation Solutions, LLC (1)	1,272,000
Beachum Investments, LLC	381,600
Kerry Osborne	159,000
Graham C. Beachum III	184,834

(1)	Demand Aggregation Solutions, LLC subsequently transferred these shares to certain of its members and a portion of the shares were then transferred to B/K Venture Capital, LLP, an affiliate of two of the members.

Item 27. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of Edge Technology Group, Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-5193) effective July 24, 1996).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Edge Technology Group, Inc. (changing the name of the Company from Edge Technology Group to Axtive Corporation) (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2002 filed with the SEC on November 14, 2002).

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Axtive Corporation (to effect the 1-for-10 reverse stock split) (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

3.4	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the SEC on July 23, 2003).

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

4.2	Subscription and Securities Purchase Agreement, dated as of May 22, 2003, by and among Axtive, Demand Aggregation Solutions, LLC, Beachum Investments, LLC, Sandera Partners, L.P., GCA Strategic Investment Fund Limited, Kerry Osborne, and Graham C. Beachum III (incorporated by reference to Exhibit 3 the Schedule 13D dated May 23, 2003 and filed by G.C. “Scooter” Beachum III with the SEC on June 5, 2003).
4.3	First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Axtive Corporation, dated May 23, 2003 (incorporated by reference as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

Exhibit No.	Description

4.4	Acknowledgement of Discharge of Indebtedness, Release of Claims and Agreement, dated as of May 22, 2003, by and among Graham C. Beachum II, Graham C. Beachum III, and Axtive (incorporated by reference to Exhibit 1 to the Schedule 13D dated May 23, 2003 and filed by Graham C. Beachum II with the SEC on June 2, 2003).

4.5	Acknowledgement of Discharge of Indebtedness, Release of Claims and Agreement, dated as of May 22, 2003, by and among Sandera Partners, L.P. and Axtive (incorporated by reference as Exhibit 4.8 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

4.6	Registration Rights Agreement, dated May 23, 2003, by and among Axtive, Demand Aggregation Systems, LLC, Beachum Investments, LLC, Sandera Partners, L.P., GCA Strategic Investment Fund Limited, Kerry Osborne and Graham C. Beachum III (incorporated by reference as Exhibit 4.9 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

4.7	Stockholders and Voting Agreement, dated as of May 23, 2003, among Sandera Partners, L.P., Global Capital Funding Group, L.P., GCA Strategic Investment Fund Limited, and Demand Aggregation Solutions, LLC (incorporated by reference to Exhibit 4 the Schedule 13D dated May 23, 2003 and filed by Demand Aggregation Systems, LLC with the SEC on June 20, 2003).

4.8	Form of Warrant to Purchase Common Stock of Axtive Corporation, dated as of May 23, 2003, as issued to May 2003 purchasers of Series A Preferred Stock (incorporated by reference to Exhibit 5 the Schedule 13D dated May 23, 2003 and filed by G.C. “Scooter” Beachum III with the SEC on June 5, 2003).

4.9	Restated Registration Rights Agreement, dated May 23, 2002, by and among Axtive, Sandera Partners, L.P., GCA Strategic Investment Fund Limited, Global Capital Funding Group, L.P., Paul Morris, Jack Brown, Alex Rankin, U.S. Technology Investors, Inc. and Rex Jobe (incorporated by reference as Exhibit 4.12 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

4.10	Form of Restated Warrant to Purchase Common Stock of Axtive Corporation, dated as of May 23, 2003, as issued to 2002 purchasers of Series A Preferred Stock (incorporated by reference as Exhibit 4.13 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

4.11	Subscription Agreement, dated May 22, 2003, by and between Axtive and Graham C. Beachum III (incorporated by reference to Exhibit 4 the Schedule 13D dated May 23, 2003 and filed by G.C. Beachum III with the SEC on June 5, 2003).

4.12	Subscription and Securities Purchase Agreement, dated as of December 15, 2003, by and among Axtive Corporation, the Reporting Person, Jack E. Brown, Paul Morris, U.S. Technology Investors, LLC, GCA Strategic Investment Fund Limited, and Agincourt, L.P. (incorporated by reference to Exhibit 7 to the Schedule 13D dated February 26, 2004 and filed by G.C. Beachum III with the SEC on March 3, 2004).

4.13	Form of Warrant to Purchase Common Stock of Axtive Corporation, as issued to purchasers of 12% Promissory Notes pursuant to December 15, 2003 Subscription and Securities Purchase Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

4.14	Subscription and Securities Purchase Agreement, dated as of February 26, 2004, by and among Axtive Corporation, the Reporting Person, B/K Venture Capital, LLP, Sandera Partners, L.P., W. Robert Dyer, Jr., Jack E. Brown, Paul Morris, U.S. Technology Investors, LLC, GCA Strategic Investment Fund Limited, and Agincourt, L.P. (incorporated by reference to Exhibit 7 to the Schedule 13D dated February 26, 2004 and filed by G.C. Beachum III with the SEC on March 3, 2004).

Exhibit No.	Description

4.15	Registration Rights Agreement, dated as February 26, 2004, by and among Axtive Corporation, the Reporting Person, B/K Venture Capital, LLP, Sandera Partners, L.P., W. Robert Dyer, Jr., Jack E. Brown, Paul Morris, U.S. Technology Investors, LLC, GCA Strategic Investment Fund Limited, and Agincourt, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

5.1*	Opinion of Gardere Wynne Sewell LLP.

10.1	Amended and Restated 1996 Stock Option Plan (incorporated by reference to our 1996 definitive Proxy Statement filed on April 7, 1997).

10.2	2002 Stock Incentive Plan, adopted effective June 25, 2002 (incorporated by reference to Exhibit 10.27 of the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2002 and filed with the SEC on August 19, 2002).

10.3	Amendment No. 1 to 2002 Stock Incentive Plan, dated effective as of May 23, 2003 (incorporated by reference as Exhibit 10.7 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.4	Employment Agreement, dated as of January 2, 2001, between Edge and Graham C. Beachum II (incorporated by reference as Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.5	Employment Agreement, dated as of January 2, 2001, between Edge and Graham C. Beachum III (incorporated by reference as Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.6	Employment letter, dated May 9, 2003, between Axtive and Stanley D. Strifler (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

10.7	Management Services Agreement, dated as of February 14, 2003, by and between Axtive and Demand Aggregation Solutions, LLC (incorporated by reference to Exhibit 1 the Schedule 13D dated May 23, 2003 and filed by Demand Aggregation Systems, LLC with the SEC on June 20, 2003).

10.8	Agreement and Plan of Merger, dated April 8, 2002, among Edge, Visionary Acquisition Corp., The Visionary Group, Inc. and The Visionary Group Shareholders (incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed with the SEC on April 16, 2002).

10.9	Agreement and Plan of Merger, dated April 11, 2002, among Edge Technology Group, Inc., Media Resolutions Acquisition Corp., Media Resolutions, Incorporated and Media Resolutions Shareholders (incorporated by reference to Exhibit 10.24 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed with the SEC on April 16, 2002).

10.10	Agreement and Plan of Merger, dated May 30, 2002, among Edge Technology Group, Inc., VT Acquisition Corp., Virtually There, Inc. and the shareholders of Virtually There, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 30, 2002 and filed with the SEC on June 14, 2002).

10.11	Asset Purchase Agreement, dated as of May 31, 2002, by and among Universal Data Technology, Inc., its Shareholders, Edge Technology Group, Inc. and UDT Consulting, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated May 30, 2002 and filed with the SEC on June 14, 2002).

Exhibit No.	Description

10.12	Agreement and Plan of Merger by and among Axtive Corporation, Axtive Acquisition Corp., ThinkSpark Corporation and Kerry Osborne dated as of May 23, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 23, 2003 and filed with the SEC on June 9, 2003).

10.13	Assignment and Assumption Agreement, dated as of May 27, 2003, among ThinkSpark Corporation, ThinkSpark, L.P., Axtive and Merrill Lynch Business Financial Services, Inc. (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.14	Term Loan Agreement, dated as of May 27, 2003, between Axtive and Merrill Lynch Business Financial Services, Inc. (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.15	Debt Exchange Agreement, dated as of May 27, 2003, by and among ThinkSpark Corporation, Axtive and Merrill Lynch Business Financial Services, Inc. (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.16	Warrant to Purchase Common Stock of Axtive Corporation, dated May 27, 2003, and issued to Merrill Lynch Business Financial Services, Inc. (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on July 23, 2003).

10.17	Bill of Sale and Asset Purchase Agreement, dated as of June 21, 2002, by and between Axtive Software Corporation and Edge (incorporated by reference to Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, and filed with the SEC on August 19, 2002).

10.18	Factoring and Security Agreement, dated June 24, 2002, between UDT Consulting, Inc., and Landry Marks Partners, LP (incorporated by reference to Exhibit 10.29 of the Company’s Form 10-QSB for the quarterly period ended June 30, 2002 and filed with the SEC on August 19, 2002).

10.19	Factoring and Security Agreement, dated August 7, 2003, between ThinkSpark L.P., and Landry Marks Partners, LP (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

10.20	Letter of Agreement, dated August 18, 2003, among ThinkSpark Corporation, ThinkSpark, L.P., Landry Marks Partners, LP and Merrill Lynch Business Financial Services, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004).

10.21	Securities Purchase Agreement, dated July 30, 2004, by and between Axtive Corporation and Laurus Master Fund, Ltd.

10.22	Secured Convertible Term Note, dated July 30, 2004, executed by Axtive Corporation and payable to Laurus Master Fund, Ltd.

10.23	Common Stock Purchase Warrant, dated July 30, 2004, executed by Axtive Corporation to Laurus Master Fund, Ltd.

10.24	Registration Rights Agreement, dated July 30, 2004, by and between Axtive Corporation and Laurus Master Fund, Ltd.

10.25**	Restricted Account Agreement, dated July 30, 2004, by and among North Fork Bank, Axtive Corporation and Laurus Master Fund, Ltd.

Exhibit No.	Description
10.26**	Restricted Account Security Agreement, dated July 30, 2004, to Laurus Master Fund, Ltd. from Axtive Corporation

21.1*	Subsidiaries

23.1**	Consent of KBA Group LLP

23.2**	Consent of Grant Thornton LLP

23.3	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (set forth on Page II-8 of the initial filing)

*	Previously filed
**	Filed herewith

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section l0(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

(iii) include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereon duly authorized in the City of Dallas, State of Texas on October 26, 2004.

AXTIVE CORPORATION

By:	/s/ G. C. BEACHUM III
G. C. Beachum III President and Chief Operating Officer

Signature	Title	Date

* Graham C. Beachum II	Chairman of the Board And Chief Executive Officer (Principal Executive Officer)	October 26, 2004

* Stephen P. Slay	Corporate Controller (Principal Financial and Accounting Officer)	October 26, 2004

* Ron Beneke	Director	October 26, 2004

* Paul L. Morris	Director	October 26, 2004

* Brad A. Thompson	Director	October 26, 2004

* Alan W. Tompkins	Director	October 26, 2004

*By:	/s/ G. C. BEACHUM III
G. C. Beachum III, Attorney-in-Fact